     As filed with the Securities and Exchange Commission on September 21, 1998
                                                    Registration No. 333-
                                                                         ------

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                             Ohio Valley Banc Corp.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

              Ohio                               6021                      31-1359191
---------------------------------     ---------------------------      ------------------
  (State or other jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)     Classification Code Number)      Identification No.)

                                420 Third Avenue
                              Gallipolis, OH 45631
                                 (740) 446-2631
               ---------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                   James L. Dailey, Chairman of the Board and
                            Chief Executive Officer
                             Ohio Valley Banc Corp.
                                420 Third Avenue
                              Gallipolis, OH 45631
                                      (740)
                                    446-2631
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  Copies to:

John C. Vorys, Esq. and                   Terri R. Abare, Esq.
Michael D. Martz, Esq.                    Vorys, Sater, Seymour and Pease LLP
Vorys, Sater, Seymour and Pease LLP       Suite 2100, Atrium Two
52 East Gay Street                        221 East Fourth Street
Columbus, Ohio 43215                      Cincinnati, OH 45202
(614) 464-6451                            (513) 723-4001

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable following the effective date
                         of the Registration Statement

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]


                         CALCULATION OF REGISTRATION FEE
   ----------------------------- ------------------ ----------------------- ----------------------- ----------------
                                                       Proposed maximum        Proposed maximum        Amount of
      Title of each class of       Amount to be            offering               aggregate          registration
   securities being registered     registered(1)        price per unit        offering price (2)          fee
   ----------------------------- ------------------ ----------------------- ----------------------- ----------------
   Common Shares,
   without par value...........        110,000               N/A                  $2,978,743            $878.73
   ----------------------------- ------------------ ----------------------- ----------------------- ----------------

(1) Represents the maximum number of common shares of Registrant that the Registrant estimates would be issuable to shareholders of The Jackson Savings Bank pursuant to the Agreement and Plan of Reorganization.

(2) Estimated solely for purposes of computing the registration fee based upon $2,978,743, the book value of The Jackson Savings Bank common shares, $10.00 par value, to be exchanged in the merger, as of August 31, 1998, in accordance with Rule 457(f)(2) of the General Rules and Regulations under the Securities Act of 1933, as amended.

                               -------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                  OHIO VALLEY BANC CORP.                                   THE JACKSON SAVINGS BANK

                        PROSPECTUS                                              PROXY STATEMENT
                   for up to 110,000 of                           for the special meeting of shareholders of
                    the common shares,                                     The Jackson Savings Bank
       without par value, of Ohio Valley Banc Corp.                 to be held at __:__, _.m., Eastern Time
      to be issued in connection with the merger of                          on ________ __, 1998
    The Jackson Savings Bank with and into Ohio Valley
 Interim Savings Bank, a wholly-owned subsidiary of Ohio
                    Valley Banc Corp.

         This Prospectus/Proxy Statement constitutes both a prospectus of Ohio Valley Banc Corp., a bank holding company incorporated under Ohio law ("OVBC"), in respect of the common shares of OVBC to be issued to the shareholders of The Jackson Savings Bank, a state savings bank incorporated under Ohio law ("Jackson"), in connection with the proposed merger of Ohio Valley Interim Savings Bank, an interim savings bank incorporated under Ohio law and a wholly-owned subsidiary of OVBC ("Interim Bank"), with Jackson and the Proxy Statement of Jackson for use in connection with the solicitation of proxies by the Board of Directors of Jackson to be used at the Special Meeting of Shareholders of Jackson (the "Jackson Special Meeting"). Jackson shareholders will be asked at the Jackson Special Meeting to consider and act upon a proposal to adopt the Agreement and Plan of Reorganization dated April 8, 1998, by and between OVBC and Jackson (the "Agreement"), copies of which are attached hereto as Annex A, pursuant to which Interim Bank will merge with and into Jackson and Jackson shall be the surviving entity of the Merger (the "Merger").

         In accordance with the terms and subject to the conditions of the Agreement, each of the outstanding common shares of Jackson, $10 par value, will be canceled and extinguished at the time that the Merger becomes effective (the "Effective Time") in consideration and exchange for a number of OVBC common shares equal to the quotient of $163.09, divided by the mathematical average (the "Average") of the closing bid and asked prices of the OVBC common shares, as reported on the Nasdaq National Market, during the 20 trading days ending five trading days before the Effective Time. See "SUMMARY - Terms of the Merger."

         On ______ __, 1998, the last trading day before the printing of this Prospectus/Proxy Statement, the mathematical average of the bid and asked prices of the OVBC common shares on the Nasdaq National Market equaled $__.__. If, at the Effective Time, the Average were to equal to $__.__, the shareholders of Jackson would receive _____ OVBC common shares for each Jackson common share canceled and extinguished in the Merger. The average of the bid and asked prices of the OVBC common shares on _____ __, 1998, is presented for illustrative purposes only and may not be indicative of the Average at the Effective Time.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE OVBC COMMON SHARES WHICH ARE BEING OFFERED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT AND WHICH WILL BE ISSUED UPON THE CONSUMMATION OF THE MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER STATE OR FEDERAL AGENCY.

BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL BE VOTED FOR THE ADOPTION OF THE AGREEMENT, A SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST EITHER (I) NOT SIGN AND RETURN HIS PROXY OR, (II) IF HE SIGNS AND RETURNS HIS PROXY, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE ADOPTION OF THE AGREEMENT. SEE "RIGHTS OF DISSENTING SHAREHOLDERS."

       The date of this Prospectus/Proxy Statement is _________ __, 1998.

                              AVAILABLE INFORMATION

         OVBC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). OVBC has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in respect of the OVBC common shares to be issued to Jackson shareholders in the Merger. As permitted by the rules and regulations of the Commission, this Prospectus/Proxy Statement omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

         The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed with the Commission by OVBC under the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission in New York (at 7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Reports, proxy statements and other information concerning OVBC may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006 . In addition, OVBC files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a website located at http://www.sec.gov containing such information.

         This Prospectus/Proxy Statement is accompanied by a copy of OVBC's Annual Report to Shareholders for 1997 and OVBC's Quarterly Report on Form 10-Q for the quarter ended [June 30, 1998].


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Prospectus/Proxy Statement incorporates by reference certain documents of OVBC which are not presented herein or delivered herewith. These documents (without exhibits, unless such exhibits are specifically incorporated by reference into this Prospectus/Proxy Statement) are available without charge to each person, including any beneficial owner, to whom a copy of this Prospectus/Proxy Statement is delivered, upon written or oral request. Requests for such documents should be directed to Phyllis Wilcoxon, Ohio Valley Banc Corp., 420 Third Avenue, Gallipolis, OH 45631. In order to ensure timely delivery of such documents, any request should be made no later than ________ __, 1998.

         The following documents filed by OVBC with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus/Proxy
Statement: (a) OVBC's Annual Report on Form 10-K for the year ended December 31, 1997; (b) OVBC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and (c) OVBC's Current Report on Form 8-K dated April 15, 1998.

         All documents filed by OVBC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Prospectus/Proxy Statement, and any exhibits thereto, shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement, as so modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

         The following information included in OVBC's Annual Report to Shareholders for 1997 is hereby incorporated by reference: (i) Market for Registrant's Common Equity and Related Stockholder Matters (page 31 under the caption "Summary of Common Stock Data"); (ii) Selected Financial Data (page 10);
(iii) Management's

Discussion and Analysis of Financial Condition and Results of Operations (Pages 32-40); (iv) Quantitative and Qualitative Disclosures About Market Risk (pages 37 and 40 under the captions "Rate Sensitivity Analysis" and "Liquidity and Interest Rate Sensitivity," respectively; and (v) Financial Statements and Supplementary Financial Data (pages 11-30). A copy of OVBC's Annual Report to Shareholders for 1997 is being delivered with this Prospectus/Proxy Statement (the OVBC Annual Report to Shareholders for 1997 shall not be deemed to be a part of the Registration Statement, except to the extent specifically incorporated by this reference).

         In addition, the Agreement, attached hereto as Annex A, is hereby incorporated by reference.

         The information relating to OVBC contained in this Prospectus/Proxy Statement should be read together with the information in the documents incorporated by reference.

         Following the Merger, OVBC will continue to be subject to the information, reporting and proxy statement requirements of the Exchange Act.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Prospectus/Proxy Statement (including information included or incorporated by reference herein) contains forward-looking statements that involve risks and uncertainties. This Prospectus/Proxy Statement contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of OVBC and Jackson on a proforma combined basis following the consummation of the Merger, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions.

         These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings from the Merger cannot be fully realized within the expected time frame; (2) revenues following the Merger are lower than expected, or deposit attrition, operating costs or customer pressures among depository and other financial institutions increase significantly; (3) costs or difficulties related to the Merger are greater than expected; (4) changes in the interest rate environment reduce margins; (5) general economic or business conditions are less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (6) legislation or regulatory changes adversely affect the businesses in which OVBC and Jackson will be engaged; and (7) changes in the securities markets.






        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OVBC OR JACKSON. NEITHER THIS PROSPECTUS/PROXY STATEMENT, NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS/PROXY STATEMENT, CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF OVBC OR JACKSON SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.

                                TABLE OF CONTENTS
                                -----------------


                                                                                                               Page
                                                                                                               ----
AVAILABLE INFORMATION............................................................................................ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.....................................................iii

SUMMARY...........................................................................................................1
         Introduction.............................................................................................1
         Parties to the Agreement.................................................................................1
         Special Meeting of Jackson Shareholders..................................................................2
         Reasons for the Merger...................................................................................3
         Opinion of Keller & Company, Inc.........................................................................3
         Terms of the Merger......................................................................................3
         Recommendation of the Board of Directors of Jackson......................................................5
         Interests of Certain Persons in the Merger...............................................................5
         Comparison of Rights of Holders of OVBC Shares and Jackson Shares........................................5
         Exchange of Certificates Evidencing OVBC Shares and Jackson Shares.......................................6
         Resale of OVBC Shares....................................................................................6
         Dissenters' Rights.......................................................................................6
         Market Prices............................................................................................7

SELECTED FINANCIAL DATA OF OVBC AND JACKSON.......................................................................7

COMPARATIVE PER SHARE DATA.......................................................................................11

PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)................................................13

THE MERGER.......................................................................................................21
         Introduction............................................................................................21
         Background and Reasons for the Merger...................................................................21
         Opinion of Keller & Company, Inc........................................................................22
         Recommendation of the Board of Directors of Jackson.....................................................25
         Exchange of Jackson Shares..............................................................................25
         Exchange of Certificates Evidencing OVBC Shares and Jackson Shares......................................25
         Representations, Warranties and Covenants...............................................................26
         Conditions..............................................................................................26
         Regulatory Approvals....................................................................................27
         Effective Time..........................................................................................27
         Termination and Amendment...............................................................................27
         Interests of Certain Persons in the Merger..............................................................27
         Management and Operations of OVBC Following the Consummation of the Merger..............................28
         Resale of OVBC Common Shares............................................................................28
         Income Tax Consequences.................................................................................28
         Accounting Treatment....................................................................................29

MARKET PRICES....................................................................................................29

RIGHTS OF DISSENTING SHAREHOLDERS................................................................................30

SPECIAL MEETING OF JACKSON SHAREHOLDERS..........................................................................31
         Date, Time and Place....................................................................................31
         Purpose of Meeting......................................................................................31
         Shares Outstanding and Entitled to Vote and Record Date.................................................32
         Vote Required...........................................................................................32
         Voting and Solicitation and Revocation of Proxies.......................................................32

BUSINESS OF OVBC.................................................................................................33

MANAGEMENT OF OVBC...............................................................................................35
         Summary Compensation Table..............................................................................35
         Directors' Compensation.................................................................................37
         Transactions with Certain Related Persons...............................................................37

SECURITY OWNERSHIP OF OVBC.......................................................................................38

JACKSON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................39
         Comparison of Results of Operations for the Nine Months Ended June 30, 1998 and 1997....................39
         Comparison of Results of Operations for the Years Ended September 30, 1997 and 1996.....................39
         Noninterest Income......................................................................................42
         Changes in Financial Condition from September 30, 1997 to June 30, 1998.................................43
         Changes in Financial Condition from September 30, 1996 to September 30, 1997............................43
         Asset/Liability Management..............................................................................45
         Capital Resources.......................................................................................46
         Liquidity...............................................................................................46
         Impact of Inflation.....................................................................................47
         Year 2000...............................................................................................47
         Anticipated Impact of Recently Issued Accounting Pronouncements.........................................47

BUSINESS OF JACKSON..............................................................................................48
         General.................................................................................................48
         Lending Activities......................................................................................48
         Investment Activities...................................................................................50
         Deposits and Borrowings.................................................................................50
         Competition.............................................................................................50
         Properties..............................................................................................51
         Personnel...............................................................................................51
         Legal Proceedings.......................................................................................51

SECURITY OWNERSHIP OF JACKSON....................................................................................51

JACKSON MANAGEMENT INFORMATION...................................................................................52

REGULATION OF FINANCIAL INSTITUTIONS.............................................................................52
         Regulation of Bank Holding Companies....................................................................52
         Regulation of Ohio State Chartered Banks and Ohio State Chartered Savings Banks.........................53
         Federal Deposit Insurance Corporation Insurance Funds...................................................53
         Transactions with Affiliates............................................................................54
         Interstate Banking and Branching........................................................................54
         Regulatory Capital......................................................................................54
         Prompt Corrective Regulatory Action.....................................................................55
         Limits on Dividends and Other Payments..................................................................56
         Federal Home Loan Banks.................................................................................56

DESCRIPTION OF OVBC SHARES.......................................................................................57
         General.................................................................................................57
         Dividend Rights.........................................................................................57
         Provisions in the OVBC Amended Articles and Regulations Which May Be Deemed to Have
         Anti-Takeover Effects...................................................................................58
         Ohio Statutes That Have Anti-Takeover Effects...........................................................58

COMPARISON OF RIGHTS OF HOLDERS OF OVBC COMMON SHARES AND HOLDERS OF JACKSON SHARES..............................59
         General.................................................................................................59
         Board of Directors......................................................................................60
         Voting Rights...........................................................................................60
         Antitakeover Provisions.................................................................................61
         Preemptive Rights.......................................................................................61
         Dividends...............................................................................................61
         Anti-Takeover Statutes..................................................................................61
         Director and Officer Liability and Indemnification......................................................61

LEGAL MATTERS....................................................................................................63

EXPERTS..........................................................................................................63

INDEX TO FINANCIAL STATEMENTS OF THE JACKSON SAVINGS BANK.......................................................F-1
ANNEXES:
         ANNEX A:.Agreement and Plan of Reorganization (excluding exhibits)
         ANNEX B:.Fairness Opinion of Keller & Company, Inc.
         ANNEX C:.Section 1701.85 of the Ohio Revised Code

                                     SUMMARY

         The following is a summary of some of the matters to be considered in connection with the Jackson Special Meeting and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement, the Annexes attached hereto and the other documents referred to herein.

INTRODUCTION

         On April 8, 1998, Ohio Valley Banc Corp. ("OVBC") and The Jackson Savings Bank ("Jackson") entered into the Agreement and Plan of Reorganization (the "Agreement"). Pursuant to the Agreement, Ohio Valley Interim Savings Bank, an interim savings bank incorporated under Ohio law and organized by OVBC exclusively for the purposes of this transaction ("Interim Bank"), will merge with and into Jackson and Jackson shall be the survivor of the merger (the "Merger"). If the Agreement is adopted by the affirmative vote of the holders of two-thirds of the issued and outstanding common shares of Jackson, $10 par value (the "Jackson Shares"), and if all other conditions to the consummation of the Merger are satisfied, the Merger will be consummated. At the time at which the Merger becomes effective (the "Effective Time"), each of the outstanding Jackson Shares will be canceled and extinguished in consideration and exchange for a number of OVBC Shares, no par value (the "OVBC Shares"), equal to the quotient of $163.09, divided by the mathematical average of the closing bid and asked prices of the OVBC Shares on the Nasdaq National Market for a period of 20 trading days ending five trading days before the Effective Time (the "Average"). As used in this Prospectus/Proxy Statement, the term "Exchange Ratio" refers to the foregoing basis upon which the Jackson Shares will be exchanged for OVBC Shares at the Effective Time in accordance with the Agreement. See "THE MERGER - Exchange of Jackson Shares." The Exchange Ratio was determined as a result of arms-length negotiations between the Boards of Directors of OVBC and Jackson. See "THE MERGER - Background and Reasons for the Merger."

         As of the date of this Prospectus/Proxy Statement, there were [19,400] Jackson Shares issued and outstanding and [2,738,995] OVBC Shares issued and outstanding.

         On ______ __, 1998, the last trading day before the printing of this Prospectus/Proxy Statement, the mathematical average of the bid and asked prices of the OVBC Shares on the Nasdaq National Market equaled $__.__. If, at the Effective Time, the Average were to equal $__.__, the shareholders of Jackson would receive _____ OVBC Shares for each Jackson Share canceled and extinguished in the Merger. The average of the bid and asked prices of the OVBC Shares on _____ __, 1998, is presented for illustrative purposes only and may not be indicative of the Average at the Effective Time.

PARTIES TO THE AGREEMENT

         OVBC. OVBC is an Ohio corporation and bank holding company. OVBC is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). OVBC commenced operations on October 23, 1992 as a one-bank holding company, with The Ohio Valley Bank Company (the "Bank") being its only subsidiary. The Bank is wholly-owned by OVBC.

         The Bank was organized on September 24, 1872 and is a state-chartered bank headquartered in Gallipolis, Ohio. The Bank is subject to regulation, supervision and examination by the Ohio Division of Financial Institutions (the "Division") and the Federal Deposit Insurance Corporation ("FDIC"). The deposits of the Bank are insured up to applicable limits by the Bank Insurance Fund ("BIF") of the FDIC.

         The Bank is a full-service financial institution offering a variety of commercial, retail and agricultural banking services. Loans of all types and checking, savings and time deposits are offered, along with such services as safe deposit boxes, issuance of travelers' checks and administration of trusts. The Bank presently has 11 offices, 6 of which offer drive-up services.

         In April 1996, OVBC opened a consumer finance company operating under the name of Loan Central, Inc. with offices in Gallipolis, Ohio, South Point, Ohio and Jackson, Ohio. See "BUSINESS OF OVBC."

         JACKSON. Jackson is a state-chartered savings bank located in Jackson, Ohio. Organized as a mutual savings and loan association in 1899 under the name "The Jackson Building, Loan and Savings Company," Jackson converted from mutual to stock form in 1992. Jackson conducts business from its office at 221 Main Street, Jackson, Ohio 45640.

         Jackson is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential or other real property. Jackson also originates home improvement loans and consumer loans. Loan funds are obtained primarily from savings deposits and loan principal repayments. In addition to originating loans, Jackson invests in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions and other investments permitted by applicable law.

         Jackson is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati. Jackson is subject to regulation, supervision and examination by the Division and the FDIC. Deposits at Jackson are insured up to applicable limits by the BIF.

SPECIAL MEETING OF JACKSON SHAREHOLDERS

         The special meeting of shareholders of Jackson will be held at _:__ p.m., Eastern Time, on ______ __, 1998, at ______________________, Jackson, Ohio
45640 (the "Jackson Special Meeting"). At the Jackson Special Meeting, Jackson shareholders will be asked to consider and act upon (i) a proposal to adopt the Agreement and (ii) such other business as may properly come before the Jackson Special Meeting and any adjournment thereof. Only the holders of record of Jackson Shares outstanding at the close of business on ______ __, 1998 (the "Jackson Record Date"), will be entitled to notice of and to vote at the Jackson Special Meeting and any adjournment thereof. The affirmative vote of the holders of two-thirds of the outstanding Jackson Shares, voting in person or by proxy, is required to adopt the Agreement. As of the Jackson Record Date, [19,400] Jackson Shares were outstanding and entitled to vote and were held of record by [60] shareholders. The affirmative vote, therefore, of the holders of [12,934] Jackson Shares will be necessary to adopt the Agreement.

         As of the Jackson Record Date, the directors and executive officers of Jackson owned, in the aggregate, [3,895] Jackson Shares, or approximately [20%] of the outstanding Jackson Shares. The directors of Jackson have entered into letter agreements (the "Letter Agreements") with OVBC in their capacities as shareholders and have agreed to vote all of their respective Jackson Shares FOR the adoption of the Agreement. The terms of the Letter Agreements expressly provide that the ability of the Jackson directors to fulfill their fiduciary obligations to Jackson is not affected by the Letter Agreements. Assuming the affirmative vote of all Jackson Shares owned by the directors and executive officers of Jackson, the affirmative vote of the holders of an additional [9,039] Jackson Shares, representing an additional [46.6%] of the outstanding Jackson Shares, will be necessary to adopt the Agreement. See "SPECIAL MEETING OF JACKSON SHAREHOLDERS - Shares Outstanding and Entitled To Vote and Record Date - Vote Required."

         The Jackson shareholders present, in person or by proxy, at the Jackson Special Meeting will constitute a quorum at the Jackson Special Meeting. Each Jackson shareholder will be entitled to one vote for each Jackson Share held. Under Ohio law, shares which are held by a nominee for a beneficial owner and which are represented in person or by proxy at the Jackson Special Meeting, but which are not voted with respect to the adoption of the Agreement ("non-votes"), will be counted as present for purposes of establishing a quorum. The effect of an abstention or non-vote will be the same as a vote against the adoption of the Agreement.

         The Jackson Shares represented by each properly executed proxy received before the Jackson Special Meeting and not revoked prior to use will be voted at the Jackson Special Meeting, or any adjournment thereof, as specified on such proxy or, in the absence of specific instructions to the contrary, will be voted FOR the adoption of the Agreement. The management proxies of Jackson may not vote proxies in favor of the adjournment of the Jackson Special Meeting if such proxies contain instructions that they be voted against the adoption of the Agreement. Any Jackson shareholder who has executed and returned a proxy may revoke such proxy at any time before it is voted by executing and returning to Jackson a proxy bearing a later date or by giving notice of revocation to Jackson in writing or at the Jackson Special Meeting. The mere presence at the Jackson Special

Meeting of a Jackson shareholder who has executed and returned a proxy will not revoke the proxy. See "SPECIAL MEETING OF JACKSON SHAREHOLDERS - Voting and Solicitation and Revocation of Proxies."

REASONS FOR THE MERGER

         OVBC. After careful review and consideration, the Board of Directors of OVBC unanimously concluded on April 8, 1998, that the consummation of the Merger would be in the best interests of OVBC, its shareholders and its customers. Such conclusion was primarily based on the fact that the Merger will expand and enhance OVBC's banking activities in Jackson County. In addition, the Board of Directors of OVBC believes that the opportunity to obtain the services of Jackson's experienced staff will be a benefit to OVBC and its shareholders. See "BACKGROUND AND REASONS FOR THE MERGER."

         JACKSON. The Board of Directors of Jackson unanimously concluded that the Merger is in the best interests of Jackson and its shareholders. The Merger presents an opportunity for the shareholders of Jackson to exchange their Jackson Shares in a non-taxable transaction for OVBC's publicly traded shares at a premium relative to Jackson's book value per share. The OVBC Shares are listed on the Nasdaq National Market and are held by approximately [1,388] shareholders. These characteristics indicate a market for Jackson shareholders who choose to sell their stock after the Merger.

         The Board identified various characteristics of OVBC that the Board believed would provide the foundation for a combination that would benefit Jackson's shareholders, its employees, its customers and the communities it serves. OVBC is large enough to support the staff and the technology necessary to offer products and services that Jackson does not offer. Commercial banking, participation in the secondary market and automated teller machines are just a few examples of the products and services that will be available to Jackson's customers as a result of the Merger. The proximity of OVBC's headquarters to Jackson's offices will facilitate the communication, employee training and technological support which are necessary to a smooth transition and to the successful expansion of products and services in the Jackson office.

         On April 8, 1998, at the conclusion of arm's length negotiations between Jackson and OVBC, the Board of Jackson met to consider approval of the terms of the Agreement. At the meeting, a representative of Keller & Company, Inc., met with the Board to review the financial components of the Merger and advised the Board that, in the opinion of Keller & Company, Inc., the exchange ratio was fair to the Jackson shareholders from a financial point of view.

         Based on these and other considerations, the directors of Jackson concluded that the terms of the Merger, as set forth in the Agreement, were in the best interests of Jackson and its shareholders. See "THE MERGER - Background and Reasons for the Merger."

OPINION OF KELLER & COMPANY, INC.

         Keller & Company, Inc., a thrift consulting firm located in Columbus, Ohio ("Keller"), has rendered its opinion to the Board of Directors of Jackson that, as of April 8, 1998 and as of the date of this Prospectus/Proxy Statement that, as of such dates, the Exchange Ratio was fair from a financial point of view to the shareholders of Jackson. A general description of the procedures followed, assumptions and qualifications made and matters considered by Keller and a description of the limitations of its opinion is contained in this Prospectus/Proxy Statement under the caption "THE MERGER - Opinion of Keller & Company, Inc." A copy of the opinion of Keller is attached hereto as Annex B.

TERMS OF THE MERGER

         EXCHANGE OF JACKSON SHARES. At the Effective Time, Interim Bank will merge with and into Jackson and Jackson will thereafter be the continuing and surviving corporation. As a result of the consummation of the Merger, each of the Jackson Shares will be canceled and extinguished in consideration and exchange for a number of OVBC

Shares equal to the quotient of $163.09, divided by the Average. As of the Jackson Record Date, there were [19,400] Jackson Shares issued and outstanding. See "THE MERGER - Exchange of Jackson Shares."

         On ______ __, 1998, the last trading day before the printing of this Prospectus/Proxy Statement, the mathematical average of the bid and asked prices of the OVBC Shares on the Nasdaq National Market equaled $__.__. If, at the Effective Time, the Average were to equal to $__.__, the shareholders of Jackson would receive _____ OVBC Shares for each Jackson Share canceled and extinguished in the Merger. The average of the bid and asked prices of the OVBC Shares on _____ __, 1998, is presented for illustrative purposes only and may not be indicative of the Average at the Effective Time.

         No fractional shares of OVBC will be issued in the Merger. In lieu of any such fractional shares, OVBC will pay to each holder of Jackson Shares who otherwise would be entitled to receive a fraction of an OVBC Share an amount in cash equal to the Average, multiplied by such fraction.

         REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of OVBC and Jackson has made certain representations and warranties in the Agreement in respect of various matters, including but not limited to, the corporate organization and financial condition of each. In addition, Jackson has made certain covenants in respect of various matters, including, but not limited to, the conduct of its business between the date of the Agreement and the Effective Time. See "THE MERGER - Representations, Warranties and Covenants."

         CONDITIONS AND EFFECTIVE TIME. The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, but not limited to, the adoption of the Agreement by the affirmative vote of the holders of two-thirds of the issued and outstanding Jackson Shares; the receipt of all necessary regulatory approvals; the exercise of dissenters' rights by the holders of no more than 7.5% of the outstanding Jackson Shares; the absence of any material adverse change in the business, operations, properties, assets or financial condition of OVBC or Jackson since April 8, 1998; and a minimum Jackson shareholders' equity in the amount of $2,751,288, exclusive of certain expenses of the Merger and accounting adjustments. Following the satisfaction or waiver of all such conditions, a Certificate of Merger will be filed as soon as practicable with the Superintendent of the Division (the "Superintendent") and with the Ohio Secretary of State, after which the Merger will be effective. It is currently anticipated that the Merger will be consummated during the fourth quarter of 1998. See "THE MERGER - Conditions - Effective Time."

         REGULATORY APPROVALS. OVBC has filed applications with the Federal Reserve Board and the Division, and Jackson and OVBC have filed an application with the FDIC, all of which applications seek approval of the Merger. It is anticipated that such approvals will be received during the third quarter or early fourth quarter of 1998.

         TERMINATION. The Agreement may be terminated and the Merger abandoned upon the occurrence of certain events, including, but not limited to, the mutual agreement of the parties, the failure to satisfy or waive all conditions or the failure to consummate the Merger on or before December 3l, 1998. See "The MERGER
- Termination and Amendment."

         TAX AND ACCOUNTING TREATMENT. The following is a summary discussion of the material federal income tax consequences of the Merger. This summary does not purport to discuss all aspects of federal income taxation that may be applicable to particular shareholders, some of whom may be subject to special rules, nor does it address any aspects of state, local or foreign tax laws. This summary is based upon current law, which is subject to change. Jackson shareholders are advised to consult their own tax advisors.

         The consummation of the Merger is conditioned upon the receipt of an opinion of counsel to the effect that the Merger will constitute a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code, as amended (the "Code"). OVBC and Jackson have received an opinion of counsel that the Merger will constitute a non-taxable reorganization for federal income tax purposes and that no gain or loss will be recognized by the shareholders of Jackson upon the issuance of OVBC Shares to them. A gain or loss will be recognized, however, on cash received upon the exercise of dissenters' rights by Jackson shareholders and on cash received in lieu of fractional shares. Neither the opinion of counsel nor the discussion of federal income tax consequences in this Prospectus/Proxy Statement is binding upon either the Internal Revenue Service (the "IRS") or the courts. See "THE MERGER - Income Tax Consequences" and "RIGHTS OF DISSENTING SHAREHOLDERS."

         The Merger, if completed as proposed, will qualify as a pooling-of-interests for financial accounting purposes.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF JACKSON

         The Board of Directors of Jackson believes that the consummation of the Merger is in the best interests of Jackson and its shareholders. Accordingly, the Board of Directors of Jackson unanimously recommends that the Jackson shareholders vote FOR the adoption of the Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         As of the Jackson Record Date, the directors and executive officers of Jackson owned, in the aggregate, [3,895] Jackson Shares, or approximately [20%] of the outstanding Jackson Shares. The directors of Jackson have entered into the Letter Agreements with OVBC in their capacities as shareholders and have agreed to vote all of their respective Jackson Shares FOR the adoption of the Agreement. The terms of the Letter Agreements expressly provide that the ability of the Jackson directors' to fulfill their fiduciary obligations as directors of Jackson is not affected by the Letter Agreements. Assuming the affirmative vote of all Jackson Shares owned by the directors and executive officers of Jackson, the affirmative vote of the holders of an additional [9,039] Jackson Shares, representing an additional [46.6%] of the outstanding Jackson Shares, will be necessary to adopt the Agreement.

         The Agreement provides that upon consummation of the Merger, Harold A. Howe, who is a currently the President, Chief Executive Officer and a director of Jackson, and James L. Dailey, Jeffrey E. Smith, Phil Bowman and Keith R. Brandeberry will be elected to the Board of Directors of Jackson. Mr. Dailey, Mr. Smith, Mr. Bowman and Mr. Brandeberry serve as officers and/or directors of OVBC and/or the Bank at the present time.

COMPARISON OF RIGHTS OF HOLDERS OF OVBC SHARES AND JACKSON SHARES

         The rights of the holders of Jackson Shares are governed by Ohio law and by Jackson's Amended Articles of Incorporation and Amended Constitution. Upon the consummation of the Merger, Jackson's shareholders, except holders who exercise and perfect dissenters' rights, will become shareholders of OVBC and their rights will be governed thereafter by Ohio law and by OVBC's Amended Articles of Incorporation and Amended Code Regulations (the "Amended Regulations").

         The rights of holders of Jackson Shares and those of holders of OVBC Shares differ in some respects, but are similar in many material respects. Such differences are attributable to differences between OVBC's Amended Articles of Incorporation and Amended Regulations and Jackson's Amended Articles of Incorporation and Amended Constitution.

         OVBC's Amended Regulations provide for a Board of Directors consisting of nine directors, classified into three classes with each class serving a term of three years. Jackson's Amended Constitution provides for a Board of Directors consisting of five directors, with each director serving a one year term.

         Under OVBC's Amended Articles and Amended Regulations, unless at least two-thirds of the whole authorized number of directors of OVBC recommend approval, the following actions require the affirmative vote of the holders of 80% of OVBC's voting power: (a) amendments of OVBC's Amended Articles or adoption of new articles; (b) amendment of OVBC's Amended Regulations or adoption of new regulations; (c) a merger or a consolidation of OVBC with or into another corporation; (d) a combination or majority share acquisition involving the issuance of shares of OVBC and requiring shareholder approval; (e) a sale, lease or exchange of all or substantially all of the assets of OVBC; (f) a dissolution of OVBC; or (g) a proposal to fix or change the number of directors by action of the shareholders. If, however, any such actions are approved by two-thirds of the whole authorized number of directors of OVBC, then such actions must be approved by shareholders of OVBC holding only a majority of its voting power.

         In contrast, under Ohio law, the affirmative vote of the holders of at least two-thirds of the voting power of Jackson would be required to approve any merger, business combination or similar transaction involving Jackson, except a dissolution of Jackson or a change of the number of directors of Jackson, each of which requires the approval of holders of at least a majority of the voting power of Jackson. Also, amendment of Jackson's Amended Articles of Incorporation or Amended Constitution requires the approval of holders of at least 60% of the voting power of Jackson.

         OVBC's Amended Articles and Amended Regulations also provide: (i) a procedure for nominating candidates for election to the OVBC Board of Directors;
(ii) that directors may be removed only by the affirmative vote of the holders of 80% of OVBC's voting power at an election of directors and only for cause; and (iii) that unless minimum price requirements are complied with and a proxy statement is submitted to the shareholders of OVBC for the purpose of soliciting shareholder approval of a transaction, an enlarged majority vote is required to approve any mergers or business combinations and other similar transactions with holders of OVBC Shares holding at least 20% of the voting power of OVBC entitled to vote in the election of directors.

         The preceding summary is not intended to be a complete description of the differences between the rights of holders of Jackson Shares and those of holders of OVBC Shares. See "DESCRIPTION OF OVBC SHARES" and "COMPARISON OF RIGHTS OF HOLDERS OF OVBC SHARES AND HOLDERS OF JACKSON SHARES."

EXCHANGE OF CERTIFICATES EVIDENCING OVBC SHARES AND JACKSON SHARES

         As soon as practicable after the consummation of the Merger, each Jackson shareholder will be advised of such consummation by a letter accompanied by instructions for use in surrendering the certificate or certificates evidencing Jackson Shares to OVBC. CERTIFICATES FOR JACKSON SHARES SHOULD NOT BE FORWARDED TO OVBC UNTIL AFTER RECEIPT OF THE LETTER OF TRANSMITTAL AND SHOULD NOT BE RETURNED TO JACKSON WITH THE ENCLOSED PROXY. See "THE MERGER - Exchange of Certificates Evidencing OVBC Shares and Jackson Shares."

RESALE OF OVBC SHARES

         The OVBC Shares to be issued upon the consummation of the Merger have been registered with the Commission under the Securities Act and will be freely transferable, except for OVBC Shares received by persons who may be deemed to be affiliates of Jackson. The term "affiliate" is defined in Rule 145 promulgated under the Securities Act and generally includes executive officers and directors. Affiliates may not sell their OVBC Shares, except pursuant to an effective registration statement under the Securities Act covering the OVBC Shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In addition, OVBC and Jackson will obtain customary agreements with all directors, officers and affiliates of OVBC and Jackson under which those persons will agree not to dispose of their OVBC Shares in a manner that would adversely affect the ability of OVBC to treat the Merger as a pooling of interests for accounting purposes. See "THE MERGER - Resale of OVBC Shares."

DISSENTERS' RIGHTS

         Any shareholder of Jackson who does not vote in favor of the adoption of the Agreement and who delivers a written demand for payment of the fair cash value of such shareholder's Jackson Shares not later than ten days after the Jackson Special Meeting in the manner provided by Ohio Revised Code Section 1701.85, a copy of which is attached hereto as Annex C, shall be entitled, if and when the Merger is consummated, and upon strict compliance with certain procedures set forth in Ohio Revised Code Section 1701.85, to receive the fair cash value of the Jackson

Shares. A Jackson shareholder who wishes to submit a written demand for payment of the fair cash value of Jackson Shares should deliver such notice to The Jackson Savings Bank, 221 Main Street, Jackson, Ohio 45640, Attention: Harold A. Howe, President. See "RIGHTS OF DISSENTING SHAREHOLDERS."

MARKET PRICES

         OVBC Shares are quoted on the Nasdaq National Market under the symbol "OVBC". Jackson Shares are not actively traded, have no established public market and are not listed on any national exchange or quotation system. See "MARKET PRICES" for a description of the high and low bid prices for OVBC Shares during various periods and the cash dividends per OVBC Share declared during such periods.


                   SELECTED FINANCIAL DATA OF OVBC AND JACKSON

         The following tables present selected consolidated financial data for each of the five years in the period ended (a) December 31, and for the six month periods ended June 30, 1998 and 1997, for OVBC on a historical basis, (b) September 30, and for the six-month periods ended June 30, 1998 and 1997, for Jackson on a historical basis, and (c) OVBC and Jackson on a pro forma unaudited combined basis. The data for the periods ended June 30, 1998 and 1997, is unaudited. However, in the opinion of the respective managements of OVBC and Jackson, all adjustments necessary for a fair presentation of financial condition and results of operations have been made. The following tables should be read in conjunction with the financial statements and other financial information of OVBC and Jackson, respectively, included herein or incorporated herein by reference and the pro forma unaudited combined consolidated financial information giving effect to the Merger included elsewhere in this Prospectus/Proxy Statement. See "COMPARATIVE PER SHARE DATA" and "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)." The pro forma combined information presented below is not necessarily indicative of the results which actually would have been obtained if the Merger had been consummated in the past or which may be obtained in the future.

                             OHIO VALLEY BANC CORP.
                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                         Six Months Ended
                                             June 30                                   Years Ended December 31
                                      --------------------        ----------------------------------------------------------------
                                        1998        1997            1997           1996         1995           1994         1993
                                      --------------------        ----------------------------------------------------------------
SUMMARY OF OPERATIONS:

Total interest income                 $ 16,333    $ 14,667        $ 30,310       $ 27,091     $ 24,996       $ 21,453     $ 20,636
Total interest expense                   7,217       6,763          13,902         12,251       12,663         10,175       10,189
Net interest income                      9,116       7,904          16,408         14,840       12,333         11,278       10,447
Provision for loan losses                  892         502           1,245          1,319          614            413          975
Total other income                       1,009         845           1,860          1,419        1,294          1,135        1,135
Total other expenses                     6,566       5,910          11,920         10,468        9,151          8,510        7,626
Income before income taxes and
     cumulative effect of change in
     accounting method                   2,667       2,337           5,103          4,472        3,862          3,490        2,981
Income taxes                               742         643           1,423          1,306        1,134          1,065          881
Cumulative effect of change in
     accounting method                                                                                                          75
Net income                               1,925       1,694           3,680          3,166        2,728          2,425        2,025

PER SHARE DATA:

Net income per share                  $   0.71    $   0.64        $   1.38       $   1.22     $   1.08       $   0.99     $   0.85
Cash dividends per share              $   0.27    $   0.26        $   0.52       $   0.49     $   0.47       $   0.44     $   0.43

PERIOD END BALANCES:

Total loans                           $289,340    $262,876        $269,779       $254,044     $216,757       $200,320     $185,122
Securities                              70,524      66,558          72,181         66,666       82,804         94,006       90,036
Deposits                               303,216     288,194         293,712        281,825      272,369        263,988      247,190
Shareholders' equity                    36,090      31,905          34,166         30,378       27,577         24,388       22,150
Total Assets                           391,310     356,058         364,095        340,923      317,045        313,525      292,768

KEY RATIOS:

Return on average assets                  1.04%       0.98%           1.04%          0.97%        0.85%          0.80%        0.70%
Return on average equity                 11.09%      11.02%          11.55%         11.08%       10.64%         10.51%        9.62%
Dividend payout ratio                    38.49%      40.33%          37.94%         40.51%       43.77%         45.17%       50.31%
Average equity to average assets          9.34%       8.90%           8.99%          8.72%        8.01%          7.62%        7.28%

                              JACKSON SAVINGS BANK
                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        Nine Months Ended
                                             June 30                                   Years Ended September 30
                                        ------------------           -------------------------------------------------------------
                                         1998       1997              1997           1996         1995         1994         1993
                                        ------------------           -------------------------------------------------------------
SUMMARY OF OPERATIONS:

Total interest income                   $   852    $   859           $ 1,143        $ 1,161      $ 1,191      $ 1,126      $ 1,173
Total interest expense                      458        458               615            605          564          570          617
Net interest income                         394        401               528            556          627          556          556
Provision for loan losses                    --         --                --              9           20           17           34
Total other income                           --         15                15             --           39           --           --
Total other expenses                        287        254               338            316          358          356          367
Income before income taxes and
     cumulative effect of change in
     accounting method                      107        162               205            231          288          183          155
Income taxes                                 54         94               103             47           78           53            1
Cumulative effect of change in
     accounting method                                                                                            (34)
Net income                                   53         68               102            184          210           96          154

PER SHARE DATA:

Net income per share - Basic            $  2.86    $  3.70           $  5.54        $  9.93      $ 11.37      $  5.20      $  8.32
Net income per share - Diluted             2.78       3.61              5.41           9.71        11.17         5.13         8.28
Cash dividends per share                     --         --              1.82           2.20         1.45         1.25          .75

PERIOD END BALANCES:

Total loans                             $10,376    $10,345           $10,110        $10,616      $10,460      $10,654      $10,794
Deposits                                 12,200     12,600            12,325         12,500       12,416       12,840       12,869
Shareholders' equity (1)                  2,809      2,694             2,641          2,468        2,255        2,028        1,830
Total Assets                             15,263     15,445            15,149         15,063       14,800       14,968       14,731

KEY RATIOS:

Return on average assets                    .46%       .60%              .68%          1.21%        1.41%         .63%        1.02%
Return on average equity                   2.54%      3.56%             3.97%          7.68%        9.71%        5.06%        9.85%
Dividend payout ratio                        --         --             32.85%         22.16%       12.75%       24.04%        9.01%
Average equity to average assets          18.20%     16.90%            17.03%         15.82%       14.55%       12.54%       10.50%


(1) During the fiscal year ended September 30, 1993, Jackson completed its conversion from a mutual association to a stock savings bank. As part of the conversion, a total of 18,475 Jackson Shares were sold resulting in net proceeds, after expenses, of approximately $398,000.

                             OHIO VALLEY BANK CORP.
                         COMBINED CONSOLIDATED PRO FORMA
                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        Six Months Ended
                                            June 30                                     Years Ended December 31(1)
                                      ---------------------           ------------------------------------------------------------
                                        1998        1997                1997          1996        1995        1994          1993
                                      ---------------------           ------------------------------------------------------------
SUMMARY OF OPERATIONS:

Total interest income                 $ 16,900     $ 15,236           $ 31,453      $ 28,252    $ 26,187   $   22,579     $ 21,809
Total interest expense                   7,522        7,071             14,517        12,856      13,227       10,745       10,806
Net interest income                      9,116        8,165             16,936        15,396      12,960       11,834       11,003
Provision for loan losses                  892          502              1,245         1,328         634          430        1,009
Total other income                       1,009          860              1,875         1,419       1,332        1,135        1,135
Total other expenses                     6,768        6,082             12,258        10,783       9,508        8,866        7,993
Income before income taxes and
     cumulative effect of change in
     accounting method                   2,727        2,441              5,308         4,704       4,150        3,673        3,136
Income taxes                               766          704              1,526         1,354       1,212        1,118          882
Cumulative effect of change in
     accounting method                                                                                             34           75
Net income                               1,961        1,737              3,782         3,350       2,938        2,521        2,179

PER SHARE DATA:

Net income per share                  $   0.70     $   0.64           $   1.38      $   1.25    $   1.13   $     1.00     $   0.89
Cash dividends per share              $   0.27     $   0.26           $   0.52      $   0.49    $   0.47   $     0.44     $   0.43

PERIOD END BALANCES:

Total loans                           $299,716     $273,221           $279,889      $264,660    $227,217   $  210,974     $195,916
Deposits                               315,416      300,794            306,037       294,325     284,785      276,828      260,059
Shareholders' equity                    38,899       34,599             36,807        32,846      29,832       26,416       23,980
Total Assets                           406,573      371,503            379,244       355,986     331,845      328,493      307,499

KEY RATIOS:

Return on average assets                  1.01%        0.97%              1.02%         0.98%       0.88%        0.79%        0.72%
Return on average equity                 10.47%       10.56%             10.98%        10.82%      10.20%       10.09%        9.63%
Dividend pay out ratio                   38.57%       40.63%             37.68%        39.20%      41.59%       44.00%       48.31%
Average equity to average assets          9.695        9.185              9.32%         9.04%       8.605        7.85%        7.44%

(1) The information included for Jackson is for the twelve-month periods ended September 30, 1997, 1996, 1995, 1994 and 1993.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth book value per common share, market value, cash dividends paid and net earnings of (a) OVBC on a historical basis,
(b) Jackson on a historical basis, and (c) OVBC on a pro forma basis adjusted to give effect to the Merger as if the Merger had been effected at the beginning of the period presented. The following information should be read in conjunction with the historical financial statements of OVBC and Jackson included herein or incorporated by reference in this Prospectus/Proxy Statement and the pro forma unaudited combined consolidated financial information giving effect to the Merger included elsewhere in this Prospectus/Proxy Statement. See "AVAILABLE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION; and INDEX TO FINANCIAL STATEMENT OF THE JACKSON SAVINGS BANK." The information presented below is not necessarily indicative of the results which actually would have been obtained if the Merger had been consummated in the past or which may be obtained in the future.

                                                 As of and for the six             As of and for the year ended
                                                 months ended June 30,                     December 31,
                                               ---------------------------     -------------------------------------
                                                  1998          1997               1997         1996        1995
                                               ------------ --------------     ------------- ----------- -----------
NET INCOME PER COMMON SHARE
Historical:
     OVBC
         Basic:                                 $  0.71         $  0.64           $  1.38      $  1.22     $  1.08
         Diluted                                $  0.71         $  0.64           $  1.38      $  1.22     $  1.08

     Jackson
         Basic                                  $  1.96         $  2.45           $  5.54      $  9.93     $ 11.37
         Diluted                                $  1.91         $  2.28           $  5.41      $  9.71     $ 11.17

Pro Forma Combined
         Basic                                  $  0.70         $  0.64           $  1.38      $  1.25     $  1.13
         Diluted                                $  0.70         $  0.64           $  1.38      $  1.25     $  1.13

Equivalent Amount of Jackson (1)
         Basic                                  $  2.78         $  2.55           $  5.49      $  4.97     $  4.49
         Diluted                                $  2.78         $  2.55           $  5.49      $  4.97     $  4.49

DIVIDENDS PER COMMON SHARE
Historical
     OVBC                                       $  0.27         $  0.26           $  0.52      $  0.49     $  0.47
     Jackson                                    $     -         $     -           $  1.82      $  2.20     $  1.45

Pro Forma Combined                              $  0.27         $  0.26           $  0.52      $  0.49     $  0.47

Equivalent Amount of Jackson (1)                $  1.07         $  1.03           $  2.07      $  1.95     $  1.87

BOOK VALUE PER COMMON SHARE
Historical
     OVBC                                       $ 13.22         $ 11.96           $ 12.64      $ 11.52     $ 10.72
     Jackson                                    $156.67         $144.43           $142.93      $133.57     $122.07

Pro Forma Combined                             $ 13.92        $ 12.67           $ 13.41       $ 12.27     $ 11.45

Equivalent Amount of Jackson (1)               $ 55.37        $ 50.40           $ 53.34       $ 48.81     $ 45.55


  (1) Based upon an assumed Exchange Ratio of 3.97 OVBC Shares for each outstanding Jackson Share. This assumed Exchange Ratio was estimated for illustrative purpoes only and may not reflect the Exchange Ratio at the Effective Time.

        PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

         The following unaudited pro forma combined consolidated statements of condition as of June 30, 1998 and December 31, 1997 and the unaudited pro forma combined consolidated statements of income for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 have been prepared to reflect OVBC's acquisition of Jackson as if the Merger had occurred on the dates indicated for the statements of condition and as of January 1, of each income statement period. No adjustments were considered necessary in preparing this pro forma financial information. OVBC management believes that the estimates relating to the anticipated Exchange Ratio used in these pro forma financial statements are reasonable.

         The pro forma combined consolidated financial information has been prepared based on the "pooling of interests" method of accounting whereby the historical financial information of OVBC and Jackson will be carried forward without adjustment. The Agreement provides that each outstanding Jackson Share will be exchanged for a number of OVBC Shares equal to the quotient of $163.09, divided by the Average. For purposes of preparing this pro forma information it has been assumed that a total of 77,169 OVBC Shares will be issued for all of the outstanding Jackson Shares and was computed using the mathematical average of the bid and asked prices of the OVBC shares as of July 31, 1998. The number of OVBC Shares actually issued may change based upon fluctuations in the bid and asked prices of the OVBC Shares or if any of the Jackson shareholders dissent and request payment for their Jackson Shares in cash.

         The pro forma financial information is not necessarily indicative of the financial condition or results of operations that would have occurred had the Merger been effective at the beginning of the periods indicated, or of the future results of operations of OVBC. These pro forma financial statements should be read in conjunction with the historical financial statements and related notes included elsewhere in this Proxy Statement/Prospectus and incorporated by reference.

                             OHIO VALLEY BANC CORP.
                         COMBINED CONSOLIDATED PRO FORMA
                             STATEMENTS OF CONDITION
                               AS OF JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)
                                   (unaudited)


                                                                                                      Pro Forma
                                                              OVBC                Jackson             Combined
                                                              ----                -------             --------
Cash and Cash Equivalents                                   $ 15,942              $     84            $ 16,026

Interest-bearing Balances with Banks                             141                 3,588               3,729

Securities                                                    70,383                 1,283              71,666

Net Loans                                                    285,802                10,242             296,044

Other Assets                                                  19,042                    66              19,108
                                                            --------              --------            --------

Total Assets                                                $391,310              $ 15,263            $406,573
                                                            ========              ========            ========

Deposits                                                    $303,216              $ 12,200            $315,416

Borrowed Funds                                                46,788                    --              46,788

Other Liabilities                                              5,216                   254               5,470

Shareholders' Equity                                          36,090                 2,809              38,899
                                                            --------              --------            --------

Total Liabilities and Shareholders' Equity                  $391,310               $15,263            $406,573
                                                            ========              ========            ========

                             OHIO VALLEY BANC CORP.
                         COMBINED CONSOLIDATED PRO FORMA
                             STATEMENTS OF CONDITION
                             AS OF DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)
                                   (unaudited)



                                                                                                       Pro Forma
                                                              OVBC               Jackson(1)            Combined
                                                              ----               ----------            --------
Cash and Cash Equivalents                                   $  7,806              $     75             $  7,881

Interest-bearing Balances with Banks                             103                 3,820                3,923

Securities                                                    72,078                 1,210               73,288

Net Loans                                                    266,489                 9,975               27,464

Other Assets                                                  17,619                    69               17,688
                                                            --------               -------             --------

Total Assets                                                $364,095               $15,149             $379,244
                                                            ========               =======             ========

Deposits                                                    $293,712               $12,325             $306,037

Borrowed Funds                                                32,310                    --               32,310

Other Liabilities                                              3,907                   184                4,091

Shareholders' Equity                                          34,166                 2,640               36,806
                                                            --------               -------             --------

Total Liabilities and Shareholders' Equity                  $364,095               $15,149             $379,244
                                                            ========               =======             ========

(1)      For the twelve-month period ended September 30, 1997.

                             OHIO VALLEY BANC CORP.
                         COMBINED CONSOLIDATED PRO FORMA
                              STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (unaudited)



                                                                                                       Pro Forma
                                                              OVBC                Jackson              Combined
                                                              ----                -------              --------
Interest and Fees on Loans                                   $14,143               $   452              $14,595

Interest and Dividends on Securities                           2,190                   115                2,305
                                                             -------               -------              -------

     Total Interest Income                                    16,333                   567               16,900

Interest on Deposits                                           6,338                   305                6,643

Interest on Borrowed Funds                                       879                    --                  879
                                                             -------               -------              -------

     Total Interest Expense                                    7,217                   305                7,522
                                                             -------               -------              -------

Net Interest Income                                            9,116                   262                9,378

Provision for Loan Losses                                        892                    --                  892

Other Income                                                   1,009                    --                1,009

Other Expense                                                  6,566                   202                6,768
                                                             -------               -------              -------

Income Before Income Taxes                                     2,667                    60                2,727

Provision for Income Taxes                                       742                    24                  766
                                                             -------               -------              -------

Net Income                                                   $ 1,925               $    36              $ 1,961
                                                             =======               =======              =======

Basic Earnings Per Share                                     $  0.71               $  1.96              $  0.70

Diluted Earnings Per Share                                   $  0.71               $  1.91              $  0.70

Dividends Per Share                                          $  0.27               $    --              $  0.27

Book Value Per Share                                         $ 13.22               $156.67              $ 13.92

                             OHIO VALLEY BANC CORP.
                         COMBINED CONSOLIDATED PRO FORMA
                              STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (unaudited)



                                                                                                      Pro Forma
                                                             OVBC                Jackson              Combined
                                                             ----                -------              --------
Interest and Fees on Loans                                   $12,584               $   447              $13,031

Interest and Dividends on Securities                           2,083                   122                2,205
                                                             -------               -------              -------

     Total Interest Income                                    14,667                   569               15,236

Interest on Deposits                                           6,133                   308                6,441

Interest on Borrowed Funds                                       630                    --                  630
                                                             -------               -------              -------

     Total Interest Expense                                    6,763                   308                7,071
                                                             -------               -------              -------

Net Interest Income                                            7,904                   261                8,165

Provision for Loan Losses                                        502                    --                  502

Other Income                                                     845                    15                  860

Other Expense                                                  5,910                   172                6,082
                                                             -------               -------              -------

Income Before Income Taxes                                     2,337                   104                2,441

Provision for Income Taxes                                       643                    61                  704
                                                             -------               -------              -------

Net Income                                                   $ 1,694               $    43              $ 1,737
                                                             =======               =======              =======

Basic Earnings Per Share                                     $  0.64               $  2.45              $  0.64

Diluted Earnings Per Share                                   $  0.64               $  2.28              $  0.64

Dividends Per Share                                          $  0.26               $    --              $  0.26

Book Value Per Share                                         $ 11.96               $144.43              $ 12.67

                             OHIO VALLEY BANC CORP.
                         COMBINED CONSOLIDATED PRO FORMA
                              STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (unaudited)



                                                                                                      Pro Forma
                                                              OVBC              Jackson(1)            Combined
                                                              ----              ----------            --------
Interest and Fees on Loans                                   $25,949               $   909              $26,858

Interest and Dividends on Securities                           4,361                   234                4,595
                                                             -------               -------              -------

     Total Interest Income                                    30,310                 1,143               31,453

Interest on Deposits                                          12,548                   615               13,163

Interest on Borrowed Funds                                     1,354                    --                1,354
                                                             -------               -------              -------

     Total Interest Expense                                   13,902                   615               14,517
                                                             -------               -------              -------

Net Interest Income                                           16,408                   528               16,936

Provision for Loan Losses                                      1,245                    --                1,245

Other Income                                                   1,860                    15                1,875

Other Expense                                                 11,920                   338               12,258
                                                             -------               -------              -------

Income Before Income Taxes                                     5,103                   205                5,308

Provision for Income Taxes                                     1,423                   103                1,526
                                                             -------               -------              -------

Net Income                                                   $ 3,680               $   102              $ 3,782
                                                             =======               =======              =======

Basic Earnings Per Share                                     $   1.38              $  5.54              $  1.38

Diluted Earnings Per Share                                   $   1.38              $  5.41              $  1.38

Dividend Per Share                                           $   0.52              $  1.82              $  0.52

Book Value Per Share                                         $  12.64              $142.93              $ 13.41


(1)      For the twelve-month period ended September 30, 1997.

                             OHIO VALLEY BANC CORP.
                         COMBINED CONSOLIDATED PRO FORMA
                              STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (unaudited)



                                                                                                       Pro Forma
                                                              OVBC              Jackson (1)            Combined
                                                              ----              -----------            --------
Interest and Fees on Loans                                   $22,755               $   927              $23,682

Interest and Dividends on Securities                           4,336                   234                4,570
                                                             -------               -------              -------

     Total Interest Income                                    27,091                 1,161               28,252

Interest on Deposits                                          11,487                   605               12,092

Interest on Borrowed Funds                                       764                    --                  764
                                                             -------               -------              -------

     Total Interest Expense                                   12,251                   605               12,856
                                                             -------               -------              -------

Net Interest Income                                           14,840                   556               15,396

Provision for Loan Losses                                      1,319                     9                1,328

Other Income                                                   1,419                    --                1,419

Other Expense                                                 10,468                   315               10,783
                                                             -------               -------              -------

Income Before Income Taxes                                     4,472                   232                4,704

Provision for Income Taxes                                     1,306                    48                1,354
                                                             -------               -------              -------

Net Income                                                   $ 3,166               $   184              $ 3,350
                                                             =======               =======              =======

Basic Earnings Per Share                                     $  1.22               $  9.93              $  1.25

Diluted Earnings Per Share                                   $  1.22               $  9.71              $  1.25

Dividend Per Share                                           $  0.49               $  2.20              $  0.49

Book Value Per Share                                         $ 11.52               $133.57              $ 12.27


(1)      For the twelve-month period ended September 30, 1996.

                             OHIO VALLEY BANC CORP.
                         COMBINED CONSOLIDATED PRO FORMA
                              STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (unaudited)


                                                                                                        Pro Forma
                                                              OVBC               Jackson (1)            Combined
                                                              ----               -----------            --------
Interest and Fees on Loans                                   $19,587               $   978              $20,565

Interest and Dividends on Securities                           5,409                   213                5,622
                                                             -------               -------              -------

     Total Interest Income                                    24,996                 1,191               26,187

Interest on Deposits                                          11,772                   564               12,336

Interest on Borrowed Funds                                       891                    --                  891
                                                             -------               -------              -------

     Total Interest Expense                                   12,663                   564               13,227
                                                             -------               -------              -------

Net Interest Income                                           12,333                   627               12,960

Provision for Loan Losses                                        614                    20                  634

Other Income                                                   1,294                    38                1,332

Other Expense                                                  9,151                   357                9,508
                                                             -------               -------              -------

Income Before Income Taxes                                     3,862                   288                4,150

Provision for Income Taxes                                     1,134                    78                1,212
                                                             -------               -------              -------

Net Income                                                   $ 2,728               $   210              $ 2,938
                                                             =======               =======              =======

Basic Earnings Per Share                                     $  1.08               $ 11.37              $  1.13

Diluted Earnings Per Share                                   $  1.08               $ 11.17              $  1.13

Dividends Per Share                                          $  0.47               $  1.45              $  0.47

Book Value Per Share                                         $ 10.72               $122.07              $ 11.45


(1)      For the twelve-month period ended September 30, 1995.

                                   THE MERGER

INTRODUCTION

         This Prospectus/Proxy Statement constitutes both (i) a Prospectus of OVBC in respect of the OVBC Shares to be issued in connection with the Merger and (ii) the Proxy Statement of Jackson for use in connection with the solicitation of proxies by the Board of Directors of Jackson to be used at the Jackson Special Meeting. This Prospectus/Proxy Statement is being mailed to shareholders of Jackson commencing on or about _______ __, 1998.

         All information contained in this Prospectus/Proxy Statement relating to OVBC has been furnished by OVBC. All information relating to Jackson has been furnished by Jackson. The party furnishing any such information is responsible for the accuracy thereof.

BACKGROUND AND REASONS FOR THE MERGER

         OVBC. The Board of Directors of OVBC held three meetings to discuss, analyze and consider the Merger. After careful deliberation, the Board of Directors of OVBC unanimously concluded on April 8, 1998, that the consummation of the Merger would be in the best interests of OVBC, its shareholders and its customers. Such conclusion was primarily based on the fact that the Merger will expand and enhance OVBC's banking activities in Jackson County. In addition, the Board of Directors of OVBC believes that the opportunity to obtain the services of Jackson's experienced staff will be a benefit to OVBC and its shareholders.

         JACKSON. In early 1998, representatives of OVBC contacted management of Jackson to discuss a possible acquisition of Jackson by OVBC. In considering the merits of the opportunity presented by OVBC, the Board of Directors of Jackson considered the many changes that have affected the thrift industry recently as regulatory matters become increasingly complex and as technology assumes an increasing role in the delivery of financial products and services. The Board concluded that the shareholders and customers of Jackson would be best served by affiliating with OVBC and decided to enter into negotiations with OVBC.

         The Merger presents an opportunity for the shareholders of Jackson to exchange their Jackson Shares in a non-taxable transaction for OVBC's publicly traded shares at a premium relative to Jackson's book value per share. The OVBC Shares are listed on the Nasdaq National Market under the symbol "OVBC" and are held by approximately [1,388] shareholders. These characteristics indicate a market for Jackson shareholders who want to sell all or part of their OVBC Shares after the Merger. Those shareholders who continue to hold their OVBC shares, however, will defer the tax consequences of any gain on their Jackson Shares.

         The asset size of OVBC was another important factor considered by the Jackson Board. OVBC is large enough to support the staff and the technology necessary to offer products and services that Jackson does not offer. Commercial banking, participation in the secondary market and automated teller machines are just a few examples of the products and services that will be available to Jackson's customers as a result of the Merger. While its size enables OVBC to conduct these activities effectively and profitably, there are many similarities between the business philosophy and customer-service orientation of Jackson and OVBC. Moreover, because of its size, OVBC can offer Jackson's employees more diverse opportunities for career advancement. The proximity of OVBC's headquarters to Jackson's offices will facilitate the communication, employee training and technological support which are necessary to a smooth transition and to the successful expansion of products and services in the Jackson office.

         The Board recognized that these features would provide the foundation for a combination that would benefit Jackson's shareholders, its employees, its customers and the communities it serves. On April 8, 1998, at the conclusion of arm's length negotiations between Jackson and OVBC, the Board of Jackson met to consider approval of the terms of the Merger Agreement. At that meeting, a representative of Keller met with the Board to review the financial components of the Merger and advised the Board that, in the opinion of Keller, the exchange ratio was fair to the Jackson shareholders from a financial point of view.

         Based on all of the foregoing, the directors of Jackson concluded that the terms of the Merger, as set forth in the Agreement, were in the best interests of Jackson and its shareholders.

OPINION OF KELLER & COMPANY, INC.

         Jackson has retained Keller as its financial advisor to render its opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Jackson in connection with its merger with OVBC. The Board of Jackson did not impose any conditions or limitations on Keller in regard to its completion of the fairness opinion (the "Opinion"). Keller provided its oral Opinion at Jackson's board meeting on April 8, 1998, that as of that date the consideration to be received by the shareholders of Jackson was fair from a financial point of view. Keller confirmed its oral fairness Opinion in writing, also dated April 8, 1998, and has updated its Opinion as of the date of this Prospectus/Proxy statement. A copy of Keller's updated written Opinion dated __________, 1998, is attached hereto as Annex B. Keller's written Opinion sets forth certain qualifications and assumptions made, key matters considered and limitations on the review and analysis undertaken.

         The summary and description of the Opinion contained herein is qualified by reference to the full text of the Opinion, and it is recommended that Jackson shareholders read the entire Opinion.

         In arriving at its opinion, Keller reviewed, among other things, the Agreement including any exhibits, certain publicly available business and financial information relating to Jackson and OVBC, including annual reports to shareholders, annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, audited financial statements for recent fiscal years and unaudited financial information for subsequent periods. Keller also discussed future performance with senior management of Jackson, considered future earnings and growth potential for Jackson and OVBC, reviewed other key data including performance of area financial competition and non-public information on Jackson, primarily financial information, furnished by Jackson. Keller also considered the historical trading activity of the Jackson Shares, analyzed market data and financial information for other smaller thrifts in the Midwest and the pricing ratios and key financial data for other recent merger and acquisition transactions involving smaller banks and thrifts.

         Keller was not engaged to and did not conduct a physical inspection of any of the assets, properties or facilities of either Jackson or OVBC, and was not engaged to conduct and has not made, obtained or been furnished with any independent evaluation or appraisal of any such assets, properties or facilities or any of the liabilities of Jackson or OVBC. Keller has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or obtained from publicly available data sources, has relied upon the representations and warranties of Jackson and OVBC contained in the Agreement, and has not independently attempted to verify any such information. Keller has also assumed that all of the conditions to the Merger as set forth in the Agreement, including the tax-free nature of the reorganization for federal income tax purposes, would be consummated on a timely basis in accordance with the Agreement. Jackson did not impose limitations upon Keller with respect to the scope of its investigation nor were any specific instructions given to Keller in connection with its opinion.

         In connection with rendering its opinion dated April 8, 1998, and as updated to the date of this Prospectus/Proxy Statement, Keller considered a variety of financial analyses, which are summarized below. Keller believes that its analyses must be considered as a whole and that selecting any sections of such analyses and of the factors considered by Keller without considering all such analyses and factors may create an incomplete view of the analytical process underlying Keller's opinion. In its analyses, Keller made numerous assumptions with respect to industry performance, business and economic conditions and other matters. Any estimates contained in Keller's analyses are not necessarily indicative of future results or values, which may vary significantly from such estimates.

         Introduction. Keller calculated the offer price per share, offer price to December 31, 1997 book value and offer price to the last twelve months earnings per share at December 31, 1997 for Jackson, implied by the Exchange Ratio. Using OVBC's March 30, 1998 closing price of $42.00, the Exchange Ratio implied a price per share for Jackson of $163.09, a price to diluted book value of 115.0% and a price to last twelve months earnings per share of $24.33.

         In connection with Keller's analysis, a group of comparable transactions was identified and included the following pending and completed acquisitions of smaller thrift institutions and community banks with the selling institutions located in Ohio, its surrounding states and Missouri and Wisconsin and having assets of no more than $225.0 million:

         Completed Transactions as of March 30, 1998

                         Seller                                Buyer
                         ------                                -----

                American Bancshares                   Community Financial
                Bank of South Wayne                   F & M Bancorp
                Coal City National                    Kankakee Bancorp
                Gateway Bancorp                       Peoples Bancorp
                Lakeview Financial                    Firstbank Corp.
                Marshalltown Financial                HMN Financial
                North Cincinnati Savings Bank         Enterprise Federal Bancorp
                Rubio Savings Bank                    Washington Bancorp
                Southeastern Indiana Bancorp          First Financial Bancorp
                Suburban Bancorp                      Fifth Third Bank
                Unity Savings Bank                    Oak Hill Financial
                Valley Financial Corp.                North Central Bancshares
                Warrensburg Bancshares                Central Bancompany

         Pending Transactions as of March 30, 1998

                         Seller                                Buyer
                         ------                                -----

                CNB Bancorp                           Commercial Bancshares
                NCF Financial Corp.                   Community Bank Shares

         A summary of the similar completed transactions and announced but still pending transactions is shown below. The summary provided should not be construed independently of the other information considered by Keller in rendering its Opinion and is not a complete description of the analysis performed.

                                                                       Price to
                                          Deal Value              Earnings Multiple(1)         Price to Book Value
                                          ----------              --------------------         -------------------
          Average of Comparable          $12.6 million                  23.14                       155.7%
          Transactions

          Median of Comparable           $10.4 million                  20.65                       157.50%
          Transactions

          Lowest Amount for a            $2.2 million                   18.50                       167.50%
          Comparable Transaction

          OVBC Offer                     $3.2 million                   24.33(2)                    135.56(3)

(1)      Earnings based on most recent twelve months.

(2) Earnings based on twelve months ended March 31, 1998, and 19,400 shares.

(3)      Based on tangible book value as of March 31, 1998.

         As the previous table illustrates, the proposed consideration to be received by the shareholders of Jackson is greater than the average and the median values as a multiple of earnings but lower as a percent of book value for the comparable transactions. In its analysis of comparable transactions, Keller gave more weight to the price as a multiple of Jackson's earnings. Such analysis involves complex considerations and judgments concerning the operating characteristics of Jackson and its future earnings potential. Keller believes that the price-to-earnings multiple will be more likely to affect the future value of an investment in Jackson Shares and therefore should be given more weight in its fairness analysis.

         Contribution Analysis. Keller analyzed the contribution of each of Jackson and OVBC to, among other things, the shareholders' equity and after-tax net income of the pro forma combined company. This analysis showed that, among other factors, Jackson would have contributed 9.1%, 7.8% and 3.5% of the assets, shareholders' equity, and net income of the pro forma combined company as of and for the twelve months ended December 31, 1997, respectively. This compared with a proposed ownership of 8.9% of the combined company to be held by holders of Jackson.

         No company used in the previous analyses as a comparison is identical to Jackson, OVBC, nor is any transaction identical to the Merger. An analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or acquisition values of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company or comparable transaction data.

         Keller made numerous assumptions with respect to industry performance, general business and economic conditions and other matters in performing its analyses. The analyses performed by Keller are not necessarily indicative of actual values, which may be significantly more or less favorable than the values suggested by such analyses. Such analyses were prepared solely as part of Keller's opinion.

         The term "fair from a financial point of view" is a standard phrase contained in investment banker fairness opinions and refers to the fact that Keller's opinion as to the fairness of the Exchange Ratio is addressed solely to the financial attributes of the Exchange Ratio. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described previously, Keller's fairness opinion was one of many factors taken into consideration by the Jackson Board of Directors in making its determination to approve the Agreement. Consequently, the Keller analyses described above should not be viewed as determinative of the Jackson Board of Directors' conclusions with respect to the value of Jackson or of the decision of the Jackson Board of Directors to agree to the Exchange Ratio.

         In performing its analyses, Keller made numerous samplings with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keller or Jackson. The analyses performed by Keller are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, and do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

         Keller's opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of such opinion. In addition, the opinion does not address Jackson's underlying business decision to effect the Merger or any other terms of the Merger.

         Keller is a consulting firm to financial institutions. As a financial advisor to financial institutions, Keller has knowledge of and familiarity with the current market for common stocks of publicly-traded banks, thrifts, bank holding companies and thrift holding companies. Keller is customarily involved in the valuation of financial institutions for estate, corporate and other purposes and has extensive experience in the valuation of financial institutions. Keller was selected by Jackson on the basis of the firm's familiarity with Jackson's operations and performance, the local market and knowledge of financial institution mergers and acquisitions. Keller has assisted

Jackson in the past as its financial advisor and determined the Bank's initial stock offering price when it converted from a mutual institution to a stock institution.

         In consideration of Keller's services as financial advisor and in providing the Opinion, Jackson agreed to pay a fee of $15,000 comprised of a retainer fee of $3,000 with the balance of $12,000 payable upon the consummation of the Merger. In addition, Jackson has agreed to indemnify Keller for certain liabilities arising out of its engagement by Jackson in connection with the Merger.

         THE FULL TEXT OF THE OPINION OF KELLER UPDATED AS OF THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF KELLER SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. KELLER'S OPINION SHOULD NOT BE CONSTRUED BY HOLDERS OF JACKSON SHARES AS A RECOMMENDATION AS TO HOW SUCH HOLDERS SHOULD VOTE AT THE JACKSON SPECIAL MEETING.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF JACKSON

         The Board of Directors of Jackson unanimously recommends that the shareholders of Jackson vote FOR the adoption of the Agreement. The Board of Directors of Jackson believes that the terms of the Merger are fair to, and in the best interests of, Jackson's shareholders. See "THE MERGER - Background and Reasons for the Merger."

EXCHANGE OF JACKSON SHARES

         If the Merger is approved by the affirmative vote of the holders of two-thirds of the issued and outstanding Jackson Shares, if all necessary regulatory approvals are received and if certain other conditions to the consummation of the Merger are satisfied or waived, Interim Bank will merge with and into Jackson and Jackson will thereafter be the continuing and surviving corporation of the Merger. At the Effective Time, each Jackson Share will be canceled and extinguished in consideration and exchange for a number of OVBC Shares equal to the quotient of $163.09, divided by the Average.

         No fractional shares of OVBC will be issued in the Merger. In lieu of any such fractional shares, OVBC will pay to each holder of Jackson Shares who otherwise would be entitled to receive a fraction of an OVBC Share an amount in cash equal to the product of the Average, multiplied by such fraction. No dividend or distribution with respect to OVBC Shares will be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of OVBC.

         As of the date of this Prospectus/Proxy Statement, there were [19,400] Jackson Shares issued and outstanding and [2,738,995] OVBC Shares issued and outstanding.

EXCHANGE OF CERTIFICATES EVIDENCING OVBC SHARES AND JACKSON SHARES

         As soon as practicable after the consummation of the Merger, OVBC will mail to each holder of record of a certificate or certificates which immediately before such consummation evidenced outstanding Jackson Shares (the "Certificates") a form letter of transmittal. The letter of transmittal will contain instructions for effecting the surrender of the Certificates in exchange for certificates evidencing OVBC Shares. Upon surrender of a Certificate, together with such letter of transmittal, duly executed, to OBVC for exchange and cancellation, the holder of such Certificate will be entitled to receive a certificate evidencing the number of OVBC Shares to which such Certificate holder will have become entitled pursuant to the provisions of the Agreement and cash in lieu of any fractional OVBC Shares, if any. Unless and until Certificates are surrendered for exchange, no dividend or other distribution declared or payable to holders of record of OVBC Shares as of any time subsequent to the consummation of the

Merger will be paid to the holder of any such unsurrendered Certificate, and such holder's other rights as a shareholder of OVBC will be suspended.

         Any shareholder of Jackson who has lost or misplaced a Certificate should immediately contact Phyllis Wilcoxon, at the main office of OVBC at (740) 446-2631. A written statement detailing the procedures for replacing the lost Certificate will be mailed to the shareholder following such contact.

REPRESENTATIONS, WARRANTIES AND COVENANTS

         Each of OVBC and Jackson has made certain representations and warranties in the Agreement in respect of various matters. Such matters include, as to each of OVBC and Jackson, representations and warranties in respect of corporate organization, authority and capital, financial condition, past conduct of business, legal proceedings and business condition. In addition, Jackson has made certain other representations and warranties in respect of investments, properties, taxes, contracts, employee benefit plans and other matters.

         OVBC and Jackson have also each made certain covenants in the Agreement. During the period between April 8, 1998 and the Effective Time, for example, Jackson must conduct its business only in the ordinary course consistent with past practice, except to the extent authorized in writing by OVBC. In addition, Jackson must not solicit or initiate any proposals or offers from any person, or discuss or negotiate with any such person or entity, in respect of any acquisition or purchase of all or a material amount of the assets of, any equity security of, or any merger, consolidation or business combination with, Jackson (collectively, an "Acquisition Transaction"), subject to the good faith exercise of the fiduciary duties of the Board of Directors of Jackson. In the event that the Board of Directors of Jackson accepts in any manner an Acquisition Transaction on or before December 31, 1998, Jackson shall pay to OVBC $90,000 in immediately available federal funds upon the execution of any agreement in respect of an Acquisition Transaction.

         Jackson has also agreed to establish and take, at the request of OVBC and to the extent permitted by law and consistent with generally accepted accounting principles and the fiduciary duties of the directors, such reserves and accruals to conform Jackson's loan, accrual and reserve policies to OVBC's policies; to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger. Jackson does not have to establish and take such reserves and accruals, however, unless certain conditions to closing have been satisfied and unless OVBC certifies to Jackson in writing that OVBC is not aware of any facts or circumstances which would permit OVBC to terminate the Agreement.

         In addition, OVBC has agreed to indemnify the officers and directors of Jackson from and against certain liabilities for a three year period beginning at the Effective Time upon a determination in each particular case by the directors of OVBC that the appropriate standard of conduct under OVBC's Amended Articles of Incorporation, Amended Regulations and applicable law has been met and that indemnification is permissible under applicable law.

CONDITIONS

         The obligation of each of OVBC and Jackson to consummate the Merger is subject to a number of conditions, including, but not limited to, the adoption of the Agreement by the affirmative vote of the holders of two-thirds of the issued and outstanding Jackson Shares and the receipt of all necessary regulatory approvals. In addition, the obligation of OVBC to consummate the Merger is subject to a number of conditions, including, but not limited to, the truth in all material respects of all of Jackson's representations and warranties in the Agreement; the performance and compliance by Jackson of all agreements, covenants and conditions in the Agreement; the absence of a material adverse change in the financial condition, assets, liabilities, obligations, properties or prospects of Jackson after the date of the Agreement; the exercise of dissenters' rights by the holders of not more than 7.5% of the Jackson Shares; and Jackson shareholders' equity at the Effective Time, as calculated in accordance with generally accepted accounting principles, must be at least $2,751,288, exclusive of up to $75,000 in expenses related to the Merger, exclusive of reserves, accruals and charges taken or established by Jackson at the request of OVBC and exclusive of realized or unrealized losses on securities classified as available for sale in Jackson's financial statements.

         The obligation of Jackson to consummate the Merger is also subject to a number of conditions, including, but not limited to, the truth in all material respects of all of OVBC's representations and warranties in the Agreement; the material performance and compliance of OVBC of all agreements, covenants and conditions in the Agreement; and the absence of a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of OVBC after the date of the Agreement.

         Any of the foregoing conditions may be waived by the party which is entitled to the benefits thereof.

REGULATORY APPROVALS

         OVBC has filed applications with the Federal Reserve Board and the Division, and Jackson and OVBC have filed an application with the FDIC, all of which applications seek approval of the Merger. It is anticipated that such approvals will be received during the third quarter or fourth quarter of 1998. It is also currently anticipated that the Merger will be consummated during the fourth quarter of 1998.

EFFECTIVE TIME

         Following the satisfaction or waiver of all conditions set forth in the Agreement, a Certificate of Merger in respect of the Merger will be filed as soon as practicable with the Superintendent and with the Ohio Secretary of State, after which the Merger will be consummated. It is currently anticipated that the Merger will be consummated during the fourth quarter of 1998.

TERMINATION AND AMENDMENT

         The Agreement may be terminated and the Merger abandoned by either OVBC or Jackson upon the occurrence of certain events, including the mutual agreement of OVBC and Jackson and the failure to consummate the Merger on or before December 31, 1998. In addition, either OVBC or Jackson may terminate the Agreement if any event occurs which, in the reasonable opinion of either OVBC or Jackson, precludes compliance with any one of the conditions to the obligation to consummate the Merger.

         The Agreement may be amended by OVBC and Jackson by action of their respective Boards of Directors and in an instrument in writing signed by both OVBC and Jackson. The Agreement may be amended at any time before or after the Jackson Special Meeting. An amendment of the Agreement which materially and adversely affects the rights of the shareholders of Jackson and which takes place after the Jackson Special Meeting, however, will not be made without further approval of the Jackson shareholders. If necessary, such approval would be sought at a subsequent meeting of the Jackson shareholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         As of the Jackson Record Date, the directors and executive officers of Jackson owned, in the aggregate, [3,895] Jackson Shares, or approximately [20%] of the outstanding Jackson Shares. The directors of Jackson have entered into the Letter Agreements with OVBC in their capacities as shareholders and have agreed to vote all of their respective Jackson Shares FOR the adoption of the Agreement. The terms of the Letter Agreements expressly provide that the obligations of the Jackson directors under the Letter Agreements do not affect the Jackson directors' fiduciary obligations in their capacities as directors of Jackson. In addition, the executive officers of Jackson intend to vote all of their respective Jackson Shares FOR the adoption of the Agreement. Assuming the affirmative vote of all Jackson Shares owned by the directors and executive officers of Jackson, the affirmative vote of the holders of an additional [9,039] Jackson Shares, representing an additional [46.6%] of the outstanding Jackson Shares, will be necessary to adopt the Agreement and approve the Merger.

         The Merger Agreement provides that upon consummation of the Merger, Harold A. Howe, who is a currently the President, Chief Executive Officer and a director of Jackson, and James L. Dailey, Jeffrey E. Smith, Phillip A. Bowman and Keith R. Brandeberry will serve on the Board of Directors of Jackson. Mr. Dailey, Mr. Smith, Mr. Bowman and Mr. Brandeberry serve as officers and/or directors of OVBC and/or the Bank at the present time.

MANAGEMENT AND OPERATIONS OF OVBC FOLLOWING THE CONSUMMATION OF THE MERGER

         After the Effective Time, the Board of Directors and executive officers of OVBC will consist of the same persons who presently serve on the Board of Directors and as executive officers of OVBC.

RESALE OF OVBC SHARES

         The OVBC Shares to be issued upon the consummation of the Merger have been registered with the Commission under the Securities Act and will be freely transferable, except for OVBC Shares received by persons who may be deemed to be affiliates of Jackson. The term "affiliate" is defined in Rule 145 promulgated under the Securities Act and generally includes executive officers and directors. Affiliates may not sell their OVBC Shares, except pursuant to an effective registration statement under the Securities Act covering such OVBC Shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In addition, Jackson and OVBC will obtain customary agreements with all directors, officers and affiliates under which those persons will agree not to dispose of their OVBC Shares in a manner that would adversely affect the ability of OVBC to treat the Merger as a pooling of interests for accounting purposes.

INCOME TAX CONSEQUENCES

         The following is a summary discussion of the material federal income tax consequences of the Merger. This summary does not purport to discuss all aspects of federal income taxation that may be applicable to particular shareholders, some of whom may be subject to special rules, nor does it address any aspects of state, local or foreign tax laws. This summary is based upon current law, which is subject to change.

         Prior to the Effective Time, OVBC and Jackson shall have received an opinion of Vorys, Sater, Seymour and Pease LLP that the Merger will produce the following material federal income tax consequences:

         1. The Merger will constitute a tax-free reorganization under Section 368(a)(l)(A) of the Code.

         2. No gain or loss will be recognized by OVBC or Jackson as a result of the Merger.

         3. No gain or loss will be recognized by the Jackson shareholders upon the receipt of the OVBC Shares in exchange for their Jackson Shares.

         4. The basis of the OVBC Shares to be received by a Jackson shareholder will be the same as the basis of the Jackson Shares surrendered by such shareholder in exchange therefor.

         5. The holding period for the OVBC Shares to be received by a Jackson shareholder will include, in each instance, the period during which the Jackson Shares surrendered in exchange therefor were held, provided the Jackson Shares are a capital asset in the hands of the Jackson shareholder on the date of the exchange.

         6. Payment of cash to a Jackson shareholder in lieu of fractional OVBC Shares will be treated as if such fractional Shares were distributed as part of the exchange and then redeemed by OVBC. These cash payments will be treated as distributions in full payment and exchange for the fractional OVBC Shares redeemed as provided in Section 302(a) of the Code.

         7. If a Jackson shareholder dissents to the Merger and receives solely cash in exchange for such shareholder's Jackson Shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of such shareholder's Jackson Shares, subject to the provisions and limitations of Section 302 of the Code. See "RIGHTS OF DISSENTING SHAREHOLDERS." Unless the redemption is treated as a dividend under Section 302(d) of the Code, such shareholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Jackson Shares so redeemed. This gain or loss will be capital gain or loss if the Jackson Shares were held by such shareholder as a capital asset at the time of the Merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by such shareholder will be treated as ordinary income to the extent of Jackson's current or accumulated earnings and profits.

         Under the tests of Section 302 of the Code, the redemption of a dissenting Jackson shareholder's Jackson Shares generally will be treated as a dividend unless the redemption (i) results in a "complete termination" of such shareholder's direct or indirect stock interest in OVBC under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to such shareholder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to such shareholder under Section 302(b)(1) of the Code.

         In order to determine whether there has been a complete termination, a substantially disproportionate redemption or a redemption not essentially equivalent to a dividend with respect to a dissenting Jackson shareholder, it is necessary to consider the Shares owned by persons from whom ownership is attributed to such shareholder under the rules of Section 318 of the Code. Under
Section 318 of the Code, a shareholder is considered to own shares that are directly or indirectly owned by certain members of such shareholder's family or by certain trusts, partnerships or corporations in which such shareholder has an ownership or beneficial interest. Such shareholder is also considered to own any shares with respect to which he holds exercisable options. In certain cases, a dissenting Jackson shareholder may be deemed to own constructively OVBC Shares held by persons who do not exercise dissenters' rights.

         Because of the complexities of the federal, state and local tax laws, it is recommended that the Jackson shareholders consult their own tax advisors concerning the applicable federal, state and local tax consequences of the Merger.

ACCOUNTING TREATMENT

         The Merger, if completed as proposed, will qualify as a pooling-of-interests for financial accounting purposes.


                                  MARKET PRICES

         OVBC Shares are quoted on the Nasdaq National Market under the symbol "OVBC". Jackson Shares are not actively traded, have no established public market and are not listed on any national exchange or quotation system.

         The following table sets forth the high and low bid prices for OVBC Shares on the Nasdaq National Market for the periods indicated and the cash dividends per OVBC Share declared during such periods, as adjusted for the one-for-four, one-for-three and one-for-two stock splits of the OVBC Shares in 1996, 1997 and 1998, respectively.

                                                                                               CASH DIVIDENDS
               QUARTER ENDED                           HIGH                   LOW                  DECLARED
               -------------                           ----                   ---                  --------
               March 31, 1996                          $16.00                 $14.20                 $ .12
               June 30, 1996                           $17.00                 $15.50                 $ .12
               September 30, 1996                      $17.00                 $16.75                 $ .12
               December 31, 1996                       $17.37                 $16.87                 $ .13
               March 31, 1997                          $18.88                 $17.37                 $ .13
               June 30, 1997                           $23.17                 $18.88                 $ .13
               September 30, 1997                      $23.67                 $23.17                 $ .13
               December 31, 1997                       $24.67                 $23.33                 $ .13
               March 31, 1998                          $27.66                 $23.00                 $ .13
               June 30, 1998                           $42.00                 $27.33                 $ .14
               September 30, 1998                      $__.__                 $__.__                 $ .__

         The last known sale of Jackson Shares occurred on [_______ __,] 1998. The price per share in such sale equaled [$__.__].

         On ______ __, 1998, the last trading day before the printing of this Prospectus/Proxy Statement, the mathematical average of the bid and asked prices of the OVBC Shares on the Nasdaq National Market equaled $__.__. If, at the Effective Time, the Average were to equal to $__.__, the shareholders of Jackson would receive _____ OVBC Shares for each Jackson Share canceled and extinguished in the Merger. The average of the bid and asked prices of OVBC Shares on _____ __, 1998, is presented for illustrative purposes only and may not be indicative of the Average at the Effective Time.


                        RIGHTS OF DISSENTING SHAREHOLDERS

         Holders of Jackson Shares who so desire are entitled to relief as dissenting shareholders under Ohio Revised Code Section 1701.85. A shareholder of Jackson will be entitled to such relief, however, only if he complies strictly with all of the procedural and other requirements of Section 1701.85. The following summary does not purport to be a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 attached hereto as Annex C.

         A Jackson shareholder who wishes to perfect his rights as a dissenting shareholder in the event the Agreement is adopted.

         (a) must have been a record holder of the Jackson Shares as to which he seeks relief on the Jackson Record Date;

         (b) must not have voted his Jackson Shares in favor of adoption of the Agreement; and

         (c) must deliver to Jackson, not later than ten days after the Jackson Special Meeting, a written demand for payment of the fair cash value of the Jackson Shares as to which he seeks relief. Such written demand must state the name of the shareholder, his address, the number of Jackson Shares as to which he seeks relief and the amount claimed as the fair cash value thereof.

         A vote against the adoption of the Agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to: The Jackson Savings Bank, 201 Main Street, Jackson, Ohio 45640, Attention: Harold A. Howe, President. Because the written demand must be delivered within the ten-day period following the Jackson Special Meeting, it is recommended, although not required, that a shareholder using the mails should use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.

         If Jackson sends the dissenting shareholder, at the address specified in his demand, a request for the certificate(s) representing his shares, such dissenting shareholder must deliver the certificate(s) to Jackson within 15 days of the sending of such request. Jackson may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder's rights as a dissenting shareholder. Jackson must notify the shareholder of its election to terminate his rights as a dissenting shareholder within 20 days after the lapse of the 15 day period.

         Unless the dissenting shareholder agrees on the fair cash value per share of the Jackson Shares, he may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Jackson County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any Jackson Shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

         Fair cash value: (i) will be determined as of the day prior to the Jackson Special Meeting, (ii) will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy,
(iii) will not exceed the amount specified in the shareholder's written demand, and (iv) will exclude any appreciation or depreciation in market value resulting from the Merger. The court will make a finding as to the fair cash value of a Jackson Share and render judgment against Jackson for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

         The rights of any dissenting shareholder will terminate if (a) the dissenting shareholder has not complied with Section 1701.85, unless Jackson, by its Board of Directors, waives such failure, (b) Jackson abandons or is finally enjoined or prevented from carrying out, or the shareholders of Jackson rescind their adoption of, the Agreement, (c) the dissenting shareholder withdraws his written demand, with the consent of Jackson, by its Board of Directors, or (d) Jackson and the dissenting shareholder have not agreed upon the fair cash value per share of the Jackson Shares and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the Jackson Shares. For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "THE MERGER - Income Tax Consequences."

         Because a proxy which does not contain voting instructions will be voted for adoption of the Agreement, a shareholder who wishes to exercise dissenters' rights must either (i) not sign and return his proxy or (ii) if he signs and returns his proxy, vote against or abstain from voting on the adoption of the Agreement.


                     SPECIAL MEETING OF JACKSON SHAREHOLDERS

DATE, TIME AND PLACE

         The Jackson Special Meeting will be held on __________ __, 1998, commencing at _:__ p.m., Eastern Time, at ____________________, Jackson, Ohio.

PURPOSE OF MEETING

         The purpose of the Jackson Special Meeting is to consider and act upon
(i) a proposal to adopt the Agreement and (ii) such other business as may properly come before the Jackson Special Meeting and any adjournment thereof.

SHARES OUTSTANDING AND ENTITLED TO VOTE AND RECORD DATE

         The close of business on ________ __, 1998, has been fixed by the Board of Directors of Jackson as the Jackson Record Date for the determination of holders of Jackson Shares entitled to notice of and to vote at the Jackson Special Meeting and any adjournment thereof. At the close of business on the Jackson Record Date, there were [19,400] Jackson Shares outstanding and entitled to vote and held of record by [60] shareholders. Each Jackson Share entitles the holder thereof to one vote on each matter to be submitted to the Jackson shareholders at the Jackson Special Meeting.

VOTE REQUIRED

         The affirmative vote of the holders of two-thirds of the outstanding Jackson Shares, voting in person or by proxy, will be necessary to adopt the Agreement. As of the Jackson Record Date, the directors and executive officers of Jackson owned, in the aggregate, [3,895] or approximately [20%], of the outstanding Jackson Shares. The directors of Jackson have entered into the Letter Agreements with OVBC in their capacities as shareholders and have agreed to vote all of their respective Jackson Shares FOR the adoption of the Agreement. The terms of the Letter Agreements expressly provide that the obligations of the Jackson directors' to fulfill their fiduciary duties to Jackson are not affected by the Letter Agreements. Assuming the affirmative vote of all Jackson Shares owned by the directors and executive officers of Jackson, the affirmative vote of the holders of an additional [9,039] Jackson Shares, representing an additional [46.6%] of the outstanding Jackson Shares, will be necessary to adopt the Agreement.

         The Jackson shareholders present, in person or by proxy, at the Jackson Special Meeting will constitute a quorum at the Jackson Special Meeting. Each Jackson shareholder is entitled to one vote for each Jackson Share held. Under Ohio law, shares which are held by a nominee for a beneficial owner and which are represented in person or by proxy at the Jackson Special Meeting but which are not voted with respect to the adoption of the Agreement will be counted as present for purposes of establishing a quorum. The effect of an abstention or non-vote will be the same as a vote against the adoption of the Agreement. If a proxy is signed and dated by a shareholder, but no vote is specified thereon, the shares held by such shareholder will be voted FOR the adoption of the Agreement.

VOTING AND SOLICITATION AND REVOCATION OF PROXIES

         A proxy for use at the Jackson Special Meeting accompanies this Prospectus/Proxy Statement and is solicited by the Board of Directors of Jackson. A shareholder of Jackson may use a proxy if he is unable to attend the Jackson Special Meeting in person or wishes to have his Jackson Shares voted by proxy even if he does attend the Jackson Special Meeting in person. Without affecting any vote previously taken, any shareholder of Jackson who has executed a proxy may revoke the executed proxy at any time before the vote by filing with Jackson, at the address of Jackson set forth on the Notice of Special Meeting, written notice of such revocation; by executing a later-dated proxy which is received by Jackson prior to the Jackson Special Meeting; or by attending the Jackson Special Meeting and giving notice of such revocation in person. Attendance at the Jackson Special Meeting will not, in and of itself, revoke a proxy. The Jackson Shares represented by each properly executed proxy received prior to the Jackson Special Meeting and not revoked will be voted at the Jackson Special Meeting, or any adjournment thereof, as specified on such proxy or, in the absence of specific instructions to the contrary, will be voted FOR the adoption of the Agreement.

         As of the date of this Prospectus/Proxy Statement, the Board of Directors of Jackson did not know of any business to be brought before the Jackson Special Meeting, other than as set forth in this Prospectus/Proxy Statement. If, however, any matters other than those referred to in this Prospectus/Proxy Statement should properly come before such Jackson Special Meeting, or any adjournment thereof, the persons named as proxies in the enclosed proxy intend to vote the Jackson Shares represented by such proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.

         Jackson will pay the expenses incurred by Jackson in connection with preparing and mailing this Prospectus/Proxy Statement, the accompanying proxy and any other related materials to the shareholders of Jackson and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors of Jackson. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Jackson by further mailing, by telephone or by personal contact. Jackson will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Jackson Shares not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of Jackson Shares entitled to vote at the Jackson Special Meeting.


                                BUSINESS OF OVBC

         OVBC was incorporated under the laws of the State of Ohio on January 8, 1992. OVBC is registered under the Bank Holding Company Act of 1956, as amended. A substantial portion of OVBC's revenue is derived from cash dividends paid by the Bank, a wholly-owned subsidiary of OVBC. The principal executive offices of OVBC are located at 420 Third Avenue, Gallipolis, Ohio 45631.

         The Bank was organized on September 24, 1872, under the laws governing private banking in Ohio. The Bank was incorporated in accordance with the general corporation laws governing savings and loan associations of the State of Ohio on January 8, 1901. The Articles of Incorporation of the Bank were amended on January 25, 1935, for the purpose of authorizing the Bank to transact a commercial savings bank and safe deposit business and again on January 26, 1950, for the purpose of adding special plan banking. The Bank was approved for trust powers in 1980 with trust services first being offered in 1981. The Bank's deposits are insured up to applicable limits by the FDIC in the BIF.

         OVBC's wholly-owned subsidiary, Loan Central, Inc. ("Loan Central"), was formed on February 1, 1996. Loan Central was incorporated under the Ohio laws governing finance companies.

         The Bank is engaged in commercial and retail banking, and Loan Central is engaged in consumer finance. Reference is hereby made to Item 1(E), "Statistical Disclosure" and Item 8 contained in OVBC's Form 10-K for the 1997 fiscal year for financial information pertaining to OVBC's business through its subsidiaries. OVBC's Form 10-K for the 1997 fiscal year is incorporated by reference into this Prospectus/Joint Proxy Statement.

         OVBC's business consists substantially of its 100% ownership of the outstanding stock of the Bank and Loan Central. The Bank is a full-service financial institution offering a variety of commercial, retail and agricultural banking services. Loans of all types and checking, savings and time deposits are offered, along with such services as safe deposit boxes, issuance of travelers' checks and administration of trusts. Loan Central, a consumer finance company, offers smaller balance consumer loans to individuals with nonconforming or nontraditional credit history. Revenues from loans accounted for 80.66% in 1997, 79.81% in 1996 and 74.50% in 1995 of total consolidated revenues. Revenues from interest and dividends on securities accounted for 13.56%, 15.21% and 20.58% of total consolidated revenues in 1997, 1996 and 1995, respectively. The Bank presently has 11 offices, 6 of which offer drive-up services and automatic teller machines. The Bank accounted for substantially all of OVBC's consolidated assets at August 31, 1998.

         The banking business is highly competitive. The Bank's market area is concentrated primarily in Gallia, Jackson, Pike and Franklin Counties in Ohio and Mason County, West Virginia. Some additional business originates from the surrounding Ohio counties of Meigs, Vinton, Scioto and Ross. Competition for deposits and loans comes primarily from local banks and savings associations, although some competition is also experienced from local credit unions, insurance companies and mutual funds. In addition, larger regional institutions, with substantially greater resources, are becoming increasingly visible. With the formation of Loan Central, OVBC is better able to compete in Gallia County by serving a consumer base which may not meet the Bank's credit standards. Loan Central also operates in Lawrence County which is outside the Bank's primary market area. The principal methods of competition are the rates of interest charged for loans, the rates of interest paid for deposits, the fees charged for services and the availability and quality of service. The business of OVBC and its subsidiaries is not seasonal, nor is it dependent upon a single or small group of customers.

         The Bank deals with a wide cross-section of businesses and corporations which are located primarily in southeastern Ohio and northwestern West Virginia. Few loans are made to borrowers outside this area. Lending decisions are made in accordance with written loan policies designed to maintain loan quality. The Bank originates commercial loans, commercial leases, residential real estate loans, home equity lines of credit, installment loans and credit card loans. The Bank believes that there is no significant concentration of loans to borrowers engaged in the same or similar industries and does not have any loans to foreign entities.

         OVBC's subsidiaries make installment credit available to customers and prospective customers in their primary market area of southeastern Ohio. Credit approval for consumer loans requires demonstration of sufficiency of income to repay principal and interest due, stability of employment, a positive credit record and sufficient collateral for secured loans. It is the policy of the subsidiaries to adhere strictly to all laws and regulations governing consumer lending. A qualified compliance officer is responsible for monitoring the performance of their respective consumer portfolio and updating loan personnel. OVBC's subsidiaries make credit life insurance and health and accident insurance available to all qualified buyers thus reducing their risk of loss when a borrower's income is terminated or interrupted. OVBC's subsidiaries review their respective consumer loan portfolios monthly to charge off loans which do not meet that subsidiary's standards. Credit card accounts are administered in accordance with the same standards as applied to other consumer loans.

         The market area for real estate lending by the Bank is also located in southeastern Ohio. The Bank generally requires that the loan amount with respect to residential real estate loans be no more than 89% of the purchase price or the appraisal value of the real estate securing the loan, unless private mortgage insurance is obtained by the borrower for the percentage exceeding 89%. These loans are generally one year adjustable or fixed for the first three or five years and then become one year adjustable, fully amortized mortgages. The Bank is currently not originating mortgages for the secondary market. Real estate loans are secured by first mortgages with evidence of title in favor of the Bank in the form of an attorney's opinion of title or a title insurance policy. The Bank also requires proof of hazard insurance with the Bank named as the mortgagee and as loss payee. Home equity lines of credit are generally made as second mortgages by the Bank. The home equity lines of credit are written with ten year terms but are reviewed annually. A variable interest rate is generally charged on the home equity lines of credit.

         The Bank expanded its operations in December 1996 by introducing a supermarket branch in the Bank's existing market area of Gallia County to further enhance the Bank's customer service through extended hours and convenience. In January 1997, another branch was opened in Columbus, Ohio (Franklin County) which represents a new market for the Bank. The Bank also converted its loan origination office in Point Pleasant, West Virginia to a full-service branch providing greater access to its current and future customers. The Bank expects to continue this growth in 1998 by introducing a second SuperBank branch to be located in a local Wal-Mart store in Gallipolis. To expand on Loan Central's success, a third office was opened in Jackson, Ohio in early 1998.

         The foregoing discussion of the business of OVBC and its subsidiaries is not complete and Jackson shareholders are referred to OVBC's Annual Report on Form 10-K for the 1997 fiscal year for a discussion of OVBC's and its subsidiaries businesses. OVBC's Form 10-K for the 1997 fiscal year is incorporated by reference into this Prospectus/Proxy Statement.

                               MANAGEMENT OF OVBC

         The following is a list of certain executive officers and all of the directors of OVBC:

                                                                                                      Director of
Name                                  Age         Principal Occupation                                OVBC Since
----                                  ---         --------------------                                ----------
Keith R. Brandeberry, M.D.            76          Physician                                              1992

W. Lowell Call                        61          Vice President, Sausage Production                     1992
                                                  Bob Evans Farms, Inc.

James L. Dailey                       63          Chairman and Chief Executive Officer                   1992
                                                  of OVBC and the Bank

Robert H. Eastman                     57          President of Ohio Valley Supermarkets, Inc.            1992

Merrill L. Evans                      65          Developer, Farmer and President,                       1992
                                                  Evans Enterprises, Inc.

Morris E. Haskins                     86          Director of the Company, Chairman of                   1992
                                                  the Bank from 1981 until his retirement
                                                  in April, 1992

Warren F. Sheets                      73          Attorney, Warren F. Sheets Co., LPA                    1992

Jeffrey E. Smith                      48          President and Chief Operating Officer                  1992
                                                  of OVBC and the Bank, Treasurer
                                                  of OVBC

Thomas E. Wiseman                     39          President, The Wiseman Agency, Inc.                    1992

         Following the consummation of the Merger, James L. Dailey will serve as Vice President and a director of Jackson. In addition, Jeffrey E. Smith and Keith R. Brandeberry, M.D. will serve as directors of Jackson and Phillip A. Bowman, who currently serves as a director of the Bank, will serve as a director of Jackson.

SUMMARY COMPENSATION TABLE

         The following table sets forth a summary of certain information concerning the compensation paid by OVBC for services rendered in all capacities to James L. Dailey, Chairman of the Board and Chief Executive Officer of OVBC and the Bank and Jeffrey E. Smith, President and Chief Operating Officer of OVBC and the Bank during the three fiscal years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                Annual Compensation
---------------------------------------------------------------------------------------------------------------------
Name and Principal Position      Year                Salary(1)          Bonus(2)          All Other Compensation
                                                       ($)                ($)                       ($)
---------------------------------------------------------------------------------------------------------------------
James L. Dailey,                 1997                $91,249           $100,367                   $14,620(3)
Chairman and                     1996                 86,319             91,342                    13,845
Chief Executive                  1995                 82,079             74,410                    13,106
Officer of OVBC
and the Bank

Jeffrey E. Smith,                1997                $73,345            $92,612                   $14,044(4)
President and Chief              1996                 63,145             84,243                    13,079
Operating Officer of OVBC        1995                 60,531             67,722                    11,028
and the Bank, and Treasurer
of OVBC

(1) "Salary" includes Director's fees received by Messrs. Dailey and Smith during each of 1997, 1996 and 1995 fiscal years in the amounts of $2,400, $2,400 and $2,700, respectively.

(2) "Bonus" includes Director's Bonus received by Messrs. Dailey and Smith during each of 1997, 1996 and 1995 fiscal years in the amounts of $15,320, $13,927 and $12,719, respectively. Messrs. Dailey and Smith have chosen to defer a portion of their bonus under OVBC's deferred compensation plan for Directors and Executive Officers implemented in 1996.

(3) Includes $3,375 allocated to Mr. Dailey pursuant to contributions and reallocated forfeitures under the Ohio Valley Banc Corp. Profit Sharing Plan; $1,615 allocated to Mr. Dailey pursuant to contributions and reallocated forfeitures under the 401-k plan which is provided for under the Ohio Valley Banc Corp. Profit Sharing Plan; $8,843 allocated to Mr. Dailey pursuant to contributions and reallocated forfeitures under the Ohio Valley Banc Corp. Employee Stock Ownership Plan; and $787 premium paid by OVBC for a life insurance policy on the life of Mr. Dailey, pursuant to the terms of OVBC's group life insurance contracts. The proceeds are payable in the amount of two times the aggregate of the employee's base salary for the calendar year in which the employee's death occurs, including any base salary which is deferred under a qualified or non-qualified deferral plan, plus bonuses and any Director's fees paid in the previous calendar year, also including any bonus and Director's fee which is deferred under a qualified or non-qualified deferral plan.

(4) Includes $3,375 allocated to Mr. Smith pursuant to contributions and reallocated forfeitures under the Ohio Valley Banc Corp. Profit Sharing Plan; $1,615 allocated to Mr. Smith pursuant to contributions and reallocated forfeitures under the 401-k plan which is provided for under the Ohio Valley Banc Corp. Profit Sharing Plan; $8,843 allocated to Mr. Smith pursuant to contributions and reallocated forfeitures under the Ohio Valley Banc Corp. Employee Stock Ownership Plan; and $211 of premium paid by OVBC for a life insurance policy on the life of Mr. Smith, pursuant to the terms of OVBC's group life insurance contracts. The proceeds are payable in the amount of two times the aggregate of the employee's base salary for the calendar year in which the employee's death occurs, including any base salary which is deferred under a qualified or non-qualified deferral plan, plus bonuses and any Director's fees paid in the previous calendar year, also including any bonus and Director's fee which is deferred under a qualified or non-qualified deferral plan.

DIRECTORS' COMPENSATION

         No member of the Board of Directors of OVBC received remuneration in 1997 for his services as such. All of the Directors of OVBC serve as Directors of the Bank. In 1997, each individual who was not a salaried officer of the Bank received $300 per month for his service as a member of the Board of Directors of the Bank. Directors James L. Dailey and Jeffrey E. Smith received $200 per month for their services. The Bank Board met twenty-one (21) times in 1997. In addition, it is the practice of the Bank to pay a bonus to its Directors based upon the performance of the Bank. For 1997, each Director of the Bank received a bonus of $15,320. This bonus figure was pro-rated for time served for new Directors Phil A. Bowman, Art E. Hartley, Sr., Charles C. Lanham and Lannes C. Williamson (who are Directors of the Bank but not of OVBC) and specifically includes amounts participating Directors may have chosen to defer under OVBC's deferred compensation plan for Directors and Executive Officers implemented in 1996. The bonus paid to each Director in the fiscal years of 1995 and 1996 was $12,719 and $13,927, respectively. Mr. Evans, Dr. Brandeberry, Mr. Haskins, and Mr. Wiseman each received an additional $38,597 in 1997 and $36,618 in 1996 for their service as members of the Executive Committee of the Board of Directors of the Bank, which met forty-nine (49) times in 1997 and fifty (50) times in 1996. This figure for Mr. Evans, Dr. Brandeberry, and Mr. Haskins for the fiscal year of 1995 was $35,122. Executive Committee members who are employees of the Bank receive no compensation for serving on the Executive Committee. OVBC maintains a life insurance policy with a death benefit of two times annual Director fees reduced by 35% at age 65 and reduced by 50% at age 70.

         In December 1996, life insurance contracts were purchased by OVBC. OVBC is the owner of the contracts. One of the purposes of these contracts was to replace a current group life insurance program for Executive Officers and implement a deferred compensation plan for Directors and Executive Officers in 1996. Participants in the deferred compensation plan are eligible to receive distribution of their contributions, plus accrued interest earned at no greater than market rate on reinvestment of the contributions, upon reaching age 70, provided that, if a participant dies before reaching age 70 and the participant qualifies, distribution will be made to the participant's designated beneficiary in an amount equal to what the Director would have accumulated if the participant had reached age 70 and had continued to make contributions to the plan. The cost of providing the benefits to the participants will be offset by the earnings on the life insurance contracts.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         OVBC, through the Bank, has had and expects to have in the future banking transactions in the ordinary course of the Bank's business with some of the directors, officers and principal stockholders of OVBC and entities with which they are associated. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral on loans and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of OVBC, each such loan and commitment to loan did not involve more than a normal risk of uncollectibility or present other unfavorable features. The aggregate amount of loans to officers and directors of OVBC, entities in which such officers and directors have an interest, and affiliates and other associates of officers and directors was [$11,038,744], as of [July 31, 1998]. As of the date hereof, all of such loans were performing loans.

                           SECURITY OWNERSHIP OF OVBC

         The following table indicates, as of [August 18], 1998, the number and percentage of outstanding OVBC Shares beneficially owned by each director of OVBC and by the executive officers and directors of OVBC as a group. OVBC knows of no person other than Mr. Morris E. Haskins who beneficially owns more than 5% of the outstanding OVBC Shares:

                                              Amount and Nature of                        Percentage of
Name and Address                             Beneficial Ownership (1)             Common Shares Outstanding(2)
----------------                            -------------------------             ----------------------------
James L. Dailey                                     [23,143]                                 [.84%]
445 Third Avenue
Gallipolis, Ohio  45631

Jeffrey E. Smith                                    [10,525]                                 [.38%]
22 Edgemont Drive
Gallipolis, Ohio  45631

Morris E. Haskins                                  [259,872]                                [9.49%]
1 Vine Street
Gallipolis, Ohio  45631

Keith R. Brandeberry, M.D.                          [55,698]                                [2.03%]
401 First Avenue
Gallipolis, Ohio  45631

W. Lowell Call                                      [11,014]                                 [.40%]
399 Maple Drive
Gallipolis, Ohio  45631

Robert H. Eastman                                   [32,253]                                [1.18%]
4551 State Route 588
Gallipolis, Ohio  45631

Merrill L. Evans                                    [39,842]                                [1.45%]
2362 East Bethel Church Road
Gallipolis, Ohio  45631

Warren F. Sheets                                   [113,714]                                [4.15%]
120 First Avenue
Gallipolis, Ohio  45631

Thomas E. Wiseman                                    [7,151]                                 [.26%]
619 Fourth Avenue
Gallipolis, Ohio  45631

All Directors and Executive                        [553,212]                               [21.28%]
Officers as a Group
(11 persons)

(1) Included are OVBC Shares owned by each director, each nominee, executive officer or group and, in certain instances, by his spouse and minor children, and OVBC Shares over which each director, nominee or executive officer has full voting control and power of disposition. Also included in the OVBC Shares listed for Messrs. Dailey and Smith are OVBC Shares allocated to each individual in OVBC's Employee Stock Ownership Plan.

(2)      Based upon [2,738,995] OVBC Shares outstanding as of [August 18, 1998].

            JACKSON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         In the following pages, management of Jackson presents an analysis of Jackson's financial condition and results of operations as of and for the year ended September 30, 1997 (as compared to the prior two years for Jackson's financial condition and as compared to the prior year for Jackson's results of operations). This discussion is designed to provide shareholders of Jackson with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this Prospectus/Proxy Statement. See "PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION, SELECTED FINANCIAL DATA OF OVBC AND
JACKSON and INDEX TO FINANCIAL STATEMENTS OF THE JACKSON SAVINGS BANK."

         Jackson is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential or other real property. Jackson also originates consumer loans. Loan funds are obtained primarily from savings deposits and loan principal repayments. In addition to originating loans, Jackson invests in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions and other investments permitted by applicable law.

         Interest on loans and investments is Jackson's primary source of income. Jackson's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the "net interest income" of Jackson, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most thrift institutions, Jackson's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities.

COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997

         GENERAL. Net Income for the nine months ended June 30, 1998 was $53,000, a decline of $15,000 from June 30, 1997. Interest and fees on loans declined by $10,000 during the nine months ended June 30, 1998 as a result of a decline in the average balance of loans outstanding. Interest income on investments and interest paid on deposits remained relatively constant for the period. Total other income decreased by $15,000, as a gain on the sale of securities during the nine months ended June 30, 1997, was not repeated. Total other expenses increased by $32,000, or 12.5%, primarily as a result of professional fees associated with the proposed merger of the Bank and costs associated with an upgrade of Jackson's data processing equipment and software. The provision for income tax declined from $93,000 to $53,000 as a result of adjustments made to Jackson's current and deferred tax liabilities in 1997.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

         GENERAL. Net income for Jackson was $102,000 in 1997, or $82,000 less than the $184,000 earned in 1996. The decrease in earnings for 1997 was primarily due to the provision for income tax increasing $55,000 from 1996 to 1997. Total interest income fell $18,000, while interest expense increased $10,000 over the same period. This decrease in interest income resulted from a decrease in the average balance of loans and a decline in the average yield on all categories of interest-earning assets, which decreased from 7.82% for the year ended September 30, 1996, to 7.75% for the year ended September 30, 1997. During the same period, the average cost of interest-bearing liabilities increased from 4.80% to 4.95%.

         NET INTEREST INCOME. Net interest income is the amount of interest earned on loans, securities, and other investments that exceeds the interest cost of deposits and borrowings. Net interest income is affected by the volume and composition of earning assets and interest-bearing liabilities, and to a lesser extent by noninterest-bearing liabilities and stockholders' equity totals. Additionally, the market level of interest rates and the resultant competitive rate decisions made by management impact net interest income. Interest rates charged on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. These factors are, in turn, affected by general economic conditions and other factors beyond

Jackson's control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the Federal Reserve Board.

         Net interest income decreased $28,000 from 1996 to 1997. The net interest margin, which is net interest income divided by average earning assets, declined 17 basis points (100 basis points equal 1%) from 3.75% for 1996 to 3.58% for 1997.

         Total interest income decreased $18,000, as the yield on interest-earning assets decreased from 7.82% in 1996 to 7.75% in 1997. Weakened loan demand was the primary reason for the decline in total interest income. Interest and fees on loans decreased $18,000 from 1996 to 1997, due primarily to a decrease in the average balances of loans of $184,000 during the period. Interest on securities and interest on balances with other banks remained constant from year to year as increases in average balances were offset by declines in average yields.

         Total interest expense increased $10,000 in 1997. Average interest-bearing liabilities decreased by $180,000 and the rate paid on interest-bearing liabilities increased by 15 basis points from 1996 to 1997.

         AVERAGE BALANCE SHEET. The following tables further illustrate the impact on net interest income from changes in average balances and yields of the Jackson's assets and liabilities. @@

                                                           1997                                  1996
                                              --------------------------------     ---------------------------------
                                                         Average     Interest                 Average     Interest
                                              Average    Yield or    Earned        Average    Yield or    Earned
                                              Balance    Rate Paid   or Paid       Balance    Rate Paid   or Paid
                                              -------    ---------   -------       -------    ---------   -------
                                                                     (dollars in thousands)
ASSETS:
   Interest-Earning Assets
       Interest-bearing Cash Equivalents      $ 3,722       5.08%     $ 189       $ 3,648       5.18%      $  189
       Securities (1)                           1,159       6.12         45         1,015       6.18           45
       Loans                                   10,283       8.84        909        10,467       8.86          927
                                              -------                ------       -------                  ------
   Total Interest-Earning Assets (1)           15,164       7.75      1,143        15,130       7.82        1,161
                                              -------                ------       -------                  ------
   Noninterest-Earning Assets:
       Allowance for Loan Losses                 (135)                               (132)
       Other Noninterest-Earning Assets           130                                 107
                                              -------                             -------
   Total Noninterest-Earning Assets                (5)                                (25)
                                              -------                             -------

   TOTAL ASSETS                               $15,159                             $15,105
                                              =======                             =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
   Interest-Bearing Liabilities:
       Deposits                               $12,326       4.95        615       $12,616       4.80          605
                                              -------                ------       -------                  ------
   Total Interest-Bearing Liabilities          12,436       4.95        615        12,616       4.80          605
                                              -------                ------       -------                  ------
   Noninterest-Bearing Liabilities:
       Other Noninterest-Bearing Liabilities      141                                  99
                                              -------                             -------
       Total Noninterest Bearing Liabilities      141                                  99
                                              -------                             -------

   TOTAL LIABILITIES                           12,577                              12,715

   TOTAL STOCKHOLDERS' EQUITY                   2,582                               2,390
                                              -------                             -------

   TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                   $15,159                             $15,105
                                              =======                             =======
Net Interest Income                                                  $  528                                $  556
                                                                     ======                                ======
Net Interest Spread                                         2.80%                               3.02%
                                                            =====                               =====
Net Yield On Interest
   Earning Assets (1)                                       3.58%                               3.75%
                                                            =====                               =====
@@

(1) The historical amortized cost average balance of $735,000 for 1997 and $1,015,000 for 1996 was used to calculate yields for securities available for sale. The average balance for securities represents the carrying value of securities. The net yield on interest-earning assets was computed by dividing net interest income by total interest-earning assets without the market value adjustment related to available-for-sale securities.

         RATE AND VOLUME ANALYSIS. The following table presents the changes in Jackson's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume that cannot be segregated have been allocated in proportion to the changes due to rate and volume.

                                                            1997 Compared to 1996

                                                                   Change          Change
                                                     Total         Due to          Due to
                                                    Change         Volume           Rate
                                                    ------         ------           ----
                                                               (In thousands)
         Interest-Bearing Cash Equivalents            $ --           $  4            $ (4)
         Securities                                     --              1              (1)
         Loans (1)                                     (18)           (16)             (2)
                                                      ----           ----            ----

              Total Interest Income                    (18)           (11)             (7)
                                                      ----           ----            ----

         Interest-Bearing Deposits                      10             (9)             19
                                                      ----           ----            ----
              Total Interest Expense                    10             (9)             19
                                                      ----           ----            ----

         Net Interest Income                          $(28)          $ (2)           $(26)
                                                      ====           ====            ====

         (1) Nonaccrual loan balances are included for purposes of computing the rate and volume effects although interest on these balances has been excluded.

          PROVISION FOR LOAN LOSSES. Jackson maintains an allowance for loan losses to provide for probable credit losses in the loan portfolio. Residential first mortgage loans secured by one- to four-family residences, residential construction loans and home improvement loans with balances less than $200,000 are evaluated for impairment in total. Management analyzes large loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet the debt service requirements. Often this is associated with a delay or shortfall in payments of 60 days or more. Jackson evaluates the remaining loan portfolio and establishes loss allowances based on historical loan loss data, as well as anticipated credit losses. At September 30, 1997, the allowance had a balance of $135,000 (1.34% of total loans).

         Management's practice is to place loans on nonaccrual status when they become 90 days or more past due. Interest on such loans is recognized as received. As of September 30, 1997 and 1996, nonaccrual, past due and restructured loans were as follows:

                                                              1997             1996
                                                              ----             ----
Loans accounted for on a nonaccrual basis                   $448,000         $257,000
Accruing loans past due 90 days or more                           --               --
Troubled debt restructurings                                      --               --
                                                            --------         --------
        Total                                               $448,000         $257,000
                                                            ========         ========

For the year ending September 30, 1997, interest and fees on loans would have increased by $5,079 if all nonaccrual loans were accruing interest at their contractual rates.

         At September 30, 1997 and 1996, there were no loans that management considered impaired. At September 30, 1997, there were no loans other than those disclosed above, where known information about possible credit problems of the borrowers caused management to have serious doubts about the borrowers ability to comply with their contractual repayment terms.

         There are no loan concentrations known to exist that exceed 10% of total loans at September 30, 1997.

         A summary of the allowance for loan losses is as follows for the years ended September 30, 1997 and 1996:

                                                                                   1997            1996
                                                                                   ----            ----

         Balance at beginning of year                                            $135,086         $128,087

         Loans charged off:
              Mortgage loans                                                           --           (2,340)

         Recoveries on loans charged off                                               --               --

         Provisions for loan losses                                                    --            9,339
                                                                                 --------         --------

         Balance at end of year                                                  $135,086         $135,086
                                                                                 ========         ========

         Ratio of net charge-offs during the period to average
           loans outstanding                                                         0.00%            0.02%
                                                                                 ========         ========

         The allowance for loan losses is maintained by management at a level considered adequate to cover probable losses that are currently anticipated based on past loss experience, general economic conditions, and information about specific borrower situations including their financial position, cash flows and collateral values. After considering such information, management determines the provision necessary to bring the allowance for loan losses to the desired level.

         As of September 30, 1997 and 1996 the allowance for loan losses was allocated as follows:

                                                           1997                                  1996
                                            ---------------------------------      --------------------------------
                                                             Percent of Loans                      Percent of loans
                                                              in category to                        in category to
                                                Amount         total loans            Amount         total loans
                                                ------         -----------            ------         -----------
First mortgage loans                          $ 30,920             98.3%              $ 30,920           98.6%
Unsecured home improvement loans                 4,166              1.3                  4,166            1.0
Consumer loans                                      --              0.4                     --            0.4
Unallocated                                    100,000              N/A                100,000            N/A
                                              --------            ------              --------          ------
                                              $135,086            100.00%             $135,086          100.00%
                                              ========            =======             ========          ======

NONINTEREST INCOME

Jackson had no noninterest income in 1996. Noninterest income was $15,000 in 1997 due to the sale of a security classified as available for sale. Jackson does not typically charge service charges on deposit accounts or for other services and, therefore, other income is typically not significant.

         NONINTEREST EXPENSE. The primary components of noninterest expenses are employee compensation and benefits, data processing, franchise taxes and professional services. Noninterest expense increased by $22,000 in

1997, from 2.10% of total assets in 1996 to 2.23% in 1997. Personnel expense increased by $12,000, or 7.23% from 1996 to 1997, because of normal salary increases. All other operating expenses remained relatively stable during the period.

         PROVISION FOR INCOME TAXES. The provision for income taxes increased by $55,000 in 1997 due to adjustments to Jackson's current and deferred tax liabilities.

CHANGES IN FINANCIAL CONDITION FROM SEPTEMBER 30, 1997 TO JUNE 30, 1998

         Total assets increased by $113,000, or less than 1%, from September 30, 1997 to June 30, 1998. Net loans increased by $267,000, or 2.7%, as interest rates remained attractive to borrowers during this period. Loan growth was funded primarily by a reduction of cash and cash equivalents. Total deposits remained relatively stable during the period, declining by $125,000 or 1.0%. Total shareholders' equity increased by $169,000, or 6.4% , primarily as a result of the increased market value of securities available for sale which are carried at estimated fair value.

CHANGES IN FINANCIAL CONDITION FROM SEPTEMBER 30, 1996 TO SEPTEMBER 30, 1997

         TOTAL ASSETS. Total assets grew from $15,063,000 on September 30, 1996 to $15,149,000 on September 30, 1997, a 0.57% increase. The major reason for the growth in assets was an increase in securities available for sale which grew from $566,000 at year-end 1996, to $710,000 at year-end 1997, a $144,000 increase. Cash and cash equivalents also increased $445,000, or 12.90% from $3,450,000 at September 30, 1996 to $3,895,000 at September 30, 1997. Net loans decreased 4.83%, or $506,000 from $10,481,000 on September 30, 1996, to
$9,975,000 on September 30, 1997.

         LOANS. Total gross loans decreased 5.12% from $10,655,000 at September 30, 1996 to $10,110,000 at September 30, 1997. First mortgage loans decreased 5.33% from $10,501,000 in 1996 to $9,941,000 in 1997. Such decline is primarily attributed to special below-market promotional rates offered by a local competitor. Home improvement loans increased from $112,000 at September 30, 1996 to $131,000 at September 30, 1997, a 16.96% increase during the period. Consumer loans decreased 11.63% from $43,000 in 1996 to $38,000 in 1997.

         Jackson's loan portfolio consists primarily of residential real estate loans in Jackson, Ohio. Jackson's loan organization and loan prepayment experience is directly impacted by local economic conditions including employment opportunities, the competitive environment and the availability of funds.

         As of September 30, 1997 and 1996, total loans consisted of the following:

                                                         1997               1996
                                                         ----               ----
         First mortgage loans                         $ 9,941,296         $10,501,206
         Unsecured home improvement loans                 130,959             111,627
         Consumer loans                                    37,894              42,715
                                                      -----------         -----------
              Total                                    10,110,149          10,655,368

         Less

         Mortgage Loans in Process                                            (39,086)
         Allowance for Loan Losses                       (135,086)           (135,086)
                                                      -----------         -----------
              Loan, net                               $ 9,975,063         $10,481,196
                                                      ===========         ===========

         As of September 30, 1997, there were no loans meeting the criteria for disclosure of maturity and sensitivity to changes in interest rate data.

         SECURITIES. To maintain a steady source of earnings and predictable cash flows, Jackson purchases United States Treasury securities, which it holds to maturity. In addition, Jackson holds equity securities consisting primarily of stock of the Federal Home Loan Bank of Cincinnati and stock of the Federal Home Loan Mortgage Corporation. These equity securities are classified as available for sale and carried at estimated fair value on the balance sheet.

         Jackson's investments are summarized as follows at September 30, 1997 and 1996:

                                                                    Maturing in
                                   -----------------------------------------------------------------------------
                                           One Year                  After One
                                            or Less                to Five Years                     Total
                                   ---------------------       ---------------------        --------------------
                                     Amount        Yield        Amount         Yield         Amount        Yield
                                     ------        -----        ------         -----         ------        -----
September 30, 1997
------------------
U.S. Treasury Notes                 $400,270        4.96%      $ 99,640        5.52%        $499,910       5.05%
                                    ========        ====       ========        ====         ========       ====

Equity Securities (1)                                                                       $709,788       8.58%
                                                                                            ========       ====


September 30, 1996

U.S. Treasury Notes                                            $500,185        5.05%        $500,185       5.05%
                                                               ========        ====         ========       ====

Equity Securities                                                                           $565,618       8.76%
                                                                                            ========       ====

(1) Securities are shown at carrying value, which, for equity securities, includes adjustments to the market value. However, yields have been computed based upon amortized cost of the securities.

         At September 30, 1997, Jackson held 13,872 shares of the Federal Home Loan Mortgage Corporation which had a carrying value and estimated fair value of $475,405. There are no other securities of a single issuer which exceed 10% of stockholders' equity.

         DEPOSITS. Deposits are Jackson's primary source of funds. Jackson can obtain additional funds when needed through the overnight purchase of federal funds to meet occasional declines in deposits, to satisfy cash reserve requirements, or for other short-term liquidity needs. At times when Jackson has more funds than it needs for its reserve requirements or short-term liquidity needs, it increases its investment in securities, sells federal funds to other financial institutions or places funds in short-term certificates of deposit with other financial institutions. The distribution of Jackson's deposits in terms of maturity and applicable interest rates is a primary determinant of Jackson's cost of funds and the relative stability of its supply of funds. The maximum rates of interest that may be paid on deposits by banks have been removed for most accounts. Consequently, most accounts are not subject to interest rate limitations and, therefore, tend to reflect current market rates of interest available to depositors at a given time. At September 30, 1997, Jackson had $12,325,000 in interest-bearing deposits. Jackson does not offer checking accounts and, therefore, does not have any noninterest-bearing deposit balances.

         As of September 30, 1997 and 1996, the average amount outstanding and the average rate paid for each major category of deposits was as follows:

                                               1997                           1996
                                     ---------------------------    ---------------------------
                                        Average     Average            Average        Average
                                        Balance       Rate             Balance         Rate
                                        -------       ----             -------         ----
Passbook Savings                     $ 2,371,301      3.50%          $ 2,429,021       3.48%
Money Market Savings                   2,402,842      3.47%            2,675,407       3.54%
Time Deposits                          7,661,483      5.85%            7,511,574       5.67%
                                     -----------                     -----------
        Total                        $12,435,626      4.95%          $12,616,002       4.80%
                                     ===========                     ===========

         As of September 30, 1997, the remaining maturity of time deposits of $100,000 or more is summarized as follows:

        Remaining maturity:
             Three months or less                                      $  500,000
             Over three through twelve months                           1,089,000
                                                                       ----------
                 Total                                                 $1,589,000
                                                                       ==========

         Jackson has no foreign offices and holds no foreign deposits.

ASSET/LIABILITY MANAGEMENT

         Asset/liability management includes measuring, over various time periods, interest-earning assets and interest-bearing liabilities which are due to reprice at current market rates. A financial institution will have a negative interest rate sensitivity gap for a given period of time if the amount of its interest-bearing liabilities maturing or repricing within that period is greater than the total of the interest-earning assets maturing or repricing within the same period. When interest rates increase, financial institutions with a negative interest rate sensitivity gap will be more likely to experience increases in the cost of their liabilities faster than the corresponding yields generated by their earning assets. Conversely, as interest rates decrease, the cost of funds of financial institutions with a negative interest-rate sensitivity gap usually will decrease more rapidly than the yields on the earning assets. The same changes in interest rates will usually have the opposite effect on financial institutions structured with a positive interest-rate sensitivity gap.

         Interest rate sensitivity varies with various types of interest-earning assets and interest-bearing liabilities. Overnight federal funds on which the rates change daily and loans that are tied to variable indices differ markedly from long-term securities and fixed-rate loans. Time deposits over $100,000 and money market certificates are more interest rate sensitive than passbook savings accounts. The shorter-term interest rate sensitivities are critical to reasonable measurement of interest rate sensitivity gap.

         The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997, which are scheduled to reprice or mature in each of the indicated time periods. Except as noted, the amount of assets and liabilities that reprice or mature during a particular period were calculated in relation to the actual contractual terms of the asset or liability. The table does not necessarily indicate the impact of general interest rate changes on Jackson's net interest income, in part because the repricing of certain categories of assets and liabilities is subject to competition and other factors beyond the control of Jackson. Because of this limitation, certain assets and liabilities depicted as maturing or repricing within a specific period may in fact mature or reprice at other times and at different volumes.

                                                             One           Over
                                                0-3          3-12          Through           Five
                                              Months        Months       Five Years          Years          Total
                                              ------        ------       ----------          -----          -----
                                                                       (in thousands)
Assets
     Loans (1)                               $    24        $   238         $ 1,855        $ 7,993          $10,110
     Securities (1)                                             400             100            710            1,210
     Interest-earning deposits                 3,820                                                          3,820
                                             -------        -------         -------        -------          -------

Rate sensitive assets                          3,844            638           1,955          8,703           15,140

Liabilities
     Savings (2)                               4,636                                                          4,636
     Time deposits                             2,241          4,123           1,325                           7,689
                                             -------        -------         -------        -------          -------

Rate sensitive liabilities                     6,877          4,123           1,325                          12,325
                                             -------        -------         -------        -------          -------

Period gap (3)                               $(3,033)       $(3,485)        $   630        $ 8,703          $ 2,815
                                             =======        =======         =======        =======          =======

Cumulative gap                               $(3,033)       $(6,518)        $(5,888)       $ 2,815
                                             =======        =======         =======        =======


(1) Loans are assumed to adjust based on their contractual terms, with no assumptions as to prepayments. Securities also include Federal Home Loan Bank stock and Federal Home Loan Mortgage Company stock that have no stated maturities and have been included in the over five years category.

(2) Management has included passbook savings accounts in the 0-3 month time period since rates on these accounts may be adjusted, although such adjustments have been infrequent.

CAPITAL RESOURCES

         Stockholders' equity totaled $2,641,000 on September 30, 1997, compared to $2,468,000 on September 30, 1996. At September 30, 1997 and September 30, 1996, the ratio of stockholders' equity to assets was 17.43% and 16.38%., respectively.

         Under "Prompt Corrective Action" regulations, the FDIC has defined five categories of capitalization (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized). Jackson meets the "well capitalized" definition which requires a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6%, and a leverage ratio of at least 5% and the absence of any written agreement, order, or directive from a regulatory agency. "Well-capitalized" status affords Jackson the ability to operate with the greatest flexibility under current laws and regulations.

LIQUIDITY

         Liquidity management focuses on Jackson's ability to have funds available to meet the loan and depository transaction needs of its customers and Jackson's other financial commitments. Cash and cash equivalent assets (which include deposits Jackson maintains at other banks, federal funds sold and other short-term investments) totaled $3,895,000 at year-end 1997 and $3,450,000 at year-end 1996. These assets provide the primary source of funds for loan demand and deposit balance fluctuations. Additional sources of liquidity are securities classified as available for sale and access to Federal Home Loan Bank advances.

         An additional measure of liquidity is the amount of loans carried in relation to total deposits. Lower ratios can indicate greater liquidity. Management's goal is to maintain a loan to deposit ratio that will maximize the earnings potential of Jackson while maintaining adequate liquidity levels. Jackson's loan to deposit ratio on September 30, 1997 was 80.93%, down from 83.85% on September 30, 1996.

IMPACT OF INFLATION

         Jackson's balance sheet is typical of financial institutions and reflects monetary assets in excess of monetary liabilities. Monetary assets and liabilities are those which can be converted to a fixed number of dollars and include cash assets, securities, loans, money market instruments, deposits and borrowed funds.

         During periods of inflation, a net positive monetary position may result in an overall decline in purchasing power of an entity. No clear evidence exists of a relationship between the purchasing power of an entity's net positive monetary position and its future earnings. Moreover, Jackson's ability to preserve the purchasing power of its net positive monetary position will be partly influenced by the effectiveness of its asset/liability management program. Management does not believe that the affect of inflation on its nonmonetary assets (primarily bank property and equipment) is material as such assets are not held for resale and significant disposals are not anticipated.

YEAR 2000

         Management has formulated a Year 2000 readiness plan to assure Jackson's computer hardware, software and other equipment, that may be microchip dependent, will function properly in the year 2000. Under the plan, management has obtained representations from outside vendors regarding the year 2000 readiness of various systems and equipment used by Jackson and has established procedures and timetables for testing mission critical systems. The testing is expected to be completed in the fourth quarter of 1998. The cost of upgrading existing systems to be compatible with the Year 2000 date change is not expected to be material.

ANTICIPATED IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued by the Financial Accounting Standards Board ("FASB") in 1996. It revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. SFAS No. 125 was originally effective for some transactions in 1997 and others in 1998. SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which was issued in December 1996, defers for one year the effective date of provisions related to securities lending, repurchase agreements and other similar transactions. The remaining portions of SFAS 125 continued to be effective January 1, 1997. SFAS No. 125 did not have a material impact on Jackson's financial statements.

         In March 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for periods ending after December 15, 1997, including interim periods. SFAS No. 128 simplifies the calculation of earnings per share ("EPS") by replacing primary EPS with basic EPS. It also requires dual presentation of basic EPS and diluted EPS for entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in earnings such as stock options, warrants or other common stock equivalents. Prior period EPS data has been restated to conform to the new presentation. The impact of adopting this pronouncement was not material.

         In February 1997, the FASB issued SFAS No. 129, "Disclosures of Information about Capital Structure." SFAS No. 129 consolidates existing accounting guidance relating to disclosure about a company's capital structure. Financial institutions generally have always been required to make disclosures now required by SFAS No. 129 and, therefore, SFAS No. 129 had no impact on Jackson. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

         SFAS No. 130 requires that an enterprise (1) classify items of other comprehensive income by their nature in a financial statement and (2) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purpose is required.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about an enterprise's reportable operating segments which is based on reporting information the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, SFAS No. 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements and requires that selected information be reported in interim financial statements. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Because Jackson has no nonbanking subsidiaries or other significant segments, SFAS No. 131 will not affect Jackson.


                               BUSINESS OF JACKSON

GENERAL

         Jackson is principally engaged in the business of making first mortgage loans to finance the purchase, construction or improvement of residential or other real property. Jackson also originates consumer loans. Loan funds are obtained primarily from savings deposits and loan principal repayments. In addition to originating loans, Jackson invests in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions and other investments permitted by applicable law.

         Interest on loans and investments is Jackson's primary source of income. Jackson's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the "net interest income" of Jackson, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most thrift institutions, Jackson's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities.

LENDING ACTIVITIES

         GENERAL. Jackson's income consists primarily of interest income generated by lending activities, including the origination of conventional fixed-rate mortgage loans for the construction or acquisition of single-family homes located in Jackson's primary market area. Construction and permanent mortgage loans on commercial properties are also offered by Jackson. Jackson does not make loans insured by the Federal Housing Authority ("FHA loans") or loans guaranteed by the Veterans Administration ("VA loans"). In addition to mortgage lending, Jackson makes consumer loans which include passbook and home improvement loans.

         FIRST MORTGAGE LOANS. The primary lending activity of Jackson has been the origination of conventional loans for the acquisition or construction of one-to four-family residences. Each of such loans is secured by a mortgage on the underlying real estate and improvements thereon, if any. Jackson offers fixed-rate mortgage loans for terms of up to 20 years. Due to the general long-term nature of an investment in fixed-rate mortgage loans, such loans could have a negative effect upon Jackson's interest rate spread because such loans do not reprice as quickly as Jackson's cost of funds. Actual experience reveals that, as a result of prepayments in connection with refinancings and sales of the underlying properties, residential loans generally remain outstanding for periods which are shorter than the maturity of such loans, although not as short as the periods in which the cost of funds is typically repricing. See "Loan Originations, Purchases and Sales."

         Jackson occasionally makes residential construction loans to owner-occupants and to builders. Construction loans are offered with fixed rates for terms of up to 20 years. Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the total loan funds required to complete a project and the related loan-to-value ratios. In the event a default on a construction loan occurs and foreclosure follows, Jackson would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. The increased risks inherent in construction lending are not significant to Jackson because construction loans comprise such a small percentage of Jackson's loan portfolio.

         Jackson also makes loans secured by nonresidential real estate, including churches, office properties and retail properties. Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. Jackson has endeavored to reduce this risk by carefully evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation.

         HOME IMPROVEMENT AND CONSUMER LOANS. Jackson makes loans to depositors on the security of their savings deposits and home improvement loans. Such consumer loans are generally made at a fixed rate of interest for terms of up to five years. At September 30, 1997, consumer loans constituted 1.67% of Jackson's total loans.

         LOAN SOLICITATION AND PROCESSING. Loan originators are developed from a number of sources, including solicitations by Jackson's lending staff, continuing business with depositors, other borrowers and real estate developers, and walk-in customers. Mortgage loan applications are taken by one of Jackson's officers. A credit report, verification of employment and other documentation concerning the credit-worthiness of the borrower is obtained. Jackson obtains an appraisal of the fair market value of the real estate which will be given as security for the loan from a designated fee appraiser approved by the Board of Directors. Upon the completion of the appraisal and the receipt of all necessary information on the credit history and creditworthiness of the borrower, the mortgage loan application is submitted to the Loan Committee consisting of three directors. All loans approved by the Loan Committee are ratified by the Board of Directors.

         If a mortgage loan application is approved, an attorney's opinion of title is obtained on the real estate which will secure the mortgage loan. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name Jackson as an insured mortgagee.

         Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any.

         Jackson does not charge points on its loans. Jackson realizes income from late payment charges, application fees and fees for other miscellaneous services. Interest rates charged on Jackson's loans are affected primarily by market and general economic conditions and such other factors as monetary policies of the federal government, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and Jackson's cost of funds.

         DELINQUENT LOANS AND CLASSIFIED ASSETS. Jackson attempts to minimize loan delinquencies through careful underwriting procedures. When loans become delinquent, Jackson attempts to bring the loan current through the assessment of late charges and adherence to its established collection procedures.

         Real estate acquired by Jackson as a result of foreclosure or by deed in lieu of foreclosure is classified as "real estate owned" until it is sold. When property is so acquired, it is recorded at fair value at the date of acquisition, not to exceed net realizable value. Periodically, real estate owned is reviewed to ensure that net realizable value is not less than carrying value, and any subsequent allowance resulting therefrom is charged to earnings as a provision for loss. All costs incurred from the date of acquisition are expensed in the period paid.

INVESTMENT ACTIVITIES

         The Division's regulations require that Jackson maintain a minimum amount of liquid assets, which may be invested in United States Treasury obligations, securities of various federal agencies, certificates of deposit at other financial institutions, bankers' acceptances and federal funds. Jackson is also permitted to make investments in certain commercial paper, corporate debt securities and certain mutual funds, as well as other investments permitted by federal regulations. It has generally been Jackson's policy to maintain liquid assets in excess of regulatory requirements. See "REGULATION" and "JACKSON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

DEPOSITS AND BORROWINGS

         GENERAL. Deposits have traditionally been the primary source of Jackson's funds for use in lending and other investment activities. In addition to deposits, Jackson derives funds from interest payments and principal repayments on loans and income on earning assets. See "JACKSON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. Jackson has not utilized FHLB advances or other borrowings in recent years.

         DEPOSITS. Deposits are attracted principally from within Jackson's primary market area through the offering of a broad selection of deposit instruments, including money market deposit accounts, regular passbook savings accounts, term certificate accounts and retirement savings plans. Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by Jackson's Board of Directors based on Jackson's liquidity requirements, growth goals and interest rates paid by competitors. Jackson does not use brokers to attract deposits.

         BORROWINGS. The FHLB System functions as a central reserve bank, providing credit for its member institutions and certain other financial institutions. As a member in good standing of the FHLB of Cincinnati, Jackson is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness have been met. Advances are made pursuant to several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's regulatory capital or on the FHLB's assessment of the institution's creditworthiness. An association must meet certain other qualifications to be eligible for FHLB advances. Jackson has not utilized FHLB advances or other borrowings during the last three fiscal years. See "REGULATION -- Federal Home Loan Bank System."

COMPETITION

         Jackson competes for deposits with other savings associations, savings banks, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Jackson competes with other savings associations, savings banks, commercial banks, consumer finance companies, credit unions, leasing companies and other lenders. Jackson competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors which are not readily predictable.

         In addition to competing with local financial institutions, Jackson has also experienced increasing competition from major money center commercial banks. The number and size of financial institutions competing with Jackson is also likely to increase as a result of changes in federal and Ohio statutes and regulations. Such increased competition may have an adverse effect upon Jackson.

PROPERTIES

         Jackson rents the building which houses its principal office under a lease which expires on June 30, 1999. Jackson anticipates that the lease will be renewed for successive terms of three years.

PERSONNEL

         As of June 30, 1998, Jackson had 4 full-time employees. Jackson believes that relations with its employees are excellent. Jackson offers health, life and disability insurance benefits. None of the employees of Jackson are represented by a collective bargaining unit.

LEGAL PROCEEDINGS

         Jackson is not presently involved in any legal proceedings of a material nature. From time to time, Jackson is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by Jackson.


                          SECURITY OWNERSHIP OF JACKSON

         Set forth below is the amount of Jackson Shares beneficially owned by each director and by all directors and executive officers as a group on the Jackson Record Date:

                                                Amount and Nature of                      Percentage of
Name and Address                                Beneficial Ownership                Common Shares Outstanding
----------------                                --------------------                -------------------------
Richard H. Billman                                     [937]                                 [4.83%]
161 W. South Street
Jackson, OH  45640

Harold A. Howe                                         [934]                                 [4.82%]
56 Church Street
Jackson, OH  45640

Stanley D. Lewis                                       [585]                                 [3.02%]
222 Maple Avenue
Oak Hill, OH  45656

Sarah P. Mutzig                                      [1,134]                                 [5.85%]
80 W. South Street
Jackson, OH  45640

John E. Roderick, Jr.                                  [305]                                 [1.57%]
135 N. High Street
Jackson, OH  45640

                                                Amount and Nature of                      Percentage of
Name and Address                                Beneficial Ownership                Common Shares Outstanding
----------------                                --------------------                -------------------------
All directors and executive                          [3,895]                                [20.03%]
officers as a group (5 persons)

         Management knows of no persons, other than the directors listed in the foregoing table, who are beneficial owners of more than 5% of the outstanding Jackson Shares as of the Jackson Record Date.


                         JACKSON MANAGEMENT INFORMATION

         Harold A. Howe, who is a currently the President, Chief Executive Officer and a director of Jackson, will continue to serve as the President, Chief Executive Officer and a director of Jackson after the consummation of the Merger. Mr. Howe has been employed by Jackson for the last 25 years and has served as President and Chief Executive Officer for 5 years.

                      REGULATION OF FINANCIAL INSTITUTIONS

         OVBC, as a bank holding company, the Bank, as a state-chartered bank, and Jackson, as a state-chartered savings bank, are regulated extensively under federal and state law. OVBC is subject to regulation, supervision and examination by the Federal Reserve Board. The Bank and Jackson are subject to regulation by the Division and the FDIC. The following information describes certain federal and Ohio statutory and regulatory provisions and is qualified in its entirety by reference to the particular statutory or regulatory provisions.

REGULATION OF BANK HOLDING COMPANIES

         OVBC is registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Bank holding companies and their activities are subject to extensive regulation by the Federal Reserve Board. Bank holding companies are required to file reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require, and are subject to regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

         Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary banks. Under this policy the Federal Reserve Board may require a bank holding company to contribute additional capital to an undercapitalized subsidiary bank.

         The BHCA requires the prior approval of the Federal Reserve Board in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it, to acquire all or substantially all of the assets of another bank or bank holding company, or to merge or consolidate with any other bank holding company. Section 4 of the BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. The primary exception allows the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a savings association, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on maintenance of reserves against deposits, extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of any services. Various consumer laws and regulations also affect the operations of these subsidiaries.

REGULATION OF OHIO STATE CHARTERED BANKS AND OHIO STATE CHARTERED SAVINGS BANKS

         OHIO BANK AND SAVINGS BANK REGULATION. The Bank, as an Ohio chartered bank, and Jackson, as an Ohio chartered savings bank, are subject to regulation and supervision by the Division. Division regulation and supervision affects the internal organization of the Bank and Jackson, as well as their banking and investment activities. The Division may initiate supervisory measures or formal enforcement actions against Ohio banks and Ohio savings banks. Ultimately, if the grounds provided by law exist, the Division may place an Ohio bank or an Ohio savings bank in conservatorship or receivership. Whenever the Superintendent of the Division considers it necessary or appropriate, the Superintendent may also examine the affairs of any holding company or any affiliate or subsidiary of an Ohio bank or an Ohio savings bank.

         FDIC REGULATION. The FDIC is the primary federal regulator of the Bank and Jackson. The FDIC issues regulations governing the operations of the Bank and Jackson and examines the Bank and Jackson. The FDIC may initiate enforcement actions against institutions and certain persons affiliated with them for violations of laws and regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the FDIC may appoint a conservator or a receiver for the subject bank.

FEDERAL DEPOSIT INSURANCE CORPORATION INSURANCE FUNDS

         The FDIC is an independent federal agency which insures the deposits, up to prescribed statutory limits, of federally-insured banks and savings associations and safeguards the safety and soundness of the financial institution industry. Two separate insurance funds are maintained and administered by the FDIC. In general, banking institutions are members of BIF. Both the Bank and Jackson are BIF members.

         Insurance premiums for BIF members are determined during each semi-annual assessment period based upon the members' respective categorization as either (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

         Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

TRANSACTIONS WITH AFFILIATES

         Sections 23A and 23B of the Federal Reserve Act (the "FRA") restrict transactions by insured depository institutions and their subsidiaries with their affiliates. An affiliate of an institution is any company or entity which controls, is controlled by or is under common control with the institution. Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus (i.e., tangible capital) and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

         A financial institution's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the FRA and Regulation O promulgated thereunder by the Federal Reserve Board. Among other things, such loans must be made on terms substantially similar to those offered to unaffiliated individuals, the amount of loans an institution may make to such persons is based, in part, on the institution's capital position, and certain approval procedures must be followed in making such loans.

INTERSTATE BANKING AND BRANCHING

         In 1994, the Riegle-Neal Act was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Riegle-Neal Act allows the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Riegle-Neal Act also prohibits the Federal Reserve Board from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limit contained in the Riegle-Neal Act.

         Additionally, beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Riegle-Neal Act by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. A state could have permitted such transactions before such time by enacting authorizing legislation. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions.

         The Riegle-Neal Act authorizes the FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The Riegle-Neal Act also required the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibited any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are helping to meet the credit needs of the communities which they serve.

REGULATORY CAPITAL

         CAPITAL REQUIREMENTS FOR OVBC. The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The guidelines provide a systematic analytical framework which makes regulatory capital requirements sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures expressly into account in evaluating capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Capital levels as measured by these standards also are used to categorize financial institutions for purposes of certain prompt corrective action regulatory provisions. See "REGULATION OF FINANCIAL INSTITUTIONS - Prompt Corrective Regulatory Action."

         The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance sheet items such as standby letters of credit) is 8% ("Total Risk-Based Capital"). This Total Risk-Based Capital ratio must be at least 10% to be considered well capitalized. At least half of the minimum Total Risk-Based Capital ratio (4%) must be composed of common stockholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 Risk-Based Capital"). To be considered well capitalized, the Tier 1 Risk-Based Capital ratio must be at least 6%. See "REGULATION OF FINANCIAL INSTITUTIONS - Prompt Corrective Regulatory Action." The remainder of Total Risk-Based Capital may consist of subordinated debt, other preferred stock and a limited amount of loan and lease loss allowance.

         The Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. The Federal Reserve Board guidelines provide for a minimum ratio of Tier 1 Risk-Based Capital to average assets (excluding the loan and lease loss allowance, goodwill and certain other intangibles) ("Leverage Ratio") of 3% for bank holding companies that meet certain criteria, including having the highest regulatory rating. To be considered well capitalized, the Leverage Ratio for a bank holding company must be at least 5%. The guidelines further provide that bank holding companies making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels.

         OVBC is in compliance with the current applicable capital guideline ratios. As of [June 30, 1998], OVBC had a Total Risk-Based Capital Ratio of [14.20%], a Tier 1 Risk-Based Capital Ratio of [12.95%] and a Leverage Ratio of [9.36%]. OVBC anticipates that it will continue to meet current capital guideline ratios after the consummation of the Merger.

         CAPITAL REQUIREMENTS FOR THE BANK AND JACKSON. The Bank and Jackson are subject to capital requirements of the FDIC similar to those discussed above for OVBC. At August 31, 1998, the Bank and Jackson satisfied these minimum capital ratio requirements under the applicable capital ratio guidelines. Failure by the Bank or Jackson to comply in the future with the applicable capital standards may subject the Bank or Jackson as the case may be, to sanctions and limitations upon operations.

PROMPT CORRECTIVE REGULATORY ACTION

         The federal banking agencies have established a system of prompt corrective action to resolve certain of the problems of undercapitalized institutions. This system is based on five capital level categories for insured depository institutions - "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." The federal banking agencies may (or in some cases must) take certain supervisory actions depending upon an insured institution's capital level. For example, the banking agencies must appoint a receiver or conservator for an institution within 90 days after it becomes "critically undercapitalized" unless the institution's primary regulator determines, with the concurrence of the FDIC, that other action would better achieve regulatory purposes. Banking operations otherwise may be significantly affected depending on an institution's capital category. For example, an institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized depository institution must guarantee, in part, certain aspects of such depository institution's capital plan for such plan to be acceptable.

         Under the final rules implementing the prompt corrective action provisions, a financial institution that has a Total Risk-Based Capital of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater and a Leverage Ratio of 5% or greater is deemed to be "well capitalized." An institution with a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater and a Leverage Ratio of 4% or greater (or a Leverage Ratio of 3% or greater and a CAMEL 1 rating), is considered to be "adequately capitalized." An institution that has a Total Risk-Based Capital of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4%, and a Leverage Ratio of less than 4% (or a Leverage Ratio of less than 3% and a CAMEL 1 rating), is considered "undercapitalized." An institution that has a Total Risk-Based Capital less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a Leverage Ratio that is less than 3% is considered to be "significantly undercapitalized." An institution that has tangible equity (core capital minus intangible assets other than qualifying supervisory goodwill and purchased mortgage servicing rights) to total assets ratio equal to or less than 2% is deemed to be "critically undercapitalized."

LIMITS ON DIVIDENDS AND OTHER PAYMENTS

         There are various legal limitations on the extent to which subsidiary banks may finance or otherwise supply funds to their parent holding companies. Under federal and Ohio law, subsidiary banks may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, their bank holding companies. Subsidiary banks are also subject to collateral security requirements for any loans or extension of credit permitted by such exceptions.

         Neither the Bank nor Jackson may pay dividends out of their surplus if, after paying such dividends, they would fail to meet the required minimum levels under certain risk-based capital guidelines and minimum leverage ratio requirements established by the FDIC. In addition, the Bank and Jackson must have the approval of their respective regulatory authorities if a dividend in any year would cause the total dividends for that year to exceed the sum of their current year's net profits and the retained net profits for the preceding two years, less required transfers to surplus. Payment of dividends by the Bank and Jackson may be restricted at any time at the discretion of their respective regulatory authorities, if such regulatory authorities deem such dividends to constitute unsafe and/or unsound banking practices or if necessary to maintain adequate capital

         The ability of a bank holding company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiary bank(s). However, the Federal Reserve Board expects bank holding companies to serve as a source of strength to their subsidiary bank(s), which may require them to retain capital for further investment in their subsidiary bank(s), rather than for dividends for shareholders of the bank holding company. If the Merger consummated, the Bank will not be able to pay dividends to OVBC if, after paying such dividends, the Bank would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements. Payment of dividends by the Bank may be restricted at any time at the discretion of their applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice. These provisions could have the effect of limiting OVBC's ability to pay dividends on the OVBC Shares.

FEDERAL HOME LOAN BANKS

         The FHLBs provide credit to their members in the form of advances. Jackson is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of its residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5.0% of its advances from the FHLB. Jackson is in compliance with this requirement with an investment in FHLB of Cincinnati stock of $237,100 at August 31, 1998.

         Upon the origination or renewal of an advance, the FHLB of Cincinnati must obtain and thereafter maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the United States Government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member's capital) acceptable to the applicable FHLB if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

         Each FHLB is required to establish standards of community investment or service which members of the FHLBs must maintain for continued access to long-term advances from the FHLBs. Such standards must take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by the FHLB's must be made only to provide funds for residential housing finance. The FHLBs have established the "Affordable Housing Program" to subsidize the interest rate of advances to member associations engaged in lending for long-term, low- and moderate-income, owner occupied and affordable rental housing at subsidized rates. The FHLB of Cincinnati reviews and accepts proposals for subsidies under that program twice a year. Jackson has not participated in this program.

         The foregoing discussion of the regulation of OVBC, the Bank and Jackson is not complete. Jackson shareholders are referred to OVBC's Annual Report on Form 10-K for the 1997 fiscal year for a more complete discussion of the regulation of OVBC's and the Bank's businesses. OVBC's Annual Report on Form 10-K for 1997 is incorporated by reference into this Prospectus/Proxy Statement.


                           DESCRIPTION OF OVBC SHARES

         The following is a summary of the material attributes of the OVBC
Shares.

GENERAL

         OVBC is authorized to issue 5,000,000 OVBC Shares, each without par value, of which [2,738,995] OVBC Shares were issued and outstanding on [August 18, 1998]. The OVBC Shares are quoted on the Nasdaq National Market.

         Holders of OVBC Shares are entitled: (1) to receive dividends when and as declared by the Board of Directors out of funds legally available for distribution; (2) to one vote per share on each matter properly submitted to shareholders for their vote; and (3) to participate ratably in the net assets of OVBC in the event of liquidation, after the payment of liabilities. Holders of OVBC's common shares do not have the right to vote cumulatively for the election of directors. Holders of OVBC Shares have no preemptive or conversion rights and are not subject to further calls or assessments by OVBC.

         OVBC has the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, common shares of OVBC previously issued; however, OVBC may not repurchase the OVBC Shares if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if OVBC is insolvent or would be rendered insolvent by such a purchase.

DIVIDEND RIGHTS

         As an Ohio corporation, OVBC may, in the discretion of its Board of Directors, generally pay dividends to its shareholders provided that the dividend does not exceed the surplus of OVBC (defined generally as the excess of OVBC's assets plus stated capital over its liabilities).

         The ability of OVBC to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by the Bank and Loan Central. In addition, the Federal Reserve Board expects OVBC to serve as a source of strength to the Bank, which may require it to retain capital for further investments in the Bank, rather than for dividends for shareholders of OVBC.

         The Bank may not pay dividends to OVBC out of its surplus if, after paying such dividends, it would fail to meet the required minimum levels under certain risk-based capital guidelines and minimum leverage ratio requirements established by the FDIC. In addition, the Bank must have the approval of its regulatory authorities if a dividend in any year would cause the total dividends for that year to exceed the sum of the current year's net profits and the retained net profits for the preceding two years, less required transfers to surplus. Payment of dividends by the Bank may be restricted at any time at the discretion of the regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice or if necessary to maintain adequate capital for the Bank. These provisions could have the effect of limiting OVBC's ability to pay dividends on its outstanding common shares.

PROVISIONS IN THE OVBC AMENDED ARTICLES AND REGULATIONS WHICH MAY BE DEEMED TO HAVE ANTI-TAKEOVER EFFECTS

         The Amended Articles and the Amended Regulations of OVBC contain the following provisions which may be deemed to have anti-takeover effects:

         SUPERMAJORITY PROVISION. Unless at least two-thirds of the whole authorized number of directors of OVBC recommend their approval, the following actions require the affirmative vote of the holders of 80% of OVBC's voting power: (a) amendments of OVBC's Amended Articles and the creation of new articles; (b) amendment of OVBC's Regulations and the creation of new regulations; (c) a merger or a consolidation of OVBC with or into another corporation; (d) a combination or majority share acquisition involving the issuance of shares of OVBC and requiring shareholder approval; (e) a sale, lease or exchange of all or substantially all of the assets of OVBC; (f) a dissolution of OVBC; or (g) a proposal to fix or change the number of directors by action of the shareholders. If, however, such actions are approved by two-thirds of the whole authorized number of directors of OVBC, then such actions must be approved by shareholders of OVBC holding only a majority of its voting power.

         FAIR PRICE PROVISION. Unless minimum price requirements are complied with and a proxy statement is submitted to the OVBC shareholders for the purpose of soliciting shareholder approval of the transaction, the Amended Articles require an enlarged majority vote for approval of mergers, business combinations and other similar transactions with holders of shares representing at least 20% of the voting power of OVBC entitled to vote in the election of directors.

         CLASSIFICATION OF DIRECTORS. The Regulations of OVBC classify the Board of Directors providing for three classes of directors with each class serving a three-year term.

         CUMULATIVE VOTING. The Amended Articles of OVBC eliminate cumulative voting for directors.

         NOMINATION PROCEDURE. The Amended Articles of Incorporation of OVBC provide that shareholder nominations for election to the Board of Directors must be made in writing and must be delivered or mailed to the President not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of Directors; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to the shareholders, such nomination must be mailed or delivered to the President not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification must contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of OVBC Shares that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of OVBC Shares beneficially owned by the notifying shareholder. Nominations which the chairman of the meeting determines are not made in accordance with the regulations, as appropriate, would be disregarded.

         REMOVAL OF DIRECTORS. OVBC directors may be removed only by the affirmative vote of the holders of 80% of OVBC's voting power at an election of directors, and only for cause.

OHIO STATUTES THAT HAVE ANTI-TAKEOVER EFFECTS

         OVBC is an Ohio chartered corporation and, therefore, is subject to the provisions of Section 1701.831 of the Ohio Revised Code (the "Ohio Control Share Acquisition Statute"). The Ohio Control Share Acquisition Statute requires shareholder approval of any proposed "control share acquisition" of OVBC. A "control share acquisition" is the acquisition, directly or indirectly, by any person (including any individual, partnership, corporation, society, association, limited liability company or two or more persons having a joint or common interest) of shares of a corporation that, when added to all of the shares of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle such person to exercise or direct the exercise of 20% or more (but less than 33-1/3%) of the voting power of the corporation in the election of directors OR 33-1/3% or more (but less than a majority) of such voting power OR a majority or more of such voting power. The control share acquisition must be approved in advance by the holders of at least a majority of the voting power of OVBC in the election of directors represented at a meeting at which a quorum is present and by the holders of a majority of such voting power remaining after excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of OVBC and by directors of OVBC who are also employees of OVBC. "Interested shares" also include those shares acquired by a person or group between the date of the first disclosure of a proposed control share acquisition or change-in-control transaction and the date of the special meeting of shareholders held pursuant to the Ohio Control Share Acquisition Statute. OVBC Shares acquired during that period by a person or group will be deemed "interested shares" only if (i) the amount paid for the OVBC shares by such person or group exceeds $250,000 or (ii) the number of Shares acquired by such person or group exceeds 1/2 of 1% of the outstanding OVBC Shares.

         OVBC is also subject to Chapter 1704 of the Ohio Revised Code (the "Ohio Merger Moratorium Statute") which prohibits certain business combinations and transactions between OVBC and a beneficial owner of OVBC Shares representing 10% or more of the voting power of OVBC (an "Interested Shareholder") for at least three years after the Interested Shareholder becomes such, unless the Board of Directors of OVBC approves either (i) the transaction or (ii) the acquisition of the OVBC's Shares that resulted in the person becoming an "Interested Shareholder", in each case before the Interested Shareholder became such. Examples of transactions regulated by the Ohio Merger Moratorium Statute include asset sales, mergers, consolidations, loans, voluntary dissolutions, and the transfer of shares ("Moratorium Transactions"). After the three-year period, a Moratorium Transaction may take place provided that certain conditions are satisfied, including that (a) the Board of Directors approves the transaction,
(b) the transaction is approved by the holders of OVBC Shares with at least two-thirds of the voting power of OVBC (or a different proportion set forth in the articles of incorporation) including a majority of the outstanding common OVBC Shares after excluding the OVBC Shares controlled by the Interested Shareholder, or (c) the business combination results in shareholders, other than the Interested Shareholder, receiving a "fair price" plus interest for their OVBC Shares.

         OVBC is subject to Ohio's tender offer regulations which provide that an offeror may not make a tender offer or request or invitation for tenders that would result in the offeror beneficially owning more than ten percent of any class of any target company's equity securities unless such offeror files certain information with the Ohio Division of Securities (the "ODS") and provides such information to such target company and the offerees within Ohio. The ODS may suspend the continuation of the control bid if the ODS determines that the offeror's filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire any equity security of a target company within two years of the offeror's previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan holding company and the proposed transaction requires federal regulatory approval.


                 COMPARISON OF RIGHTS OF HOLDERS OF OVBC SHARES
                          AND HOLDERS OF JACKSON SHARES

GENERAL

         As a result of the Merger, all of the holders of Jackson Shares will become shareholders of OVBC, except holders of Jackson Shares who exercise dissenters' rights. There are certain differences between the rights of holders of OVBC Shares and the rights of holders of Jackson Shares arising from the distinctions between OVBC's Amended Articles and Regulations and Jackson's Amended Articles of Incorporation and Amended Constitution. However, the rights of holders of OVBC Shares and those of holders of Jackson Shares are similar in many material respects. The material differences as well as certain material similarities are addressed below.

BOARD OF DIRECTORS

         GENERAL. OVBC's Regulations provide for a classified Board of Directors consisting of nine directors, divided into three classes and elected for three year terms. Jackson's Amended Constitution provides for a Board of Directors consisting of five directors with each director serving a term of one year.

         REMOVAL. OVBC's directors may be removed only by the affirmative vote of the holders of 80% of OVBC's voting power at an election of directors, and only for cause. Jackson's Amended Constitution provides that directors may be removed by the affirmative vote of the holders of 75% of Jackson's voting power with or without assigning any cause.

         NOMINATION PROCEDURE. As stated previously, OVBC has established procedures for nominating candidates for election to the OVBC Board of Directors. See "DESCRIPTION OVBC SHARES - Nomination Procedure ." The Amended Constitution of Jackson also includes a procedure for nominating directors and provides that shareholder nominations for election to the Board of Directors must be made in writing and must be delivered or mailed to the Secretary of Jackson not less than fourteen (14) days prior to any meeting of shareholders called for the election of Directors. Such notification must contain the following information to the extent known to the notifying shareholder: (a) the name, age and business or residence address of each nominee proposed in such notice, (b) the principal occupation of each proposed nominee; and (c) the number of Jackson Shares beneficially owned by the nominee and the length of time any such Jackson Shares have been so owned.

VOTING RIGHTS

         CUMULATIVE VOTING. Neither holders of OVBC Shares nor holders of Jackson Shares have cumulative voting rights.

         SPECIAL VOTING REQUIREMENTS. The Amended Articles and the Regulations of OVBC contain the following special voting requirements which may be deemed to have anti-takeover effects:

         (1) Unless at least two-thirds of the whole authorized number of directors of OVBC recommend their approval, the following actions require the affirmative vote of the holders of 80% of OVBC's voting power: (a) amendments of OVBC's Amended Articles and the creation of new articles; (b) amendment of OVBC's Regulations and the creation of new regulations; (c) a merger or a consolidation of OVBC with or into another corporation; (d) a combination or majority share acquisition involving the issuance of shares of OVBC and requiring shareholder approval; (e) a sale, lease or exchange of all or substantially all of the assets of OVBC; (f) a dissolution of OVBC; or (g) a proposal to fix or change the number of directors by action of the shareholders. If such actions are approved by two-thirds of the whole authorized number of directors of OVBC, then such actions must be approved by shareholders of OVBC holding a majority of its voting power.

         (2) Unless minimum price requirements are complied with and a proxy statement is submitted to the OVBC shareholders for the purpose of soliciting shareholder approval of the transaction, the Amended Articles require an enlarged majority vote for approval of mergers, business combinations and other similar transactions with holders of OVBC Shares representing at least 20% of the voting power of OVBC entitled to vote in the election of directors.

         In contrast, no amendment of Jackson's Amended Articles may be made unless first proposed by the Board of Directors of Jackson, then approved at a meeting of Jackson's shareholders by the affirmative vote of 60% of Jackson's total voting power. Jackson's Amended Constitution may be amended at any annual or special meeting of Jackson's shareholders if approved by at least 60% of Jackson's voting power, provided that the proposed amendment is presented to the Board at a meeting at least thirty days prior to such annual or special shareholder meeting and that the amendment adopted is substantially the same as the proposed amendment. Under Ohio law, the affirmative vote of the holders of two-thirds of the Jackson Shares is required to approve an agreement of merger or consolidation, a combination or majority share acquisition or sale of all or substantially all of Jackson's assets. The affirmative vote of holders of a majority of the Jackson Shares is necessary to cause a dissolution of Jackson or to change the number of directors of Jackson.

ANTI-TAKEOVER PROVISIONS

         The Amended Articles of Incorporation of Jackson contain no provisions similar to the supermajority provision and the fair price provision contained in OVBC's Amended Articles. See, "DESCRIPTION OF OVBC SHARES - Provisions in the OVBC Amended Articles and Regulations Which May be Deemed to Have Anti-Takeover Effects."

PREEMPTIVE RIGHTS

         None of the shareholders of OVBC or Jackson have preemptive rights.

DIVIDENDS

         As an Ohio corporation, OVBC, may, in the discretion of its Board of Directors, generally pay dividends to its shareholders provided that the dividend does not exceed the combination of the surplus of OVBC (defined generally as the excess of OVBC's assets plus stated capital over its liabilities).

         The ability of OVBC to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by the Bank and Loan Central. In addition, the Federal Reserve Board expects OVBC to serve as a source of strength to the Bank, which may require it to retain capital for further investments in the Bank, rather than for dividends for shareholders of OVBC.

         The Bank may not pay dividends to OVBC out of its surplus if, after paying such dividends, it would fail to meet the required minimum levels under certain risk-based capital guidelines and minimum leverage ratio requirements established by the FDIC. In addition, the Bank must have the approval of its regulatory authorities if a dividend in any year would cause the total dividends for that year to exceed the sum of the current year's net profits and the retained net profits for the preceding two years, less required transfers to surplus. Payment of dividends by the Bank may be restricted at any time at the discretion of the regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice or if necessary to maintain adequate capital for the Bank.

         Jackson may, in the discretion of its Board of Directors, pay dividends to its shareholders out its surplus, unless, after paying such dividends, it would fail to meet the required minimum levels under certain risk-based capital guidelines and minimum leverage ratio requirements established by the FDIC. In addition, Jackson must have the approval of its regulatory authorities if a dividend in any year would cause the total dividends for that year to exceed the sum of the current year's net profits and the retained net profits for the preceding two years, less required transfers to surplus. Payment of dividends by Jackson may be restricted at any time at the discretion of the regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice or if necessary to maintain adequate capital for Jackson.

ANTI-TAKEOVER STATUTES

         The Ohio Control Share Acquisition Statute, the Ohio Merger Moratorium Statute and Ohio's tender offer regulations apply to OVBC, the Bank and Jackson. See "DESCRIPTION OF OVBC SHARES - Ohio Statutes That Have Anti-Takeover Effects."

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

         OVBC. Article FIVE of OVBC's Regulations authorizes OVBC to indemnify any officer or director who was or is a party or is threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that the person is or was an officer, director, employee or agent of OVBC. OVBC may indemnify any such officer or director for expenses, judgments and fines incurred and amounts paid in settlement by that person only if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of OVBC or had no reasonable cause to believe his conduct was unlawful in a criminal action.

         Indemnification can only be provided (a) by the majority vote of a quorum of directors of OVBC who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (b) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by disinterested, independent legal counsel, or (c) by a majority vote of a quorum of shareholders of OVBC, or (d) by the Court of Common Pleas of Gallia County, Ohio, or, if OVBC is a party thereto, the court in which such action, suit or proceeding was brought.

         OVBC has purchased insurance coverage under a policy which insures directors and officers against certain liabilities which might be incurred by them in such capacity.

         Division (E) of Section 1701.13 of the Ohio Revised Code also provides for the authority of OVBC to indemnify a director, officer, employee or agent of OVBC. The statutory provision is very similar, but no identical, to the language contained in Article FIVE of OVBC's Amended Regulations.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling OVBC pursuant to the foregoing provisions, OVBC has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         JACKSON. The Amended Constitution of Jackson provides that Jackson shall indemnify its directors and officers against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines, and amounts paid in settlement by reason of the fact that they are or were directors, officers, employees or agents of the corporation or, at the request of Jackson, were serving another organization in a similar capacity, if the directors or officers acted in good faith and in a manner they reasonably believed to be in the best interest of the corporation. With regard to criminal matters, directors and officers must be indemnified by the corporation if the directors or officers had no reasonable cause to believe their conduct was unlawful. Directors or officers claiming indemnification shall be presumed to have acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of the corporation and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

         Jackson shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by (or in the right of) the corporation for any matter asserted in such action as to which the officer or director shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation. However, should the court in which such action was brought determine that the officer or director is fairly and reasonably entitled to such indemnity, Jackson shall indemnify such officer or director to the extent permitted by the court.

         Any indemnification not precluded by judgment shall be made by the corporation only upon a determination that the director has met the applicable standard of conduct. Such determination may be made only (a) by a majority vote of a quorum of disinterested directors, (b) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel, (c) by the shareholders or (d) by the court, if any, in which such action was brought. Expenses incurred in defending any action, suit or proceeding shall be paid by OVBC in advance upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if the director or officer is not entitled to be indemnified by the corporation.

         In addition, Jackson has agreed to indemnify each of its directors and officers against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines, and amounts paid in settlement by reason of the fact that he is or was a director, officer, employee or agent of the corporation or, at the request of Jackson, was serving another organization in a similar capacity, if the director or officer acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and if, with respect to any criminal action or proceeding, such director or officer had no reason to believe that his conduct was unlawful. Such indemnification shall be made, however, only upon a determination by the directors or shareholders of Jackson, the Court of Common Pleas of Jackson County or written opinion of legal counsel appointed by Jackson that the director or officer has adhered to the appropriate standard of conduct.


                                  LEGAL MATTERS

         The federal income tax consequences of the Merger, along with other legal matters in connection with the Merger, will be passed upon for OVBC and Jackson by Vorys, Sater, Seymour and Pease LLP. Such counsel has not received nor will receive a substantial interest, direct or indirect, in OVBC or Jackson, nor was such counsel compensated on a contingency fee basis for the rendering of its services.


                                     EXPERTS

         The consolidated financial statements of OVBC at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus/Proxy Statement, have been audited by Crowe, Chizek and Company LLP, as set forth in its reports thereon incorporated by reference herein. The financial statements audited by Crowe, Chizek and Company LLP have been incorporated by reference herein in reliance upon such report given upon their authority as experts in accounting and auditing.

         The financial statements of Jackson as of and for the years ended September 30, 1997 and 1996 included in this Prospectus/Proxy Statement, have been audited by B. Lee Hubbard & Company, and have been included in the Prospectus/Proxy Statement upon their authority as experts in accounting and auditing.

         Keller has consented to the publication herein of the summary of its Opinion.

            INDEX TO FINANCIAL STATEMENTS OF THE JACKSON SAVINGS BANK

Unaudited Balance Sheets at June 30, 1998.................................................................      F-2

Unaudited Statements of Income for the nine months ended June 30, 1998
     and June 30, 1997....................................................................................      F-3

Unaudited Statements of Changes in Stockholders' Equity for the nine months
     ended June 30, 1998 and June 30, 1997................................................................      F-4

Unaudited Statements of Cash Flows for the nine months ended June 30, 1998
     and June 30, 1997....................................................................................      F-5

Notes to Unaudited Financial Statements...................................................................      F-6

Report of Independent Auditors............................................................................      F-7

Balance Sheets at September 30, 1997 and 1996.............................................................      F-8

Statements of Income for the years ended September 30, 1997 and 1996......................................      F-9

Statements of Changes in Shareholders' Equity for the years ended
     September 30, 1997 and 1996..........................................................................     F-10

Statements of Cash Flows for the years ended September 30, 1997 and 1996..................................     F-11

Notes to Consolidated Financial Statements................................................................     F-12

                              JACKSON SAVINGS BANK
                                  BALANCE SHEET
                                  June 30, 1998
                                   (Unaudited)


                                                                       1998
                                                                       ----
ASSETS
Cash and cash equivalents (including interest bearing balances
  of approximately $3,588,000)                                     $ 3,672,390
Securities available for sale at estimated fair value                  882,664
Securities held to maturity (estimated fair value of $399,625)         399,826
Loans receivable, net                                               10,242,190
Property and equipment, net                                             11,064
Accrued interest receivable and other assets                            54,642
                                                                   -----------

     Total assets                                                  $15,262,776
                                                                   ===========


LIABILITIES
Interest-bearing deposits                                          $12,200,339
Federal income tax payable                                             215,140
Other liabilities                                                       38,215
                                                                   -----------
     Total liabilities                                              12,453,694


STOCKHOLDERS' EQUITY
Capital stock, ($10 par value, 200,000 shares
  authorized, 18,475 shares issued)                                    184,750
Additional paid-in capital                                             213,024
Retained earnings                                                    1,953,258
Unrealized gain on securities available for sale, net of
  deferred tax                                                         458,050

     Total stockholders' equity                                      2,809,082



     Total liabilities and stockholders' equity                    $15,262,776
                                                                   ===========



                 The accompanying notes are an integral part of
                           these financial statements.

                              JACKSON SAVINGS BANK
                              STATEMENTS OF INCOME
                    Nine months ended June 30, 1998 and 1997
                                   (Unaudited)

                                                         1998          1997
                                                         ----          ----
Interest income
     Interest and fees on loans                         $676,254     $685,687
     Interest and dividends on securities                 35,666       33,806
     Interest on balances with other banks               139,839      139,026
                                                        --------     --------
         Total interest and dividend income              851,759      858,519

Interest on deposits                                     457,887      457,710
                                                        --------     --------

Net interest income                                      393,872      400,809

Provision for loan losses                                     --           --
                                                        --------     --------

Net interest income after provision for loan losses      393,872      400,809

Noninterest income
     Gain on sale of securities                               --       15,400

Noninterest expense
     Compensation and benefits                           122,662      125,837
     Occupancy                                             4,215        4,393
     Computer processing expense                          23,091       22,695
     State franchise tax                                  32,020       30,790
     Professional services                                35,858       18,515
     Other expenses                                       69,274       52,312
                                                        --------     --------
         Total noninterest expense                       287,120      254,542
                                                        --------     --------

Income before income tax                                 106,752      161,667

Provision for income tax                                  54,001       93,370
                                                        --------     --------

Net income                                              $ 52,751     $ 68,297

Other comprehensive income, net of tax
     unrealized gains arising during period              115,759      158,201
                                                        --------     --------

Comprehensive income                                    $168,510     $226,498
                                                        ========     ========

Basic earnings per share                                $   2.86     $   3.70
                                                        ========     ========

Diluted earnings per share                              $   2.78     $   3.61
                                                        ========     ========



                 The accompanying notes are an integral part of
                           these financial statements.

                              JACKSON SAVINGS BANK
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    Nine months ended June 30, 1998 and 1997
                                   (Unaudited)



                                                                                       Unrealized
                                                                                         Gain on
                                     Capital       Additional         Retained        Available for
                                      Stock      Paid-in Capital      Earnings       Sale Securities       Total
                                      -----      ---------------      --------       ---------------       -----
Balance,
  October 1, 1996                   $184,750         $213,024         $1,831,733        $238,273         $2,467,780

Net income for period                                                     68,297                             68,297

Changes in unrealized
  gain on available for
  sale securities                                                                        158,201            158,201
                                    --------         --------         ----------        --------         ----------

Balance,
  June 30, 1997                     $184,750         $213,024         $1,900,030        $396,494         $2,640,572
                                    ========         ========         ==========        ========         ==========


Balance,
  October 1, 1997                   $184,750         $213,024         $1,900,507        $342,291         $2,640,572

Net income for period                                                     52,751                             52,751

Changes in unrealized
  gain on available for
  sale securities                                                                        115,759            115,759
                                    --------         --------         ----------        --------         ----------
Balance,
  June 30, 1998                     $184,750         $213,024         $1,953,258        $458,050         $2,809,082
                                    ========         ========         ==========        ========         ==========




                 The accompanying notes are an integral part of
                           these financial statements.

                              JACKSON SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                    Nine months ended June 30, 1998 and 1997
                                   (Unaudited)


                                                                                     1998               1997
                                                                                     ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                   $    52,751      $    68,297
     Adjustments to reconcile net income to net cash from
       operating activities
         Depreciation                                                                   1,603            1,603
         Gain on sale of securities                                                   (15,400)
         Change in other assets and liabilities                                        26,516           47,885
                                                                                  -----------      -----------
                  Net cash from operating activities                                   80,870          102,385
                                                                                  -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sales of securities                                                     --           30,400
     Proceeds from maturity of securities                                             100,000               --
     Purchase of securities                                                           (12,100)         (10,800)
     Net change in loans                                                             (267,127)         271,625
                                                                                  -----------      -----------
                  Net cash from investing activities                                 (179,227)         291,225
                                                                                  -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposit accounts                                                  (124,704)          99,586
                                                                                  -----------      -----------

Net change in cash and cash equivalents                                              (223,061)         493,196

Cash and cash equivalents at beginning of period                                    3,895,451        3,449,750
                                                                                  -----------      -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $ 3,672,390      $ 3,942,946
                                                                                  ===========      ===========

Supplemental disclosures of cash flow information Cash paid during the period for:
         Interest                                                                 $   459,198      $   454,303
         Income taxes                                                             $    28,100      $    40,800



                 The accompanying notes are an integral part of
                           these financial statements.

                              JACKSON SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These interim financial statements are prepared without audit and reflect all adjustments which, in the opinion of management, are necessary to present fairly the financial position of The Jackson Savings Bank ("Bank") at June 30, 1998, and its results of operations and cash flows for the nine months ended June 30, 1998 and 1997. All such adjustments are normal and recurring in nature. The accompanying financial statements have been prepared in accordance with Regulation S-X and, therefore, do not purport to contain all the necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances, and should be read in conjunction with the financial statements and notes thereto of the Bank for the year ended September 30, 1997. The accounting policies of the Bank described in the notes to financial statements contained in the Bank's September 30, 1997, financial statements have been consistently followed in preparing these interim financial statements.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
The Jackson Savings Bank
Jackson, Ohio


We have audited the accompanying balance sheets of The Jackson Savings Bank as of September 30, 1997 and 1996, and the related statements of income, equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Jackson Savings Bank as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                                                     B. Lee Hubbard & Company

Jackson, Ohio
January 12, 1998

                              JACKSON SAVINGS BANK
                                 BALANCE SHEETS
                           September 30, 1997 and 1996


                                                                       1997           1996
                                                                       ----           ----
ASSETS
Cash and cash equivalents (including interest bearing balances
  of approximately $3,820,000 and $3,367,000)                      $ 3,895,451     $ 3,449,750
Securities available for sale at estimated fair value                  709,788         565,618
Securities held to maturity (estimated fair value of $497,438
  in 1997 and $490,751 in 1996)                                        499,910         500,185
Loans receivable, net                                                9,975,063      10,481,196
Property and equipment, net                                             12,667          14,805
Accrued interest receivable and other assets                            56,485          51,345
                                                                   -----------     -----------



     Total assets                                                  $15,149,364     $15,062,899
                                                                   ===========     ===========


LIABILITIES
Interest-bearing deposits                                          $12,325,043     $12,500,028
Federal income tax payable                                             144,222          59,063
Other liabilities                                                       39,527          36,028
                                                                   -----------     -----------
     Total liabilities                                              12,508,792      12,595,119
                                                                   -----------     -----------


STOCKHOLDERS' EQUITY
Capital stock, ($10 par value, 200,000 shares
  authorized, 18,475 shares issued)                                    184,750         184,750
Additional paid-in capital                                             213,024         213,024
Retained earnings                                                    1,900,507       1,831,733
Unrealized gain on securities available for sale, net of
  deferred tax                                                         342,291         238,273
                                                                   -----------     -----------

     Total stockholders' equity                                      2,640,572       2,467,780
                                                                   -----------     -----------



     Total liabilities and stockholders' equity                    $15,149,364     $15,062,899
                                                                   ===========     ===========




                 The accompanying notes are an integral part of
                           these financial statements.

                              JACKSON SAVINGS BANK
                              STATEMENTS OF INCOME
                     Years ended September 30, 1997 and 1996

                                                           1997           1996
                                                           ----           ----
INTEREST INCOME
     Interest and fees on loans                         $  908,536     $  927,165
     Interest and dividends on securities                   45,426         45,198
     Interest on balances with other banks                 189,135        189,115
                                                        ----------     ----------
         Total interest and dividend income              1,143,097      1,161,478

INTEREST ON DEPOSITS                                       614,806        605,223
                                                        ----------     ----------

NET INTEREST INCOME                                        528,291        556,255

Provision for loan losses                                       --          9,339
                                                        ----------     ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        528,291        546,916

Noninterest income
     Gain on sale of securities                             15,400             --

Noninterest expense
     Compensation and benefits                             179,474        167,372
     Occupancy                                               5,630          5,441
     Computer processing expense                            29,712         29,698
     State franchise tax                                    30,790         29,286
     Professional services                                  22,743         22,375
     Other expenses                                         69,735         61,477
                                                        ----------     ----------
         Total noninterest expense                         338,084        315,649
                                                        ----------     ----------

INCOME BEFORE INCOME TAX                                   205,607        231,267

Provision for income tax                                   103,208         47,764
                                                        ----------     ----------

NET INCOME                                              $  102,399     $  183,503
                                                        ==========     ==========

BASIC EARNINGS PER SHARE                                $     5.54     $     9.93
                                                        ==========     ==========

DILUTED EARNINGS PER SHARE                              $     5.41     $     9.71
                                                        ==========     ==========


                 The accompanying notes are an integral part of
                           these financial statements.

                              JACKSON SAVINGS BANK
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     Years ended September 30, 1997 and 1996


                                                                                       Unrealized
                                                                                         Gain on
                                     Capital       Additional         Retained        Available for
                                      Stock      Paid-in capital      Earnings       Sale securities       Total
                                     -------     ---------------      --------       ---------------       -----
Balance,
  October 1, 1995                   $184,750         $213,024         $1,688,875        $168,682         $2,255,331

Net income for period                                                    183,503                            183,503

Cash dividend
  ($2.20 per share)                                                      (40,645)                           (40,645)

Changes in unrealized
  Gain on available for
  Sale securities                                                                         69,591             69,591
                                    --------         --------         ----------        --------         ----------

Balance,
  September 30, 1996                 184,750          213,024          1,831,733         238,273          2,467,780

Net income for period                                                    102,399                            102,399

Cash dividend
  ($1.82 per share)                                                      (33,625)                           (33,625)

Changes in unrealized
  Gain on available for
  Sale securities                                                                        104,018            104,018
                                    --------         --------         ----------        --------         ----------

Balance,
  September 30, 1997                $184,750         $213,024         $1,900,507        $342,291         $2,640,572
                                    ========         ========         ==========        ========         ==========



                 The accompanying notes are an integral part of
                           these financial statements.

                              JACKSON SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                     Years ended September 30, 1997 and 1996


                                                                                       1997               1996
                                                                                       ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                      $   102,399      $   183,503
     Adjustments to reconcile net income to net cash from
       operating activities
         Depreciation                                                                      2,137            2,137
         Provision for loan losses                                                         9,339
         Gain on sale of securities                                                      (15,400)
         Deferred taxes                                                                    1,211            2,320
         Change in other assets and liabilities                                           42,131          (38,615)
                                                                                     -----------      -----------
              Net cash from operating activities                                         132,478          158,684
                                                                                     -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sales of securities                                                    30,400
     Purchase of securities                                                              (14,700)         (13,600)
     Net change in loans                                                                 506,133         (185,940)
     Property and equipment expenditures                                                                   (1,586)
                                                                                     -----------      -----------
              Net cash from investing activities                                         521,833         (201,126)
                                                                                     -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposit accounts                                                     (174,985)          84,066
     Cash dividends paid to stockholders                                                 (33,625)         (40,645)
                                                                                     -----------      -----------
              Net cash from financing activities                                        (208,610)          43,422
                                                                                     -----------      -----------

Net change in cash and cash equivalents                                                  445,701              980

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                         3,449,750        3,448,770
                                                                                     -----------      -----------

Cash and cash equivalents at end of year                                             $ 3,895,451      $ 3,449,750
                                                                                     ===========      ===========

Supplemental disclosures of cash flow information
     Cash paid during the year for:
         Interest                                                                    $   611,306      $   608,738
         Income taxes                                                                $    58,500      $    80,500

     Noncash transactions
         Transfer from loans to other real estate owned                                               $    30,000
                                                                                                      ===========


                 The accompanying notes are an integral part of
                           these financial statements.

                              JACKSON SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 1997 and 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: The Bank is engaged primarily in the business of soliciting retail savings and time deposits and making residential real estate loans. Operations are conducted through the main office in Jackson, Ohio. The city of Jackson and contiguous areas are the source of substantially all of the Bank's loan and deposit activities. The majority of the Association's income is derived from residential lending activities and investments.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, the realization of deferred tax assets, the determination and carrying value of impaired loans, recognition and measurement of loss contingencies and depreciation of premises and equipment.

Concentrations of Credit Risk: The Bank's loan portfolio consists principally of long-term conventional loans secured by first mortgage deeds on single family residences located in its primary lending area of Jackson, Ohio. Mortgage loans comprise approximately 98% of the Bank's loan portfolio. The remaining 2% primarily consists of unsecured home improvement loans and other consumer loans secured by deposit balances at the Bank and various other assets.

Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term deposits with financial institutions. The Bank reports net cash flows for customer loan and deposit transactions.

Securities: The Bank classifies certain debt and equity securities as held to maturity or available for sale. Securities classified as available for sale are carried at fair value. Net unrealized gains and losses are reflected as a separate component of stockholder's equity, net of tax effects. Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if management does not presently intend for such a sale. Equity securities that have a readily determinable value are also classified as available for sale.




                                   (Continued)

                              JACKSON SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 1997 and 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using a method which approximates the level yield method. Securities are classified as held to maturity if the Bank has the positive intent and the ability to hold these securities to maturity. Gains and losses on investment securities are determined using the specific identification method and are reflected in operations at the time of sale.

Interest and Fees on Loans: Interest income on loans is accrued over the term of the loans based on the principal amount outstanding. The accrual of interest is discontinued on a loan when management believes that the collection of interest is doubtful, generally no later than when the loan becomes 90 days delinquent.

Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover probable losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position, cash flows and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. A loan is charged off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

Premises and Equipment: Leasehold improvements, furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the respective properties and equipment. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

Income Taxes: The Bank uses the liability method in accounting for income taxes. This method provides that deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.




                                   (Continued)

                              JACKSON SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 1997 and 1996


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Real Estate Owned: Real estate acquired in settlement of loans is initially reported at the lower of cost or estimated fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported as the net gain or loss on other real estate included in "Other Expenses" on the accompanying statements of income.

Earnings Per Common Share: Basic earnings per common share is computed by dividing net income by the weighted average number of shares outstanding for the year. Diluted earnings per common share considers the dilution that would occur from the exercise of stock options, determined using the treasury stock method. For the years ending September 30, 1997 and 1996, the weighted average shares outstanding used in computing earnings per share were as follows:

                                                1997      1996
                                                ----      ----
         Basic                                 18,475    18,475
                                               ======    ======

         Diluted                               18,929    18,897
                                               ======    ======

NOTE 2 - SECURITIES

The amortized cost and fair values of securities are as follows:

                                                                Gross          Gross          Estimated
                                             Amortized       Unrealized     Unrealized          Fair
                                               Cost             Gains         Losses            Value
                                               ----             -----         ------            -----
SEPTEMBER 30, 1997

     Securities available for sale:
       Equity securities                     $234,383          $475,405                        $709,788
                                             ========          ========                        ========

     Securities held to maturity:
       U.S. Treasury notes                   $499,910                         $2,472           $497,438
                                             ========                         ======           ========



                                   (Continued)

                              JACKSON SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 1997 and 1996


NOTE 2 - SECURITIES (Continued)

                                                                Gross          Gross          Estimated
                                             Amortized       Unrealized     Unrealized          Fair
                                               Cost             Gains         Losses            Value
SEPTEMBER 30, 1996
     Securities available for sale:
       Equity securities                      $234,683       $  330,935                        $565,618
                                              ========       ==========                        ========

     Securities held to maturity:
       U.S. Treasury notes                    $500,185                         $9,434          $490,751
                                              ========                         ======          ========

The amortized cost and fair values of debt securities, by contractual maturity, are as follows at September 30, 1997:

                                                                             Amortized           Fair
                                                                               Cost              Value
                                                                               ----              -----
         Due within one year                                                 $400,270           $397,782
         Due after one to five years                                           99,640             99,656
                                                                             --------           --------
                                                                             $499,910           $497,438
                                                                             ========           ========


Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Proceeds from the sale of equity securities in 1997 totaled $30,400 with gross gains of $15,400 realized. There were no sales of securities in 1996.



                                   (Continued)

                              JACKSON SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 1997 and 1996



NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following at September 30:

                                                             1997           1996
                                                             ----           ----
         First mortgage loans                            $ 9,941,296    $10,501,026
         Unsecured home improvement loans                    130,959        111,627
         Consumer loans                                       37,894         42,715
                                                         -----------    -----------
              Total loans receivable                      10,110,149     10,655,368

         Less:
              Allowance for loan losses                      135,086        135,086
              Loans in process                                               39,086
                                                         -----------    -----------
                                                             135,086        174,172
                                                         -----------    -----------

                                                         $ 9,975,063    $10,481,196
                                                         ===========    ===========


Activity in the allowance for loan losses was as follows for the years ending September 30, 1997 and 1996:

                                                             1997            1996
                                                             ----            ----
Balance, beginning of year                                  $135,086        $128,087

Loans charged off                                                 --           2,340

Recoveries of loans                                               --              --

Provision charged to operations                                   --           9,339
                                                            --------        --------

Balance, end of year                                        $135,086        $135,086
                                                            ========        ========


Loans considered impaired under the provisions of SFAS No. 114 were not material during any period in the years ended September 30, 1997 and 1996.

At September 30, 1997, certain officers and directors, their immediate families and their related business interests, were indebted to the Bank in the aggregate amount of approximately $93,000.



                                   (Continued)

                              JACKSON SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 1997 and 1996


NOTE 4 - PROPERTY AND EQUIPMENT

Premises and equipment consisted of the following at September 30:

                                                            1997        1996
                                                            ----        ----
         Leasehold and improvements                        $18,048     $18,048
         Furniture and equipment                            40,294      40,294
                                                           -------     -------
              Total cost                                    58,342      58,342
         Accumulated depreciation                           45,675      43,537
                                                           -------     -------

                                                           $12,667     $14,805
                                                           =======     =======


NOTE 5 - DEPOSITS

Interest bearing deposits consisted of the following at September 30, 1997 and 1996:

                                                              1997             1996
                                                              ----             ----

           Passbook savings                               $ 2,310,756      $ 2,385,666
           Money market savings                             2,324,820        2,645,458
           Time deposits                                    7,689,467        7,468,904
                                                          -----------      -----------

              Total                                       $12,325,043      $12,500,028
                                                          ===========      ===========



The aggregate amount of time deposits with a minimum denomination of greater than $100,000 was approximately $1,589,000 and $1,752,000 at September 30, 1997
and 1996, respectively.

At September 30, 1997, scheduled maturities of time deposit are as follows:

          One year or less                                        $6,364,000
          Over one through three years                             1,001,000
          Over three years through five years                        324,000
                                                                  ----------

          Total                                                   $7,689,000
                                                                  ==========


                                   (Continued)

                              JACKSON SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 1997 and 1996


NOTE 6 - FEDERAL INCOME TAXES

The provision for federal income tax consisted of the following for the years ended September 30:

                                                          1997        1996
                                                          ----        ----
         Current tax expense                            $101,997     $45,444
         Deferred tax expense                              1,211       2,320
                                                        --------     -------

                                                        $103,208     $47,764
                                                        ========     =======


The difference between the financial statement tax provision and amounts computed by applying the statutory tax rates to income before taxes is as follows:

                                                                 1997         1996
                                                                 ----         ----

        Tax based on statutory graduated rates                 $ 63,437     $ 73,444
        Effect of non taxable income                             (1,365)      (1,365)
        Adjustments to estimated tax liability
          and other differences                                  41,136      (24,315)
                                                               --------     --------

        Total provision for income tax                         $103,208     $ 47,764
                                                               ========     ========

The source of gross deferred tax assets and gross deferred tax liabilities at September 30, 1997 and 1996 are as follows:

                                                                             1997          1996
                                                                             ----          ----
        Items giving rise to deferred tax assets:
             Accrual to cash adjustments                                  $   5,223     $  5,387

        Items giving rise to deferred tax liabilities:
             Stock dividends                                                 (4,116)      (3,069)
             Unrealized gain on securities available for sale              (133,113)     (92,661)
                                                                          ---------     --------
                                                                           (137,229)     (95,730)
                                                                          ---------     --------
        Net deferred tax liability                                        $(132,006)    $(90,343)
                                                                          =========     ========

                                   (Continued)

                              JACKSON SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 1997 and 1996


NOTE 7 - COMMITMENTS AND CONTINGENCIES

Occasionally, the Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

As of September 30, 1997, the Bank had no unused lines of credit or commitments to originate loans.

The Bank leases its main office building under the terms of a three year lease which expires June 30, 1999. As of September 30, 1997, the following amounts are due in accordance with the lease provisions:

           Period ending September 30, 1998            $3,600
                                       1999             2,700
                                                       ------

                                       Total           $6,300
                                                       ======


NOTE 8 - REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about the Bank's components, risk weightings and other factors. Based on the Bank's computed regulatory capital ratios, the Bank is considered well capitalized under prompt correction action regulations at September 30, 1997. There have been no conditions or events occur since that date which management believes would change the Bank's capital category.



                                   (Continued)

                              JACKSON SAVINGS BANK
                          NOTES TO FINANCIAL STATEMENTS
                           September 30, 1997 and 1996


NOTE 8 - REGULATORY CAPITAL REQUIREMENTS (Continued)

At September 30, 1997, the Bank's actual capital levels and minimum required levels were:

                                                                                                    Minimum
                                                                                                Required to be
                                                                 Minimum Required              Well Capitalized
                                                                    for Capital             Under Prompt Corrective
                                          Actual                Adequacy Purposes             Action Regulations
                                    -------------------       ---------------------         -----------------------
(dollars in thousands)              Amount        Ratio       Amount          Ratio          Amount         Ratio
                                    ------        -----       ------          -----          ------         -----
Total capital (to risk-
  weighted assets)                   $2,346      34.2%          $550           8.0%          $687            10.0%
Tier 1 (core) capital (to
  risk-weighted assets)              $2,262      32.9%          $275           4.0%          $412             6.0%
Tier 1 (core) capital (to
  adjusted total assets)             $2,262      14.8%          $458           3.0%           $764            5.0%


NOTE 9 - BENEFIT PLANS

The Bank sponsors a defined benefit pension plan covering substantially all employees. Participants are fully vested after 10 years. The plan provides for retirement benefits using a formula which considers salary level and years of service. The Bank funds pension costs primarily through the purchase of retirement annuity policies. Pension expense was $9,343 and $2,313 for the years ended September 30, 1997 and 1996, respectively.

The Bank offers an employee stock ownership plan ("ESOP") for the benefit of substantially all employees. The ESOP holds a total of 2,319 shares, or 13% of the Bank's common stock outstanding, all of which have been allocated to employee accounts as of September 30, 1997. ESOP compensation expense for the years ended September 30, 1997 and 1996 was $7,000 and $8,000, respectively.

A total of 1,847 shares of the Bank's authorized but unissued shares of common stock have been reserved for the granting of stock options. As of September 30, 1997 and 1996, a total of 925 options to purchase common stock were granted to officers and directors. The option exercise price is $25 per share, the estimated fair value of the Bank's common stock at the date of grant, and the options expire ten years from the grant date.

During the years ended September 30, 1997 and 1996, there were no additional options granted and no options were exercised.



                                   (Continued)

                                     ANNEX A
                                     -------


                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


                  THIS AGREEMENT AND PLAN OF REORGANIZATION (hereinafter referred to as the "AGREEMENT"), made and entered into this 8th day of April, 1998, by and among Ohio Valley Banc Corp., a bank holding company incorporated under Ohio law (hereinafter referred to as "OVB") and Jackson Savings Bank, a savings bank incorporated under Ohio law (hereinafter referred to as "JACKSON");

                                   WITNESSETH:

                  WHEREAS, the authorized capital of OVB consists of 5,000,000 common shares, each without par value, 1,811,755 of which are issued and outstanding;

                  WHEREAS, the authorized capital of JACKSON consists of 200,000 common shares, $10.00 par value per share, 18,475 of which are issued and outstanding and held of record by approximately 60 shareholders, and 925 of which are reserved for issuance upon exercise of outstanding stock options (hereinafter referred to as the "JACKSON OPTIONS"); and

                  WHEREAS, the Boards of Directors of OVB and JACKSON believe that the acquisition by OVB of JACKSON in a transaction in which a wholly owned interim savings bank to be formed under Ohio law by OVB will merge with and into JACKSON is in the best interests of each of them and their shareholders;

                  NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, OVB and JACKSON, each intending to be legally bound, hereby agree as follows:


                                   ARTICLE ONE

                                   THE MERGER

                  SECTION 1.01 On or before the EFFECTIVE TIME (hereinafter defined), OVB shall incorporate an interim savings bank as a wholly owned subsidiary in accordance with Section 1161.13 of the Ohio Revised Code (hereinafter referred to as "INTERIM"). Immediately after such incorporation, OVB shall cause INTERIM to agree in writing to be bound by the terms and conditions of this AGREEMENT.

                  SECTION 1.02. In accordance with the terms and subject to the conditions of this AGREEMENT and Chapters 1161 and 1701 of the Ohio Revised Code, INTERIM shall merge with and into JACKSON at the EFFECTIVE TIME; JACKSON shall be the continuing, surviving and resulting corporation in the merger of INTERIM with and into JACKSON (hereinafter referred to as the "RESULTING CORPORATION"); JACKSON shall continue to exist as a savings bank incorporated under Ohio law; and JACKSON shall be the only one of JACKSON and INTERIM to continue its separate corporate existence after the EFFECTIVE TIME.

                  SECTION 1.03. The name of the RESULTING CORPORATION in the merger of INTERIM with and into JACKSON (hereinafter referred to as the "MERGER") shall be "Jackson Savings Bank."

                  SECTION 1.04. The purposes for which the RESULTING CORPORATION shall be formed shall be identical to the purposes for which JACKSON was formed.

                  SECTION 1.05. The capital of the RESULTING CORPORATION shall consist of 200,000 shares, all of which shall be common shares, $10.00 par value per share.

                  SECTION 1.06. The Amended Articles of Incorporation of JACKSON, a copy of which is attached hereto as Exhibit A, shall be the Amended Articles of Incorporation of the RESULTING CORPORATION until amended in accordance with law.

                  SECTION 1.07. The Amended Constitution of JACKSON at the EFFECTIVE TIME shall be the Amended Constitution of the RESULTING CORPORATION until amended in accordance with law.

                  SECTION 1.08. At and after the EFFECTIVE TIME and until changed in accordance with law, the only office of JACKSON at 221 East Main Street, Jackson, Ohio, shall be the only office of the RESULTING CORPORATION.

                  SECTION 1.09. At and after the EFFECTIVE TIME and until changed in accordance with law, the number of directors of the RESULTING CORPORATION shall be five, the names, residence addresses and office terms of whom are as follows:

NAMES                       RESIDENCE ADDRESS            TERM EXPIRES
-----                       -----------------            ------------
Harold A. Howe              221 Main Street               April, 1999
                            Jackson, OH 45640

James L. Dailey             445 Third Avenue              April, 1999
                            Gallipolis, OH 45631

Jeffrey E. Smith            22 Edgemont Drive             April, 1999
                            Gallipolis, OH 45631

Phil A. Bowman              20 Robin Hill                 April, 1999
                            Jackson, OH 45640

Keith R. Brandeberry        401 First Avenue              April, 1999
                            Gallipolis, OH 45631

                  SECTION 1.10. At and after the EFFECTIVE TIME and until changed in accordance with law, the following persons shall be the officers of the RESULTING CORPORATION and shall hold the offices set forth beside their respective names and addresses:

NAMES                       RESIDENCE ADDRESS             OFFICE
-----                       -----------------             ------
Harold A. Howe              221 Main Street               President
                            Jackson, OH 45640

James L. Dailey             445 Third Avenue              Vice President
                            Gallipolis, OH 45631

Paula W. Salisbury          697 Centenary Road            Treasurer
                            Gallipolis, OH 45631

Cindy H. Johnston           154 Woodland Drive            Secretary
                            Gallipolis, OH 45631

                  SECTION 1.11. Harold A. Howe, whose address is 221 Main Street, Jackson, Ohio 45640, a natural person and a resident of Jackson County, the county in which the principal office of the RESULTING CORPORATION is to be located, shall be the statutory agent upon whom any process, notice or demand against JACKSON, INTERIM or the RESULTING CORPORATION may be served.

                  SECTION 1.12. (a) The closing of the transactions contemplated by this AGREEMENT (hereinafter referred to as the "CLOSING") shall take place on a date selected by OVB within thirty (30) days after the satisfaction or waiver of the last of the conditions set forth in Article Seven of this AGREEMENT to be satisfied.

                  (b) On the day of the CLOSING, JACKSON and INTERIM shall cause a Certificate of Merger in respect of the MERGER to be filed by the Superintendent of the Division of Financial Institutions of the Ohio Department of Commerce (hereinafter referred to as the "SUPERINTENDENT") in the Office of the Ohio Secretary of State in accordance with Chapters 1161 and 1701 of the Ohio Revised Code and the MERGER shall become effective at midnight on the date of such filing (herein referred to as the "EFFECTIVE TIME").

                                   ARTICLE TWO

           CONVERSION AND CANCELLATION OF SHARES AND DEPOSITS ACCOUNTS

                  SECTION 2.01. At the EFFECTIVE TIME and as a result of the MERGER, automatically and without further act of OVB, JACKSON or INTERIM or the holders of OVB or JACKSON shares, the following shall occur:

                  (a) Each JACKSON common share shall be cancelled and extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled, subject to and upon compliance with Section 2.02 of this AGREEMENT, to receive from OVB, a number of OVB common shares equal to the quotient of $163.09, divided by the average of the closing bid and asked prices of OVB, as reported on The Nasdaq National Market, during the twenty trading days ending five trading days before the CLOSING and carried out to four decimal places (hereinafter referred to as the "AVERAGE"); provided however, that in the event of the payment by OVB of stock dividends, stock splits or distributions in, or combinations or subdivisions of, OVB common shares during such twenty trading day period, the AVERAGE shall be adjusted appropriately;

                  (b) The issued and outstanding common shares of INTERIM before the EFFECTIVE TIME shall be and constitute the issued and outstanding common shares of the RESULTING CORPORATION after the EFFECTIVE TIME; and

                  (c) The issued and outstanding common shares of OVB before the EFFECTIVE TIME shall remain issued and outstanding after the EFFECTIVE TIME.

                  SECTION 2.02. (a) As soon as practicable after the EFFECTIVE TIME, OVB shall mail to each holder of record of JACKSON common shares a form letter of transmittal and instructions for use in effecting the surrender for exchange of the certificates evidencing the JACKSON common shares cancelled and extinguished as a result of the MERGER (hereinafter referred to collectively as the "CERTIFICATES" and individually as the "CERTIFICATE"). Upon surrender of a CERTIFICATE for cancellation, together with such letter of transmittal, duly executed, the holder of such CERTIFICATE shall be entitled to receive in exchange therefor a certificate evidencing the OVB common shares to which the holder is entitled in accordance with the provisions of this AGREEMENT, and the CERTIFICATE so surrendered shall thereafter be cancelled forthwith.

                  (b) In the event that any holder of JACKSON common shares cancelled and extinguished in accordance with this AGREEMENT is unable to deliver the CERTIFICATE which evidences such shares of the holder, OVB, in the absence of actual notice that any shares theretofore evidenced by any such CERTIFICATE have been acquired by a bona fide purchaser, shall deliver to such holder the amount to which such holder is entitled in accordance with the provisions of this AGREEMENT upon the presentation of all of the following:

                           (i) Evidence to the reasonable satisfaction of OVB that any such CERTIFICATE has been lost, wrongfully taken or destroyed;

                           (ii) Such security or indemnity as may be reasonably requested by OVB to indemnify and hold OVB harmless; and

                           (iii) Evidence to the reasonable satisfaction of OVB that such person is the owner of the shares theretofore represented by each CERTIFICATE claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such CERTIFICATE for exchange pursuant to this AGREEMENT.

                  (c) In the event that the issuance of OVB shares or payment in lieu of fractional shares in accordance with this AGREEMENT is to be made to a person other than the person in whose name the CERTIFICATE surrendered is registered, the CERTIFICATE so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the CERTIFICATE surrendered or establish to the satisfaction of OVB that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each CERTIFICATE shall represent for all purposes the right to receive the number of OVB shares determined pursuant to this AGREEMENT.

                  (d) No dividends or other distributions declared after the EFFECTIVE TIME with respect to OVB common shares and payable to the holders of record thereof after the EFFECTIVE TIME shall be paid to the holder of any unsurrendered CERTIFICATE until the holder thereof shall surrender such CERTIFICATE. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a CERTIFICATE, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to OVB common shares represented by such CERTIFICATE.

                  (e) No certificates or scrip representing fractional shares of OVB common shares shall be issued upon the surrender for exchange of CERTIFICATES. No dividend or distribution with respect to OVB common shares shall be payable on or with respect to any such fractional shares and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a OVB shareholder. In lieu of any such fractional share, OVB shall pay to each former holder of JACKSON common shares who otherwise would be entitled to receive a fraction of a OVB common share, an amount in cash equal to the product of the AVERAGE, multiplied by such fraction.

                  SECTION 2.03. No OVB shares or payment in lieu of fractional shares shall be delivered by OVB to any former holder of JACKSON common shares in accordance with this AGREEMENT until any such holder shall have complied with
Section 2.02.

                  SECTION 2.04. All payments made upon the surrender of CERTIFICATES pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such CERTIFICATES.

                  SECTION 2.05. After the EFFECTIVE TIME, there shall be no further registration of transfer of JACKSON common shares on the stock transfer books of JACKSON. In the event that, after the EFFECTIVE TIME, CERTIFICATES evidencing such shares are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

                  SECTION 2.06. (a) Notwithstanding anything in this AGREEMENT to the contrary, the JACKSON common shares which are outstanding immediately before the EFFECTIVE TIME and which are held by shareholders who shall not have voted such shares in favor of this AGREEMENT and who shall have delivered to OVB or JACKSON a written demand for appraisal of such shares in the manner provided in Section 1701.85 of the Ohio Revised Code shall not be converted into or be exchangeable for the right to receive the consideration provided in this AGREEMENT; provided, however, that (i) each of such shares (hereinafter referred to as the "JACKSON DISSENTING SHARES") shall nevertheless be cancelled and extinguished in accordance with this AGREEMENT; (ii) the holders of JACKSON DISSENTING SHARES, upon compliance with the provisions of Section 1701.85 of the Ohio Revised Code, shall be entitled to payment of the appraised value of such shares in accordance with the provisions of Section 1701.85 of the Ohio Revised Code; and (iii) in the event (I) any holder of JACKSON DISSENTING SHARES shall subsequently withdraw his demand for appraisal of such shares with the consent of OVB or shall fail to establish his entitlement to appraisal rights in accordance with Section 1701.85 of the Ohio Revised Code or (II) neither the holder or holders of JACKSON DISSENTING SHARES, nor OVB has filed a petition demanding a determination of the value of all JACKSON DISSENTING SHARES within the period provided in Section 1701.85 of the Ohio Revised Code, such holder or holders shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the consideration provided in this AGREEMENT.

                  SECTION 2.07. At and after the EFFECTIVE TIME, the separate existence of INTERIM shall cease; provided, however, that whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the RESULTING CORPORATION, the officers of JACKSON and INTERIM shall execute, acknowledge and deliver such instruments and do such acts.

                  SECTION 2.08. At and after the EFFECTIVE TIME, all of the assets and property of every kind and character, real, personal, and mixed, tangible and intangible, choses in action, rights and credits owned by INTERIM and JACKSON at the EFFECTIVE TIME, or which would inure to any of them, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the RESULTING CORPORATION, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by INTERIM and JACKSON before the MERGER. The RESULTING CORPORATION shall be deemed to be and shall be a continuation of the entity and identity of JACKSON. All of the rights and obligations of INTERIM and JACKSON shall remain unimpaired and the RESULTING CORPORATION shall succeed to all of such rights and obligations and the duties and liabilities connected therewith. Title to any real estate or any interest therein vested in any of either INTERIM or JACKSON shall not revert or in any way be impaired by reason of the MERGER. Any claim existing, or action or proceeding pending, by or against either INTERIM or JACKSON, may be prosecuted to judgment with right of appeal as if the MERGER had not taken place or the RESULTING CORPORATION may be substituted in its place.

                  SECTION 2.09. At and after the EFFECTIVE TIME, all the rights of creditors of each of INTERIM and JACKSON shall be preserved unimpaired, and all liens upon the property of INTERIM and JACKSON shall be preserved unimpaired on only the property affected by any such lien immediately before the EFFECTIVE TIME.

                  SECTION 2.10. At and after the EFFECTIVE TIME, each JACKSON savings deposit or other account then existing shall be unaffected by the MERGER.


                                  ARTICLE THREE

                    REPRESENTATIONS AND WARRANTIES OF JACKSON

                  JACKSON represents and warrants to OVB that each of the following is true and accurate in all material respects:

                  SECTION 3.01. JACKSON is a state savings bank duly organized, validly existing and in good standing under the laws of Ohio; has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted; and is a member of the Federal Home Loan Bank of Cincinnati (hereinafter referred to as the "FHLB of Cincinnati"). The savings accounts and deposits of JACKSON are insured up to applicable limits by the Federal Deposit Insurance Corporation (hereinafter referred to as the "FDIC"). Except as set forth in Section 3.01 of the schedule dated as of April 8, 1998, and previously delivered by JACKSON to OVB (hereinafter referred to as the "DISCLOSURE SCHEDULE"), JACKSON is in compliance in all material respects with all applicable local, state or federal laws and regulations, including, without limitation, the regulations of the FDIC and the SUPERINTENDENT.

                  SECTION 3.02. JACKSON is either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the businesses of JACKSON.

                  SECTION 3.03. Subject to the adoption of this AGREEMENT by the JACKSON shareholders, to the approval of the MERGER by all appropriate regulatory authorities and to the expiration of any applicable waiting periods required by law or regulations, (a) JACKSON has all requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder; (b) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by JACKSON; and (c) this AGREEMENT is a valid and binding agreement of JACKSON, enforceable against JACKSON in accordance with its terms, (i) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (ii) except to the extent such enforceability may be limited Bylaws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by the appointment of a conservator by the FDIC. This AGREEMENT has been duly executed and delivered by JACKSON.

                  SECTION 3.04. JACKSON has made available to OVB true and accurate copies of its Amended Articles of Incorporation, Constitution and Bylaws and has granted OVB access to all records of all meetings and other corporate actions by the shareholders, Board of Directors and Committees of the Board of Directors of JACKSON. The minute books of JACKSON contain, in all material respects, complete and accurate records of all meetings and other corporate actions of its shareholders, Board of Directors and Committees of the Board of Directors.

                  SECTION 3.05. The execution and delivery of this AGREEMENT and, subject to the adoption of this AGREEMENT by the shareholders of JACKSON, to the approval of the MERGER by all appropriate regulatory authorities and to the expiration of any applicable waiting periods required by law or regulations, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Amended Articles of Incorporation, Constitution or Bylaws of JACKSON; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice of lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which JACKSON is a party or by which JACKSON or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which JACKSON is a party or by which JACKSON or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of JACKSON; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of JACKSON or give rise to any meritorious cause of action against JACKSON; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of the FDIC or the SUPERINTENDENT.

                  SECTION 3.06. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by JACKSON or the consummation by JACKSON of the transactions contemplated hereby, except for filings, authorizations, consents or approvals required by the FDIC, the Ohio Secretary of State and the SUPERINTENDENT.

                  SECTION 3.07. The authorized capital of JACKSON consists of 200,000 shares of common stock, $10.00 par value per share, 18,475 of which are issued and outstanding and held of record by approximately 60 shareholders and 925 of which are reserved for issuance upon exercise of the JACKSON OPTIONS. All of the outstanding common shares of JACKSON are duly authorized, validly issued, fully paid and nonassessable; were issued in full compliance with all applicable laws and regulations; and were not issued in violation of the preemptive right of any shareholder of JACKSON. Upon the exercise of the JACKSON OPTIONS, 925 additional common shares of JACKSON will be duly authorized, validly issued, fully paid and nonassessable; will be issued in full compliance with all applicable laws and regulations; and will not be issued in violation of the preemptive right of any shareholder of JACKSON. JACKSON has no outstanding class of capital stock other than such common shares. Except for the JACKSON OPTIONS, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating JACKSON to issue, deliver or sell, cause to be issued, delivered or sold, or restricting JACKSON from selling any additional JACKSON shares, or obligating JACKSON to grant, extend or enter into any such agreement or commitment. The JACKSON OPTIONS were issued pursuant to and in accordance with The Jackson Building, Loan and Savings Company 1992 Stock Option and Incentive Plan and are exercisable upon the payment of $25 cash for each common share of JACKSON reserved for issuance upon the exercise of the JACKSON OPTIONS.

                  SECTION 3.08. (a) The statements of financial condition as of September 30, 1997 and 1996, of JACKSON and the related statements of income, stockholders' equity and cash flows for each of the three (3) years ended September 30, 1997, 1996 and 1995, examined and reported upon by B. Lee Hubbard and Co., certified public accountants, complete copies of which have previously been delivered to OVB (hereinafter referred to as the "AUDITED FINANCIALS"), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of JACKSON at such dates and the results of its operations and cash flows for such periods.

                  (b) The balance sheet as of March 31, 1998, of JACKSON and the related income statement for the six (6) months then ended, a complete copy of which has previously been delivered to OVB (hereinafter referred to as the "INTERIM FINANCIALS"), fairly presents the financial position of JACKSON at such date and the results of its operations for such periods and has been prepared in accordance with generally accepted accounting principles as applicable to condensed financial statements and as applied on a consistent basis with the AUDITED FINANCIALS. All adjustments which are necessary for a fair statement of the INTERIM FINANCIALS have been made.

                  (c) Except as disclosed in the INTERIM FINANCIALS and Section 3.08(c) of the DISCLOSURE SCHEDULE, as of March 31, 1998, JACKSON had no liabilities or obligations material to the business condition (financial or otherwise) of JACKSON taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                  (d) The Call Reports of JACKSON for the three-month periods ended December 31, 1997, and March 31, 1998, together with the schedules and supplements attached thereto, each as filed with the FDIC and copies of which were previously delivered to OVB by JACKSON (hereinafter referred to as the "CALL REPORTS"), have been prepared in accordance with accounting practices permitted by the FDIC applied on a consistent basis, are true, complete and correct in all material respects and fairly present the financial position of JACKSON at such dates.

                  (e) The AUDITED FINANCIALS, the INTERIM FINANCIALS and the CALL REPORTS did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 3.09. Since September 30, 1997, JACKSON has conducted its business only in the ordinary and usual course, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of JACKSON and, except for the JACKSON OPTIONS and as set forth in Section 3.09 of the DISCLOSURE SCHEDULE, JACKSON has not:

                  (a) Authorized the creation or issuance of or issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities, or any obligation convertible into or exchangeable for, any shares of its capital stock;

                  (b) Declared, set aside, paid or made any dividend or other distributions on its capital stock or directly or indirectly redeemed, purchased or acquired any shares thereof or entered into any agreement in respect of the foregoing;

                  (c) Effected any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                  (d) Amended its Amended Articles of Incorporation, Constitution or Bylaws;

                  (e) Purchased, sold, assigned or transferred any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

                  (f) Mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect its financial position;

                  (g) Waived any rights of material value or cancelled any material debts or claims;

                  (h) Incurred any material obligation or liability (absolute or contingent), including, without limitation, any tax liability or any liability for borrowings from the FHLB of Cincinnati, or paid any material liability or obligation (absolute or contingent) other than liabilities and obligations incurred in the ordinary course of business;

                  (i) Experienced any material change in the amount or general composition of deposit liabilities;

                  (j) Entered into or amended any employment contract with any of its officers, increased the compensation payable to any officer or director or any relative of any such officer or director, or become obligated to increase any such compensation, adopted or amended in any material respect any employee benefit plans, severance plan or collective bargaining agreement or made any awards or distributions under any employee benefit plans not consistent with past practice or custom;

                  (k) Incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

                  (l) Acquired any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                  (m) Made any (I) material investment (except investments made in the ordinary course of business) or (II) material capital expenditure or commitment for any material addition to property, plant or equipment;

                  (n) Taken or permitted any action which would prevent OVB from accounting for the MERGER as a "pooling of interests"; or

                  (o) Agreed, whether in writing or otherwise, to take any action described in this Section 3.09.

                  SECTION 3.10. (a) A brief description of all material fixed assets owned by JACKSON is set forth in a schedule previously made available to OVB (hereinafter referred to as the "PERSONAL PROPERTY"). All PERSONAL PROPERTY has been maintained in good working order, ordinary wear and tear excepted. JACKSON owns and has good title to all of the PERSONAL PROPERTY, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except (i) as set forth in Section 3.10(a) of the DISCLOSURE SCHEDULE, (ii) to the extent stated or reserved against in the AUDITED FINANCIALS or the INTERIM FINANCIALS and (iii) such other exceptions which are not material in character, amount or extent and do not materially detract from the value of or interfere with the use of the properties or assets subject thereto or affected thereby.

                  (b) The documentation (hereinafter referred to as "LOAN DOCUMENTATION") governing or relating to the loan and credit-related assets (hereinafter referred to as the "LOAN ASSETS") representing the loan portfolio of JACKSON is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights of JACKSON in accordance with the terms of such LOAN DOCUMENTATION, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. Except as set forth in Section 3.10(b) of the DISCLOSURE SCHEDULE, to the best knowledge of JACKSON, no debtor under any of the LOAN DOCUMENTATION has asserted any claim or defense with respect to the subject matter thereof.

                  (c) A description of each parcel of real property owned by JACKSON is set forth in Section 3.10(c) of the DISCLOSURE SCHEDULE (hereinafter referred to individually as a "PARCEL" and collectively as the "REAL PROPERTIES"). JACKSON is the owner of each PARCEL in fee simple and has good and marketable title to each such PARCEL free of any liens, claims, charges, encumbrances or security interests of any kind, except (i) as set forth in
Section 3.10(c) of the DISCLOSURE SCHEDULE, (ii) liens for real estate taxes and assessments not yet delinquent and (iii) utility, access and other easements, rights of way, restrictions and exceptions of record, none of which impair the REAL PROPERTIES for the use and business being conducted thereon.

                  (d) Except as set forth in Section 3.10(d) of the DISCLOSURE SCHEDULE, no party leasing any of the REAL PROPERTIES from JACKSON is in material default with respect to any of its obligations (including payment obligations) under the governing lease. JACKSON has not received notification from any governmental entity within the two year period immediately preceding the date hereof of contemplated improvements to the REAL PROPERTIES or surrounding area or community by public authority, the costs of which are to be assessed as special taxes against the REAL PROPERTIES in the future.

                  (e) A description of all real property leased by JACKSON is set forth in Section 3.10(e) of the DISCLOSURE SCHEDULE (hereinafter referred to as the "LEASED REAL PROPERTY"). True and correct copies of all leases in respect of the LEASED REAL PROPERTY (hereinafter referred to as the "REAL PROPERTY LEASES") and all attachments, amendments and addendums thereto have been delivered by JACKSON to OVB. Except as set forth in Section 3.10(e) of the DISCLOSURE SCHEDULE, the REAL PROPERTY LEASES create, in accordance with their terms, valid, binding and assignable leasehold interests of JACKSON in all of the LEASED REAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. JACKSON has complied in all material respects with all of the provisions of the REAL PROPERTY LEASES required on its part to be complied with and is not in default with respect to any of its obligations (including payment obligations) under any of the REAL PROPERTY LEASES.

                  (f) A brief description of all material personal property leased by JACKSON is set forth in Section 3.10(f) of the DISCLOSURE SCHEDULE (hereinafter referred to as the "LEASED PERSONAL PROPERTY"). True and correct copies of the leases in respect of the LEASED PERSONAL PROPERTY (hereinafter referred to as the "PERSONAL PROPERTY LEASES") and all attachments, amendments and addendums thereto have been delivered by JACKSON to OVB. Except as set forth in Section 3.10(f) of the DISCLOSURE SCHEDULE, the PERSONAL PROPERTY LEASES create, in accordance with their terms, valid, binding and assignable leasehold interests of JACKSON in all of the LEASED PERSONAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. JACKSON has complied in all material respects with all of the provisions under the PERSONAL PROPERTY LEASES required on its part to be complied with and is not in default with respect to any of its obligations (including payment obligations) under any of the PERSONAL PROPERTY LEASES.

                  SECTION 3.11. Except as set forth in Section 3.11 of the DISCLOSURE SCHEDULE, there is no loan which was made by JACKSON and which is reflected as an asset of JACKSON on the AUDITED FINANCIALS or the INTERIM FINANCIALS that (i) is sixty (60) days or more delinquent or (ii) has been classified by examiners (regulatory or internal) as "Substandard," "Doubtful" or "Loss".

                  SECTION 3.12. Section 3.12 of the DISCLOSURE SCHEDULE contains
(a) a true, accurate and complete list of all investments, other than investments in the LOAN ASSETS and REAL PROPERTIES, owned by JACKSON (hereafter referred to as the "INVESTMENTS") as of the date hereof, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto and (b) a true, accurate and complete list of the names of each bank or other depository in which either JACKSON has an account or safe deposit box, including, without limitation, accounts with the FHLB of Cincinnati, and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.12 of the DISCLOSURE SCHEDULE, the INVESTMENTS are owned by JACKSON free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by JACKSON at any time. Except for shares of the FHLB of Cincinnati and as set forth in Section 3.12 of the DISCLOSURE SCHEDULE, JACKSON does not own, directly or indirectly, the outstanding shares of any corporation or other entity. JACKSON is not a party to and has no interest in any repurchase agreements or reverse repurchase agreements.

                  SECTION 3.13. JACKSON has filed all reports and maintained all records required to be filed or maintained by it under various rules and regulations of the FDIC or the SUPERINTENDENT. All such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of filing such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements or omissions would not have a material adverse effect on JACKSON.

                  SECTION 3.14. Except as set forth in Section 3.14 of the DISCLOSURE SCHEDULE, JACKSON has duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by it through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due by JACKSON. JACKSON has no liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever and there is no basis for any additional material claims or assessments, other than with respect to liabilities for taxes and duties which may have accrued since September 30, 1997, in the ordinary course of business. The federal income tax returns of JACKSON for all taxable years through and including the year ended September 30, 1993, have been examined by the federal tax authorities or the applicable statute of limitations has expired in respect thereof. No proposed additional taxes, interest or penalties have been asserted by applicable taxing authorities with respect to such years or later years, except for claims which have been fully reserved for in the AUDITED FINANCIALS and the INTERIM FINANCIALS. True copies of the federal, state and local income tax returns of JACKSON for each of the four (4) tax years ended September 30, 1994, 1995, 1996 and 1997 have been delivered to OVB.

                  SECTION 3.15. (a) Except for the JACKSON OPTIONS and as set forth in Section 3.15(a) of the DISCLOSURE SCHEDULE, JACKSON is not a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $10,000 for any one project or $15,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by JACKSON of an amount exceeding $15,000 in the aggregate or extending for more than six (6) months from the date hereof; (iii) contract or option for the purchase of any property, real or personal; (iv) letter of credit or indemnity calling for payment, upon the conditions stated therein, of more than $5,000; (v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of JACKSON; (vii) contracts or commitments relating to outstanding loans and/or commitments to make loans (including unfunded commitments and lines of credit) to any one person (together with "affiliates" of that person) in excess of $100,000 in the aggregate; (viii) employment, management, consulting, deferred compensation, severance or other similar contract with any director, officer or employee of JACKSON; (ix) note, debenture or loan agreement pursuant to which JACKSON has incurred indebtedness other than deposit liabilities and advances from the FHLB of Cincinnati; (x) loan participation agreement; (xi) loan servicing agreement; (xii) contract or commitment relating to a real estate development project consisting of the development of more than one single family dwelling; (xiii) commitment to make any acquisition, development or construction loan; (xiv) commitment or agreement to do any of the foregoing; or (xv) other contract, agreement or commitment made outside the ordinary course of business (contracts set forth in Section 3.15 of the DISCLOSURE SCHEDULE are hereinafter collectively referred to as the "CONTRACTS").

JACKSON previously delivered to OVB (i) all of the CONTRACTS and (ii) all form lending agreements and deposit forms used by JACKSON in the ordinary course of business.

                           (b)  JACKSON is not in material default under any of
the contracts or agreements to which it is a party and no claim of such default by any party has been made or is now threatened. There does not exist any event which, with notice or the passing of time or both, would constitute a material default under, or would excuse performance by any party thereto from, any contract or agreement to which JACKSON is a party.

                  SECTION 3.16. All material properties and operations of JACKSON are adequately insured for their benefit. The performance by the officers and employees of JACKSON of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise.

                  SECTION 3.17. Except as set forth in Section 3.17 of the DISCLOSURE SCHEDULE, there are no material actions, suits or proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of JACKSON in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and management of JACKSON has no knowledge of any basis for any such action, suit, proceeding or investigation. Except as set forth in Section 3.17 of the DISCLOSURE SCHEDULE, JACKSON is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                  SECTION 3.18. JACKSON has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for it to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

                  SECTION 3.19. (a) Section 3.19 of the DISCLOSURE SCHEDULE contains a true and complete list of all qualified pension or profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of JACKSON. Copies of such plans and agreements, together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans,
(ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan, have been delivered to OVB.

                  (b) JACKSON has never established, maintained or contributed to or otherwise participated in, or had an obligation to maintain, contribute to or otherwise participate in, any multi-employer Plan, as defined in Section 3(37) of ERISA.

                  (c) JACKSON currently maintains a defined benefit pension plan subject to Title IV of ERISA (hereinafter referred to as the "PENSION PLAN") which is identified in Section 3.19 of the DISCLOSURE SCHEDULE and which is intended to be qualified under Section 401(a) of the CODE. With respect to the PENSION PLAN:

                           (i) JACKSON has no liability to the Pension Benefit Guaranty Corporation (hereinafter referred to as the "PBGC") and no liability under either Section 502 or Section 4071 of ERISA;

                           (ii) JACKSON has met the minimum funding standard, and has made all contributions required, under Section 302 of ERISA and
                                     Section 412 of the CODE;

                           (iii) JACKSON has paid all amounts due to the PBGC pursuant to Section 4007 of ERISA;

                           (iv) No event has occurred or circumstance exists that may constitute grounds under
                                     Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, the PENSION PLAN;

                           (v) No accumulated funding deficiency, whether or not waived, exists with respect to the PENSION PLAN, and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such plan;

                           (vi) The actuarial report for the PENSION PLAN fairly presents the financial condition and the results of operations of such plan in accordance with generally accepted accounting principles;

                           (vii) Since the last valuation date for the PENSION PLAN, no event has occurred or circumstance exists that would increase the amount of benefits under such plan or that would cause the excess of plan assets over benefit liabilities (as defined in Section 4001(16) of ERISA) to decrease;

                           (viii) No reportable event (as defined in Section 4043 of ERISA and in regulations issued thereunder) has occurred; and

                           (ix) As of the EFFECTIVE TIME, the PENSION PLAN may be terminated and the assets of each plan will exceed its benefit liabilities (as defined in Section 4001(16) of ERISA).

                  (d) JACKSON maintains an employee stock ownership plan (hereafter referred to as the "ESOP"). The ESOP is qualified under Section 401(a) of the CODE and satisfies the requirements of Section 4975(e)(7) of the CODE. As of the EFFECTIVE TIME, the ESOP has no outstanding obligation to repay any loan and all securities of JACKSON owned by the ESOP have been allocated to the accounts of ESOP Participants.

                  (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan (as defined in
Section 393) of ERISA) maintained by JACKSON (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the CODE or (ii) the correction of which would have a material adverse effect on the financial condition, results of operations or business of JACKSON.

                  (f) Each employee benefit plan (as defined in Section 3(3) of ERISA) which is sponsored or maintained by JACKSON is in substantial compliance with applicable law, including, but not limited to, ERISA and the CODE.

                  SECTION 3.20. (a) Except as set forth in Section 3.20 of the DISCLOSURE SCHEDULE, JACKSON is in full compliance with all applicable ENVIRONMENTAL LAWS (hereinafter defined). Except as set forth in Section 3.20 of the DISCLOSURE SCHEDULE, JACKSON has not received any written or oral communication, whether from a governmental authority, person, citizens group, employee, agent, or otherwise, that alleges that JACKSON is not in such full compliance with all applicable ENVIRONMENTAL LAWS or that alleges that any properties or assets of JACKSON may have been affected by any MATERIALS of ENVIRONMENTAL CONCERN (hereinafter defined) and there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held or being applied for by JACKSON pursuant to the ENVIRONMENTAL LAWS are identified in Section 3.20 of the DISCLOSURE SCHEDULE.

                           (b) Except as set forth in Section 3.20 of the
DISCLOSURE SCHEDULE, there is no ENVIRONMENTAL CLAIM (hereinafter defined) pending or, to the knowledge of JACKSON, threatened (i) against JACKSON, (ii) against any person or entity whose liability for any ENVIRONMENTAL CLAIM has or may have been retained or assumed by JACKSON either contractually or by operation of law, or (iii) against any real or personal property which JACKSON owns, leases or manages, or supervises or participates in the management of, or in which JACKSON holds a security interest in connection with a loan or loan participation, other than such as would not, either individually or in the aggregate, have a material adverse effect on JACKSON.

                           (c) Except as set forth in Section 3.20 of the
DISCLOSURE SCHEDULE, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any MATERIAL of ENVIRONMENTAL CONCERN that could reasonably form the basis of any ENVIRONMENTAL CLAIM against JACKSON or against any person or entity whose liability for any ENVIRONMENTAL CLAIM JACKSON has or may have retained or assumed either contractually or by operation of law, other than such as would not, either individually or in the aggregate, have a material adverse effect on JACKSON.

                           (d) Section 3.20 of the DISCLOSURE SCHEDULE sets
forth an accurate and complete list of outstanding loans of JACKSON as to which the borrower has submitted (or is required to submit) to JACKSON any environmental audits, analysis or surveys of any real property securing such loan, and a brief description of the environmental audit, analysis or survey, to the extent applicable. JACKSON will make available to OVB all reports of environmental audits, analyses and surveys referred to in this Section 3.20.

                           (e) As used in this Section 3.20:

                                     (i) "ENVIRONMENTAL CLAIM" means any claim,
cause of action or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (I) the presence, or release into the environment, of any MATERIAL of ENVIRONMENTAL CONCERN at any location, whether or not owned by JACKSON or (II) circumstances forming the basis of any violation, or alleged violation, of any ENVIRONMENTAL LAW;

                                     (ii) "ENVIRONMENTAL LAWS" means all
federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of MATERIALS of ENVIRONMENTAL CONCERN, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of MATERIALS of ENVIRONMENTAL CONCERN; and

                                     (iii) "MATERIALS of ENVIRONMENTAL CONCERN"
shall mean (I) any hazardous waste as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder from time to time; (II) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder from time to time; (III) asbestos; (IV) PCB's; (V) any substance the presence of which on JACKSON's property is prohibited by any applicable law, ordinance, or regulation of any federal, state, or local government or agency thereof; and (VI) any other substance which by any governmental requirement requires special handling in its collection, storage treatment, or disposal.

                  SECTION 3.21. JACKSON is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except where such failure to comply would not have, or such practice would not have, a material adverse effect on the financial condition, results of operations, business or prospects of JACKSON. No unfair labor practice complaint against JACKSON is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving JACKSON. No representation question exists in respect of the employees of JACKSON and no labor grievance which might have a material adverse effect upon JACKSON or the conduct of its businesses is pending or threatened. No arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefore has been asserted against JACKSON. No collective bargaining agreement is currently being negotiated by JACKSON. JACKSON has not experienced any material labor difficulty during the last three years.

                  SECTION 3.22. The certificates, statements and other information furnished to OVB in writing by or on behalf of JACKSON in connection with the transactions contemplated hereby, including, but not limited to, disclosures and information set forth in the DISCLOSURE SCHEDULE, but excluding statements or information pertaining to parties unrelated to JACKSON, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 3.23. None of the information relating to JACKSON included in any proxy statement which is to be mailed to the shareholders of JACKSON in connection with any meeting of shareholders convened in accordance with Section 6.04 of this AGREEMENT (hereinafter referred to as the "JACKSON PROXY STATEMENT") will, at the time the JACKSON PROXY STATEMENT is mailed or at the time of the meeting of shareholders to which the JACKSON PROXY STATEMENT relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading, or at the time of the meeting of shareholders to which the JACKSON PROXY STATEMENT relates, necessary to correct any statement which has become false or misleading. The legal responsibility for the contents of the JACKSON PROXY STATEMENT (other than information supplied by OVB concerning OVB) shall be and remain with JACKSON.

                  SECTION 3.24. Except for amounts payable to Keller and Company as disclosed in Section 3.24 of the DISCLOSURE SCHEDULE, all negotiations relating to this AGREEMENT and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of JACKSON in such manner as to give rise to any valid claim against JACKSON for any broker's or finder's fee or similar compensation.

                  SECTION 3.25. Neither JACKSON nor, to the knowledge of JACKSON, any of its "affiliates" or "associates", as the terms "affiliates" and "associates" are defined in Section 1704.01(C)(1) of the Ohio Revised Code, are "beneficial owners", as the term "beneficial owners" is defined in Section 1704.01(C)(4) of the Ohio Revised Code, of any of the outstanding shares of any class of shares of OVB.

                  SECTION 3.26. JACKSON has adopted a "Year 2000 Compliance Plan" as provided in federal regulations and guidelines and has not received adverse comments from any federal regulator in respect thereof.


                                  ARTICLE FOUR

                      REPRESENTATIONS AND WARRANTIES OF OVB

                  OVB represents and warrants to JACKSON that:

                  SECTION 4.01. OVB is a corporation duly organized, validly existing and in good standing under the laws of Ohio and has the corporate power and authority to conduct its business and operations as presently conducted. OVB is registered as a holding company under the Bank Holding Company Act of 1956. OVB and its subsidiaries are in compliance in all material respects with all local, state and federal laws and regulations, including, without limitation the regulations of the Board of Governors of the Federal Reserve System (hereinafter referred to as the "FRB"), the FDIC and the SUPERINTENDENT.

                  SECTION 4.02. OVB is either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of OVB.

                  SECTION 4.03. Subject to the adoption of this AGREEMENT and to the approval of the MERGER by the Board of Governors of the FRB and the SUPERINTENDENT, (a) OVB has all requisite corporate power and authority to enter into this AGREEMENT and to perform its obligations hereunder and thereunder; (b) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by OVB; and (c) this AGREEMENT is a valid and binding agreement of OVB, enforceable against OVB in accordance with its terms, (i) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (ii) except to the extent such enforceability may be limited Bylaws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C Section 1818(b) or by the appointment of a conservator by the FDIC. This AGREEMENT has been duly executed and delivered by OVB.

                  SECTION 4.04. OVB has made available or will promptly make available to JACKSON true and accurate copies of the Amended Articles of Incorporation and Code of Regulations of OVB and has granted JACKSON access to all records of all meetings and other corporate actions occurring before the EFFECTIVE TIME by the shareholders, Board of Directors and Committees of the Board of Directors of OVB. The minute books of OVB contain, in all material respects, complete and accurate records of all meetings and other corporate actions of OVB's shareholders, Board of Directors and Committees of the Board of Directors.

                  SECTION 4.05. The execution and delivery of this AGREEMENT and, subject to the approval of the MERGER by the FRB and the SUPERINTENDENT, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Amended Articles of Incorporation or Code of Regulations of OVB; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice of lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which OVB is a party or by which OVB or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which OVB is a party or by which OVB or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of OVB; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of OVB or give rise to any meritorious cause of action against OVB; or
(e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of the FRB or the SUPERINTENDENT.

                  SECTION 4.06. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by OVB or the consummation by OVB of the transactions contemplated hereby, except for filings, authorizations, consents or approvals required by the SEC, the FRB, the Ohio Secretary of State and the SUPERINTENDENT.

                  SECTION 4.07. The authorized capital of OVB consists of 5,000,000 common shares, without par value, 1,811,755 of which are issued and outstanding. All of the outstanding common shares of OVB are duly authorized, validly issued, fully paid and nonassessable; were issued in full compliance with all applicable laws; and were not issued in violation of the preemptive right of any shareholder of OVB. OVB has no outstanding class of capital stock other than such common shares. There are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating OVB to issue, deliver or sell, cause to be issued, delivered or sold, or restricting OVB from selling any additional OVB shares, or obligating OVB to grant, extend or enter into any such agreement or commitment.

                  SECTION 4.08. OVB has delivered to JACKSON copies of the following documents, each of which has been filed with the SEC (hereinafter referred to as the "SEC FILINGS"):

                           (a) The Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1996 and 1995;

                           (b) The Annual Reports to Shareholders for the fiscal years ended December 31 1997, 1996 and 1995;

                           (c) The Proxy Statements for use in connection with the 1998, 1997 and 1996 Annual Meetings of Shareholders; and

                           (d) The Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998.

The SEC FILINGS did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.09. (a) The consolidated statements of financial condition as of December 31, 1997 and 1996, of OVB and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three (3) years ended December 31, 1997, 1996, and 1995, examined and reported upon by Crowe Chizek & Company, certified public accountants, complete copies of which have previously been delivered to JACKSON (hereinafter referred to as the "OVB AUDITED FINANCIALS"), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of OVB at such dates and the results of its operations and cash flows for such periods.

                  (b) The consolidated statement of financial condition as of March 31, 1998, of OVB and the related consolidated statements of earnings, shareholders' equity and cash flows for the three (3) months then ended, complete copies of which have previously been delivered to JACKSON (hereinafter referred to as the "OVB INTERIM FINANCIALS"), fairly present the financial position of OVB at such date and the results of its operations and cash flows for such period and have been prepared in accordance with generally accepted accounting principles as applicable to condensed consolidated financial statements and as applied on a consistent basis with the OVB AUDITED FINANCIALS. All adjustments which are necessary for a fair statement of the OVB INTERIM FINANCIALS have been made.

                  (c) Except as disclosed in the OVB INTERIM FINANCIALS, as of March 31, 1998, OVB had no liabilities or obligations material to the business condition (financial or otherwise) of OVB taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                  (d) The OVB AUDITED FINANCIALS and the OVB INTERIM FINANCIALS did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.10. Except as disclosed to JACKSON in writing on the date of this AGREEMENT, since December 31, 1997, OVB has conducted its business only in the ordinary and usual course and there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of OVB.

                  SECTION 4.11. OVB has filed all reports and maintained all records required to be filed or maintained by it under various rules and regulations of the SEC, FRB and the SUPERINTENDENT. All such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of the filing of such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.12. Except as set forth in the SEC FILINGS, there are no material actions, suits or proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of OVB in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality and management of OVB has no knowledge of any basis for any such action, suit, proceeding or investigation. Except as set forth in the SEC FILINGS, OVB is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                  SECTION 4.13. OVB has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for OVB to conduct its business as presently conducted and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

                  SECTION 4.14. The certificates, statements and other information furnished to JACKSON in writing by or on behalf of OVB in connection with the transactions contemplated hereby, excluding statements or information pertaining to parties unrelated to OVB, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.15. All negotiations relating to this AGREEMENT and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of OVB in such manner as to give rise to any valid claim against OVB for any broker's or finder's fee or similar compensation.

                  SECTION 4.16. OVB and its banking subsidiaries have adopted a "Year 2000 Compliance Plan" as provided in federal regulations and guidelines and have not received adverse comments from any regulator in respect thereof.

                                  ARTICLE FIVE

                                    COVENANTS

                  SECTION 5.01. From the date of this AGREEMENT until the EFFECTIVE TIME, JACKSON:

                  (a) Except with the prior written consent of OVB, will conduct its business only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations;

                  (b) Without the prior written consent of OVB, which shall not be unreasonably withheld, will not:

                           (i) Authorize the creation or issuance of or issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities of which JACKSON is the issuer, or any obligations convertible into or exchangeable for, any shares of its capital stock, other than common shares issued in connection with the exercise of JACKSON OPTIONS;

                           (ii) Declare, set aside, pay or make any dividend or other distribution on capital stock, or, directly or indirectly, redeem, purchase or otherwise acquire any shares thereof or enter into any agreement in respect to the foregoing; provided, however, that JACKSON may pay a dividend between the date of this AGREEMENT and the EFFECTIVE TIME up to a maximum of $35,000;

                           (iii) Effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                           (iv)        Amend its Amended Articles of
                                       Incorporation or Constitution;

                           (v) Purchase, sell, assign or transfer any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property;

                           (vi) Mortgage, pledge or grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent, assets pledged as collateral to secure borrowings from the FHLB of Cincinnati and such other liens, encumbrances or charges which do not materially or adversely affect its financial position;

                           (vii) Waive any rights of material value or cancel any material debts or claims;

                           (viii)      Incur any material obligation or
                                       liability (absolute or contingent),
                                       including, without limitation, any tax
                                       liability , or pay any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business and borrowings from the FHLB of Cincinnati;

                           (ix) Cause any material adverse change in the amount or general composition of deposit liabilities;

                           (x) Enter into or amend any employment contract with any of its officers, increase the compensation payable to any officer or director or any relative of any such officer or director, or be obligated to increase any such compensation, adopt or amend in any material respect any employee benefit plans, severance plan or collective bargaining agreement or make awards or distributions under any employee benefit plans not consistent with past practice or custom;

                           (xi) Acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                           (xii) Make any (I) material investment (except in the ordinary course of business) or
                                       (II) material capital expenditure or
                                       commitment for any material addition to
                                       property, plant, or equipment; or

                           (xiii) Agree, whether in writing or otherwise, to take any action described in this
                                       Section 5.01.

                  SECTION 5.02. JACKSON shall not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, JACKSON (hereinafter collectively referred to as "ACQUISITION TRANSACTIONS"); provided, however, that nothing contained in this Section 5.02 shall prohibit JACKSON from furnishing information to, or entering into discussions or negotiations with, any person or entity which makes an unsolicited inquiry or proposal of an ACQUISITION TRANSACTION if and to the extent that (a) the Board of Directors of JACKSON, after consultation with Keller and Company and counsel, reasonably determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of JACKSON under Ohio law and (b) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, JACKSON provides immediate written notice to OVB of such action.

                  SECTION 5.03. Before the EFFECTIVE TIME and at the request of OVB, JACKSON shall promptly establish and take such reserves and accruals to conform JACKSON's loan, accrual and reserve policies to OVB's policies; shall promptly establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and shall promptly recognize for financial accounting purposes such expenses of the MERGER and restructuring charges related to or to be incurred in connection with the MERGER, to the extent permitted by law and consistent with generally accepted accounting principles and with the fiduciary duties of the officers and directors of JACKSON; provided, however, that JACKSON shall not be obligated to make any such changes or adjustments until the following conditions have been satisfied: (i) each of the conditions precedent to closing specified in Section 7.01 of this AGREEMENT and (ii) OVB shall certify to JACKSON in writing that, as of the date as of which such request is being made, OVB is aware of no facts or circumstances which would permit OVB to terminate this AGREEMENT pursuant to Article Eight of this Agreement.

                  SECTION 5.04. JACKSON shall cause the holders of the JACKSON OPTIONS to exercise such options before the EFFECTIVE TIME in accordance with the terms thereof.


                                   ARTICLE SIX

                               FURTHER AGREEMENTS

                  SECTION 6.01. As soon as practicable after the date of this AGREEMENT, OVB and JACKSON shall submit to the FRB and the SUPERINTENDENT such applications and documents as are required by the FRB and the SUPERINTENDENT to be filed in connection with or related to the MERGER, including such documents as are required to incorporate INTERIM. OVB and JACKSON shall use reasonable efforts to obtain approval of such applications and documents.

                  SECTION 6.02. (a) OVB shall, as soon as reasonably practicable, take one of the following actions:

                  (i) Prepare in accordance with the Securities Act of 1933, as amended (hereinafter referred to as the "ACT"), and file with the SEC, a Registration Statement in respect of the OVB common shares to be issued to the holders of JACKSON common shares in accordance with ARTICLE TWO of this AGREEMENT (hereinafter referred to as the "REGISTRATION STATEMENT"), and use all reasonable efforts to have the REGISTRATION STATEMENT, as amended, declared effective by the SEC as promptly as practicable;

                  (ii) Prepare in accordance with Section 3(a)(10) of the ACT and Section 1707.04 of the Ohio Revised Code, and file with the Ohio Division of Securities (hereinafter referred to as the "DIVISION"), the requisite application and other documents in respect of the MERGER (hereinafter referred to as the "APPLICATION") and use all reasonable efforts to have the DIVISION approve the terms and fairness of the issuance of the OVB common shares in the MERGER.

                  (b) The information included in the REGISTRATION STATEMENT or the APPLICATION in respect of OVB will not, at the time the REGISTRATION STATEMENT or APPLICATION becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (c) Within five days before the effective date of the REGISTRATION STATEMENT or before the hearing on the APPLICATION and within five days before the CLOSING, JACKSON shall cause its certified independent accountants to issue to OVB, a letter in form and substance satisfactory to OVB and in relation to the audited and unaudited financial and statistical information set forth in the REGISTRATION STATEMENT or the APPLICATION.

                  (d) The actions contemplated by Section 6.02(a)(ii) shall only be undertaken if, after the EFFECTIVE TIME, the OVB shares to be issued to former JACKSON shareholders pursuant to this AGREEMENT are listed on the Nasdaq National Market and are freely tradable, subject only to the rules of the SEC on the transfer of shares by affiliates.

                  (e) OVB shall list the OVB shares issued in accordance with this AGREEMENT on the Nasdaq National Market.

                  SECTION 6.03. (a) Within 30 days after the date of this AGREEMENT, JACKSON shall identify to OVB all persons whom JACKSON reasonably believes to be "affiliates," as defined in paragraphs (c) and (d) of Rule 145 under the ACT (hereinafter referred to as the "AFFILIATES"). Thereafter and until the EFFECTIVE TIME, JACKSON shall identify to OVB each additional person whom it reasonably believes to have thereafter become its AFFILIATE.

                  (b) JACKSON shall cause each person who is identified as an AFFILIATE to deliver to OVB before the EFFECTIVE DATE a written agreement in which such AFFILIATE confirms that the OVB common shares received by such AFFILIATE in the MERGER shall not be transferable until the expiration of the time period specified in Section 201.01 of the Codification of Financial Reporting Policies of the SEC.

                  SECTION 6.04. JACKSON shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for purpose of voting upon the MERGER.

JACKSON shall use its reasonable efforts to hold such meeting as soon as practicable following the date of this AGREEMENT. The Board of Directors of JACKSON shall (i) to the extent consistent with its fiduciary duties, recommend to the shareholders the adoption and approval of this AGREEMENT and the transactions contemplated hereby and the other matters to be submitted to the shareholders in connection therewith and (ii) use its reasonable efforts to obtain the necessary approvals by the shareholders of this AGREEMENT, any amendments hereto, and the transactions contemplated hereby.

                  SECTION 6.05. Until the EFFECTIVE TIME, JACKSON shall afford to OVB, and OVB shall afford to JACKSON and to its respective officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access to their properties, personnel, books, records and affairs. Each party shall furnish the other party with such additional financial and operating data and other information as to its businesses and properties as may be reasonably requested. Such access shall include, but shall not be limited to, (i) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (ii) authorizing release of any information (including the work papers of such independent auditors) and financial consultants; (iii) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this AGREEMENT to the EFFECTIVE TIME; and (iv) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this AGREEMENT until the EFFECTIVE TIME.

                  SECTION 6.06. In the event of the termination of this AGREEMENT, JACKSON and OVB shall hold confidential any information obtained hereunder which is not otherwise public knowledge or ascertainable from public information and all non-public documents (including copies thereof) obtained hereunder by either party from the other party shall be returned to such party.

                  SECTION 6.07. OVB and JACKSON shall consult with each other before issuing any press release or otherwise making any public statements with respect to the MERGER and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

                  SECTION 6.08. Whether or not the MERGER is consummated, all costs and expenses incurred in connection with this AGREEMENT, the JACKSON PROXY STATEMENT, the REGISTRATION STATEMENT and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that in the event the Board of Directors of JACKSON accepts in any manner an ACQUISITION TRANSACTION on or before December 31, 1998, JACKSON shall pay to OVB $90,000 in immediately available federal funds upon the execution of any agreement in respect of an ACQUISITION TRANSACTION.

                  SECTION 6.09. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this AGREEMENT.

                  SECTION 6.10. At all times from the date of this AGREEMENT until the EFFECTIVE TIME, each party shall promptly notify the other in writing of any adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this AGREEMENT or of the commencement of any action, suit, proceeding, or investigation against it.

                  SECTION 6.11. (a) For a period of three years after the EFFECTIVE TIME, OVB shall indemnify persons who served as directors and officers of JACKSON on or before the EFFECTIVE TIME to the fullest extent permitted under the Amended Articles of Incorporation and Code of Regulations of OVB and applicable provisions of Ohio law. Any such indemnification shall be made by OVB only as authorized in a specific case upon a determination by OVB's Board of Directors that the applicable standard of conduct under the Amended Articles of Incorporation and Code of Regulations of OVB and applicable provisions of Ohio law has been met and that such indemnification is permissible under applicable law. As a condition to receiving such indemnification, the party claiming indemnification shall assign to OVB, by separate writing, all right, title and interest in and to the proceeds of the claiming party's applicable insurance coverage, if any, including insurance maintained or provided by JACKSON or OVB, to the extent of such indemnity. No person shall be entitled to such indemnification who shall (i) fail to cooperate in the defense and investigation of any claims as to which indemnification may be made, (ii) make, or who shall be a general partner, executive officer, director, trustee, beneficiary or person in control of any partnership, corporation, trust or other enterprise that shall make, any claim against JACKSON, OVB or any stockholder, director, officer, employee, or agent of any thereof, in any action, suit or proceeding arising out of or in connection with this AGREEMENT, the transactions contemplated hereby or the conduct of the business of JACKSON or OVB or (iii) fail to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware.

                  (b) OVB shall pay up to a maximum of $5,000 to obtain directors' and officers' liability insurance for the officers and directors of JACKSON to take effect at the EFFECTIVE TIME and for a period of three years thereafter. Such insurance shall be subject to such terms and conditions as are similar to the terms and conditions of the current directors' and officers' liability insurance of OVB.

                  (c) Nothing in this AGREEMENT is intended to affect any rights to indemnification to which any officer or director of JACKSON may be entitled pursuant to law or the Amended Articles, Constitution or Bylaws of JACKSON.

                  SECTION 6.12. Until the earlier of January 1, 2000, or the effective date of any law or regulations which prohibits OVB from owning the outstanding shares of any state savings bank, OVB shall not merge JACKSON with or into any OVB subsidiary.

                  SECTION 6.13. (a) After the EFFECTIVE TIME, the employees of JACKSON at the EFFECTIVE TIME shall be eligible to participate in the employee benefit plans of OVB and its subsidiaries to the extent such plans are available to all employees of OVB and its subsidiaries. Each such JACKSON employee shall receive prior service credit for eligibility and vesting purposes under such plans.

                  (b) As soon after the EFFECTIVE TIME as permitted under
Section 204(h) of ERISA, all future benefit accruals under the PENSION PLAN (as defined in Section 3.19) shall cease; and, as of the EFFECTIVE TIME, no additional employer contributions shall be made to the ESOP (as defined in Section 3.19). To the extent required, JACKSON shall cooperate in making any amendments to the PENSION PLAN and/or the ESOP and with providing any notices to the employees of JACKSON in order to carry out the actions described in the preceding sentence. After the EFFECTIVE TIME, OVB may, in its sole discretion, elect to either (i) terminate the PENSION PLAN and/or ESOP; (ii) continue to maintain the PENSION PLAN and/or ESOP as a "frozen" plan(s); or (iii) merge the PENSION PLAN and/or ESOP into one or more employee pension benefit plans maintained by OVB.

                  SECTION 6.14. From the date of this AGREEMENT until the EFFECTIVE DATE, OVB will conduct its business in the ordinary course, in accordance with past policies and practices and in compliance with all applicable statutes, rules and regulations.


                                  ARTICLE SEVEN

                                 CLOSING MATTERS

                  SECTION 7.01. Notwithstanding any other provision of this AGREEMENT, the obligations of each OVB and JACKSON to effect the MERGER shall be subject to the fulfillment of each of the following conditions:

                  (a) This AGREEMENT shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding JACKSON shares required under Ohio law and the JACKSON Amended Articles of Incorporation and Constitution to adopt such agreements;

                  (b) All permits, approvals, consents, authorizations, exemptions or waivers of any federal or state governmental body or agency necessary or appropriate for consummation of the MERGER shall have been obtained;

                  (c) All waivers, consents and approval of every person, in addition to those required under subsections (a) and (b) of this Section 7.01, necessary or appropriate for the consummation of the MERGER shall have been obtained;

                  (d) JACKSON shall have received a written opinion of Keller and Company dated the date of this AGREEMENT and reasonably proximate to the date of the JACKSON PROXY STATEMENT, to the effect that the AVERAGE is fair to the holders of the JACKSON common shares from a financial point of view;

                  (e) There shall not be in effect an order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the MERGER;

                  (f) There shall not be in effect any federal or state law, rule or regulation which prevents or materially delays consummation of the MERGER;

                  (g) OVB and JACKSON shall have received an opinion of counsel to the effect that the MERGER, when consummated in accordance with the terms hereof, will constitute a reorganization within the meaning of
                           Section 368(a) of the CODE; and

                  (h) Either (i) the REGISTRATION STATEMENT (including any post-effective amendment thereto) shall be effective under the ACT and no proceeding shall be pending or, to the knowledge of OVB, threatened by the SEC to suspend the effectiveness of the REGISTRATION STATEMENT or (ii) the DIVISION shall have issued an order in which the fairness of the terms of the issuance of the OVB common shares in the MERGER is approved.

                  SECTION 7.02. In addition to the conditions contained in
Section 7.01 of this AGREEMENT, the obligations of OVB to effect the MERGER shall also be subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of JACKSON contained in Article Three of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the EFFECTIVE TIME as if made at and as of such time;

                  (b) JACKSON shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by JACKSON before or at the EFFECTIVE TIME;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of JACKSON after the date of this AGREEMENT, except changes resulting from action taken by JACKSON pursuant to Section 5.03 of this AGREEMENT and changes resulting from or attributable to up to $75,000 in expenses incurred in connection with the transactions contemplated by this AGREEMENT;

                  (d) JACKSON shall have delivered to OVB a certificate dated the EFFECTIVE TIME and signed by the President and Treasurer of JACKSON to the effect set forth in subsections (a), (b) and (c) of this Section 7.02;

                  (e) JACKSON shall have obtained all consents, authorizations or approvals of, or exemptions or waivers by, any federal or state governmental body or agency required to be obtained by it in connection with the MERGER or the taking of any action contemplated hereby;

                  (f) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the MERGER or seeks to impose material limitations on the ability of OVB to exercise full rights of ownership of the assets or business of JACKSON;

                  (g) There shall not have been proposed, nor shall there be in effect, any federal or state law, rule, regulation, order or statement of policy that, in the reasonable judgment of OVB, would: (i) prevent or delay the consummation of the MERGER or interfere with the reasonable operation of the business of JACKSON, (ii) materially adversely affect the ability of OVB to enjoy the economic or other benefits of the MERGER or (iii) impose any material adverse condition, limitation or requirement on OVB in connection with the MERGER;

                  (h) JACKSON shall not have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

                  (i) The holders of not more than 7.5% of the JACKSON common shares shall have delivered a written demand for appraisal of such shares in the manner provided in Section 2.06 of the AGREEMENT;

                  (j) The shareholders' equity of JACKSON on the day of the CLOSING and as calculated in accordance with generally accepted accounting principles shall not be less than $2,751,288, exclusive of (i) up to $75,000 in expenses incurred by JACKSON in connection with the MERGER; (ii) reserves, accruals and charges taken or established by JACKSON at the request of OVB in accordance with Section 5.03 of this AGREEMENT; and
                           (iii) realized or unrealized losses on securities classified as available for sale in the AUDITED FINANCIALS; and

                  (k) All of the holders of JACKSON OPTIONS shall have exercised such options before the EFFECTIVE TIME in accordance with the terms thereof.

                  SECTION 7.03. In addition to the conditions contained in
Section 7.01 of this AGREEMENT, the obligations of JACKSON to effect the MERGER shall also be subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of OVB contained in Article Four of this AGREEMENT shall be true in all material respects at and as of the date hereof and as of the EFFECTIVE TIME as if made at and as of such time;

                  (b) OVB shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by OVB before or at the EFFECTIVE TIME;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of OVB after the date of this AGREEMENT; and

                  (d) OVB shall have delivered to JACKSON a certificate dated the EFFECTIVE TIME and signed by the Chairman and the President of OVB to the effect set forth in subsections (a), (b) and (c) of this Section 7.03.


                                  ARTICLE EIGHT

                                   TERMINATION

                  SECTION 8.01. This AGREEMENT may be terminated at any time prior to the EFFECTIVE TIME, whether before or after approval by the shareholders of OVB and JACKSON:

                  (a) By mutual consent of the Boards of Directors of JACKSON and OVB; or

                  (b)      By the Board of Directors of JACKSON or OVB if:

                           (i)         The MERGER shall not have been
                                       consummated on or before
                                       December 31, 1998; or

                           (ii) Any event occurs which, in the reasonable opinion of either Board, would preclude satisfaction of any of the conditions set forth in Section 7.01 of this AGREEMENT; or

                  (c) By the Board of Directors of OVB if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.02 of this AGREEMENT; or

                  (d) By the Board of Directors of JACKSON if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.03 of this AGREEMENT.

                  SECTION 8.02. In order to terminate this AGREEMENT pursuant to
Section 8.01, the party so acting shall give written notice of such termination to the other party. This AGREEMENT shall terminate on the date such notice is given.

                  SECTION 8.03. In the event of the termination of this AGREEMENT, the provisions of this AGREEMENT shall become void and have no effect; provided, however, that (a) the provisions set forth in Sections 6.06 and 6.08 of this AGREEMENT shall survive such termination and shall remain in full force and effect and (b) a termination of this AGREEMENT shall not affect the liability of any party for an uncured, material breach of any term or condition of this AGREEMENT.

                  SECTION 8.04. This AGREEMENT may be amended by any party hereto by action taken by its Board of Directors, at any time before or after approval of this AGREEMENT by the shareholders of OVB and JACKSON, but after such approval no amendment shall be made which materially and adversely affects the rights of such shareholders without the further approval of such shareholders. This AGREEMENT may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 8.05. Any term or provision of this AGREEMENT (other than the requirement for shareholder approval) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.


                                  ARTICLE NINE

                                  MISCELLANEOUS

                  SECTION 9.01. All representations, warranties and covenants in this AGREEMENT shall expire on, and be terminated and extinguished at, the EFFECTIVE TIME, other than covenants which by their terms are to survive or be performed after the EFFECTIVE TIME; provided, however, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive OVB (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either OVB.

                  SECTION 9.03. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If addressed to OVB:

                  Jeffery E. Smith
                  President
                  Ohio Valley Banc Corp.
                  420 Third Avenue
                  Gallipolis, OH  45631

If addressed to JACKSON:

                  Harold A. Howe
                  221 Main Street
                  Jackson, Ohio  45640



                  SECTION 9.04. This AGREEMENT (including the exhibits, documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than OVB and JACKSON; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio.

                  SECTION 9.05. This AGREEMENT may be executed in two or more counterparts which together shall constitute a single AGREEMENT.

                  SECTION 9.06. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this AGREEMENT and shall not be deemed to limit or affect any of the provisions hereof.

                  SECTION 9.07. In the event that (a) JACKSON accepts an ACQUISITION TRANSACTION and (b) JACKSON is not in breach of any term or condition of this AGREEMENT, the amount paid to OVB in accordance with Section
6.08 of this AGREEMENT shall be the sole and exclusive remedy for the acceptance by JACKSON of the ACQUISITION TRANSACTION.

                  IN WITNESS WHEREOF, OVB and JACKSON have caused this AGREEMENT to be signed by their respective duly authorized officers on the date first above written.

                                           Ohio Valley Banc Corp.
Attest:
                                           /s/ James L. Dailey
                                           ---------------------------------
/s/ Wendel B. Thomas                       James L. Dailey, Chairman and CEO
----------------------------
Wendel B. Thomas
                                           Jackson Savings Bank
Attest:
                                           /s/ Harold A. Howe
                                           ---------------------------------
/s/ John E. Roderick Jr.                   Harold A. Howe, President
----------------------------
John E. Roderick, Jr.

STATE OF OHIO                     )
                                  ) SS:
COUNTY OF GALLIA                  )

                  BE IT REMEMBERED that on this 8th day of April, 1998, personally came before me, a Notary Public in and for the State and County aforesaid, James L. Dailey, Chairman and CEO of Ohio Valley Banc Corp., a bank holding company incorporated under Ohio law, and duly executed the Agreement and Plan of Reorgani-zation before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 8th day of April, 1998.


                                           /s/ Paula W. Salisbury
                                           ----------------------------
                                           Notary Public

STATE OF OHIO                     )
                                  ) SS:
COUNTY OF GALLIA                  )

                  BE IT REMEMBERED that on this 8th day of April, 1998, personally came before me, a Notary Public in and for the State and County aforesaid, Harold A. Howe, President of The Jackson Savings Bank, a savings bank incorporated under Ohio law, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 8th day of April, 1998.


                                                  /s/ Paula W. Salisbury
                                                  ----------------------------
                                                  Notary Public

                                     ANNEX B

                   FAIRNESS OPINION OF KELLER & COMPANY, INC.

                          [KELLER & COMPANY LETTERHEAD]


               , 1998
--------------

Board of Directors
Jackson Savings Bank
221 Main Street
Jackson, Ohio 45640

Gentlemen:

You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, par value $10 per share, ("Jackson Savings Common"), of Jackson Savings Bank, Jackson, Ohio, an Ohio-chartered savings bank ("Jackson Savings"), of the purchase price set forth in Article III of the Agreement and Plan of Reorganization ("the Agreement") between Jackson Savings and Ohio Valley Bancorp ("Ohio Valley") dated as of April 8, 1998, whereby all the issued and outstanding shares of Jackson Common would be exchanged for shares in Ohio Valley equal to 115.0 percent of Jackson Savings' adjusted book value as of March 31, 1998, defined as the tangible book value plus the bad debt reserve, the after tax value of unrealized gains based on a tax rate of 28.0 percent and the additional paid-in-capital, estimated to total $23,125, resulting from stock options exercised after March 31, 1998.

Pursuant to the Agreement between Jackson Savings and Ohio Valley, at the effective time of the merger, Ohio Valley will acquire all of Jackson Savings' outstanding shares (19,400 shares as of the date of the Agreement), and Jackson Savings will be merged into Jackson Interim, a wholly owned subsidiary of Ohio Valley. The total purchase price of $3,163,981.90 is based on Jackson Savings' adjusted book value of $2,751,288.61 multiplied by 115.0 percent. Each shareholder of record shall receive shares of Ohio Valley stock based on a price per share equivalent to the average of the bid and asked prices of Ohio Valley stock, as reported on NASDAQ during the twenty trading days ending five trading days prior to the closing.

Keller & Company, Inc., as part of its financial institution consulting business, is customarily engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, conversions, secondary distributions of listed and unlisted securities, private placement and valuations for estate, corporate, tax and other purposes.

We have not acted as Jackson Savings' financial advisor in connection with, nor have we participated in any of the negotiations leading to, the preparation of the Agreement.

Board of Directors
               , 1998
--------------
Page 2


In connection with rendering our opinion set forth herein, we have, among other things:

         (i) Reviewed Jackson Savings' audited Consolidated Financial Statements for the three years ended September 30, 1997, 1996 and 1995, as well as Jackson Savings' unaudited quarterly Call Reports filed with the Federal Deposit Insurance Corporation for the three months ended September 30, 1997, and December 31, 1997, and Jackson Savings' unaudited monthly financial statements, including statements of operations, for the months of January, February and March, 1998.

         (ii) Reviewed the Annual Reports of Ohio Valley for each of the three years in the three year period ended December 31, 1997;

         (iii) Reviewed certain other non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Jackson Savings furnished to us and prepared by Jackson Savings;

         (iv) Participated in meetings and telephone conferences with members of senior management of Jackson Savings;

         (v) Reviewed certain stock purchase and sale information for Jackson Savings Common and compared it with similar information for certain companies, the securities of which are publicly traded;

         (vi) Reviewed certain stock purchase and sale information for Ohio Valley Common and compared it with similar information for certain companies, the securities of which are publicly traded;

         (vii) Compared the results of operations and financial condition of Jackson Savings with those of certain companies which we deemed to be relevant for purposes of this opinion;

         (viii) Compared the results of operations and financial condition of Ohio Valley with those of certain companies which we deemed to be relevant for purposes of this opinion;

         (ix) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

Board of Directors
               , 1998
--------------
Page 3


         (x)     Reviewed the Agreement; and

         (xi)    Performed such other analyses as we have deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied, without independent investigation or verification, upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations and warranties of Jackson Savings and Ohio Valley contained in the Agreement. We have conducted a physical inspection of the properties and facilities of Jackson Savings, but we have not made or obtained or been furnished with any independent evaluation or appraisal of any of such assets, properties or facilities or any of the liabilities of Jackson Savings. With respect to financial forecasts provided to us by management of Jackson Savings, we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Jackson Savings as to the future performance of Jackson Savings. We express no view as to the accuracy of such financial forecasts or the assumptions on which they are based.

We will receive a fee for our services in providing this opinion to Jackson Savings, which is not contingent upon the closing of the transaction. We do not currently own any shares of Jackson Savings, nor will we at any time acquire a position in such securities.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the purchase of substantially all of the shares of Jackson Savings Common for a total price of One Hundred Sixty Three Dollars and Nine Cents ($163.09) per share, pursuant and subject to the terms and conditions contained in the Agreement, and does not address the underlying business decision of any individual owner of Jackson Savings Common to sell those shares or any terms of the sale, including the ability of the transaction to be consummated. Further, we express no opinion on matters of a legal, regulatory, tax or accounting nature.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the financial terms contained in the Agreement are fair to the shareholders of Jackson Savings from a financial point of view.

We hereby consent to the reference to our firm in the Proxy Statement and to the inclusion of our opinion as an Exhibit to the Proxy Statement. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Board of Directors
               , 1998
--------------
Page 4


It is understood that this letter is directed solely to the Board of Directors of Jackson Savings in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the transaction.

Very truly yours,



KELLER & COMPANY, INC.

                                     ANNEX C

                                OHIO REVISED CODE
                      TITLE XVII CORPORATIONS-PARTNERSHIPS
                      CHAPTER 1701: GENERAL CORPORATION LAW

SECTION 1701.85   QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

         (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.
         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment for a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in the case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or appointed as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, a fair cash value as to those shareholders shall be determined as of the date prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

                  (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

                  (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

                  (c) the dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                  (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or jointed in a complaint under division (B) of this section within the period provided in that division.

         (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         See "COMPARISON OF RIGHTS OF HOLDERS OF OVBC COMMON SHARES AND HOLDERS OR JACKSON SHARES - Director and Officer Liability and Indemnification" included in the Prospectus/Proxy Statement portion of this Registration Statement at page
__.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Document                                                                   Exhibit     Document Reference
--------                                                                   -------     ------------------
Agreement and Plan of Reorganization (excluding exhibits) dated
   April 8, 1998, by and between Ohio Valley Banc Corp. and
   The Jackson Savings Bank (set forth as Annex A to the Prospectus/Proxy
   Statement included in this Registration Statement)...................    2.1        Included as Annex A
Amended Articles of Ohio Valley Banc Corp...............................    3.1        Incorporated by Reference (1)
Code of Regulations of Ohio Valley Banc Corp............................    3.2        Incorporated by Reference(2)
Form of opinion of Vorys, Sater, Seymour and Pease LLP as to the
   legality of the securities being issued..............................    5          **
Form of opinion of Vorys, Sater, Seymour and Pease LLP as to
   tax matters..........................................................    8          *
Summary of Deferred Compensation Plan for Directors and Executive           10.1       Incorporated by Reference(2)
   Officers.............................................................
Subsidiaries of Second Bancorp Incorporated.............................    21         Incorporated by Reference(1)
Consent of Crowe Chizek and Company LLP (with respect to Ohio Valley
   Banc Corp.)..........................................................    23.1       *
Consent of B. Lee Hubbard & Company (with respect to The Jackson Savings               *
   Bank)................................................................    23.2
Form of Consent of Keller & Company, Inc................................    23.3       *
Consent of Vorys, Sater, Seymour and Pease LLP (with respect to its
   opinion relating to the legality of the securities being issued).....    23.4       Included in Exhibit 5
Consent of Vorys, Sater, Seymour and Pease LLP (with respect to tax
   Opinion).............................................................    23.5       Included in Exhibit 8
A power of attorney where various individuals authorize the signing of their names to any and all amendments to this registration Statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this
   Registration Statement...............................................    24         *
Form of Fairness Opinion of Keller & Company, Inc. (set forth in Annex B to the Prospectus/Proxy Statement included in this Registration
   Statement)...........................................................    99.1       Included in Annex B
Form of Proxy Card......................................................    99.2       *
Form of Notice of Special Meeting of The Jackson Savings Bank
   Shareholders.........................................................    99.3       *

-------------------

**To be filed by amendment.
*Filed herewith.

(1) Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

(2) Incorporated by reference to the Form 8-K (File # 2-71309) [Exhibit 3b] filed on November 6, 1992.

                                  UNDERTAKINGS

         (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be initial bona fide offering thereof.

         (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (6) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be present by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registrant statement through the date of responding to the request.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gallipolis, State of Ohio, on September 15, 1998.

                                      OHIO VALLEY BANC CORP.

                                           /s/ James L. Dailey
                                           --------------------------------
                                      By:  James L. Dailey, Chairman and
                                           Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Dailey his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:
/s/ James L. Dailey                                           Date:  September 15, 1998
-----------------------------------------------------
James L. Dailey
Chairman and Chief Executive Officer and Director
Principal Financial Officer and
Principal Accounting Officer:

/s/ Jeffrey E. Smith                                          Date:  September 15, 1998
--------------------------------------------
Jeffrey E. Smith, President, Chief Operating
Officer, Treasurer and Director

/s/ Wendell B. Thomas.                                        Date:  September 15, 1998
--------------------------------------------
Wendell B. Thomas, Vice President and
Secretary

/s/ Morris E. Haskins                                         Date:  September 15, 1998
--------------------------------------------
Morris E. Haskins, Director

/s/ Keith R. Brandeberry, M.D.                                Date:  September 15, 1998
--------------------------------------------
Keith R. Brandeberry, M.D., Director

/s/ W. Lowell Call                                            Date:  September 15, 1998
--------------------------------------------
W. Lowell Call, Director

/s/ Robert E. Eastman                                         Date:  September 15, 1998
--------------------------------------------
Robert E. Eastman, Director

/s/ Merrill L. Evans                                          Date:  September 15, 1998
--------------------------------------------
Merril L. Evans, Director

/s/ Warren F. Sheets                                          Date:  September 15, 1998
--------------------------------------------
Warren F. Sheets, Director

/s/ Thomas E. Wiseman                                         Date:  September 15, 1998
--------------------------------------------
Thomas E. Wiseman, Director